     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 12, 1997


                                                      REGISTRATION NO. 333-28325
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                               CIENA CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                               3661                              23-2725311
 (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)              IDENTIFICATION NO.)

                           920 ELKRIDGE LANDING ROAD
                              LINTHICUM, MD 21090
                                 (410) 865-8500
   (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ------------------

                               G. ERIC GEORGATOS
                        VICE PRESIDENT, GENERAL COUNSEL
                                 AND SECRETARY
                               CIENA CORPORATION
                           920 ELKRIDGE LANDING ROAD
                              LINTHICUM, MD 21090
                                 (410) 865-8500
            (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                               ------------------
                                   Copies to:

                                                                       MARK G. BORDEN
                      MICHAEL J. SILVER                               DAVID SYLVESTER
                    HOGAN & HARTSON L.L.P.                           HALE AND DORR LLP
                   111 SOUTH CALVERT STREET                     1455 PENNSYLVANIA AVE., N.W.
                  BALTIMORE, MARYLAND 21202                        WASHINGTON, D.C. 20004
                        (410) 659-2700                                 (202) 942-8400

                               ------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
            AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE HEREOF.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
----------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
----------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                               ------------------

                        CALCULATION OF REGISTRATION FEE


==============================================================================================================================
     TITLE OF EACH CLASS                                                              PROPOSED MAXIMUM
     OF SECURITIES TO BE                 AMOUNT TO               OFFERING PRICE          AGGREGATE               AMOUNT OF
         REGISTERED                    BE REGISTERED               PER UNIT(1)       OFFERING PRICE(1)      REGISTRATION FEE(2)
------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value         11,500,000 shares               $43.25             $497,375,000              $150,720
==============================================================================================================================



(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the high and low sales prices reported on the Nasdaq National Market on May 27, 1997.


(2) Previously paid.

                               ------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                                EXPLANATORY NOTE

     This Registration Statement contains two forms of prospectus: one to be used in connection with a United States offering of shares (the "U.S. Prospectus") and one to be used in connection with a concurrent international offering of shares (the "International Prospectus"). The U.S. Prospectus and the International Prospectus are identical except that they contain different front and back cover pages and different descriptions of the plan of distribution (contained under the caption "Underwriting" in each of the U.S. and International Prospectuses). The form of U.S. Prospectus is included herein and is followed by those pages to be used in the International Prospectus which differ from, or are in addition to, those in the U.S. Prospectus. Each of the pages for the International Prospectus included herein is labeled "Alternate Page for International Prospectus."

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD
     BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED JUNE 12, 1997

                               10,000,000 SHARES
                                 [CIENA LOGO]

                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)
                            ------------------------

     Of the 10,000,000 shares of Common Stock offered, 8,000,000 shares are being offered hereby in the United States and 2,000,000 shares are being offered in a concurrent international offering outside the United States. The initial public offering price and the aggregate underwriting discount per share will be identical for both offerings. See "Underwriting".

     Of the 10,000,000 shares of Common Stock offered, 1,000,000 shares are being sold by the Company and 9,000,000 shares are being sold by the Selling Stockholders. See "Principal and Selling Stockholders". The Company will not receive any proceeds from the sale of the shares being sold by the Selling Stockholders.

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.


     The last reported sale price of the Common Stock, which is quoted on the Nasdaq National Market under the symbol "CIEN", on June 11, 1997 was $47.625 per share. See "Price Range of Common Stock".

                            ------------------------
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                          INITIAL PUBLIC         UNDERWRITING         PROCEEDS TO          PROCEEDS TO SELLING
                          OFFERING PRICE         DISCOUNT(1)           COMPANY(2)            STOCKHOLDERS(2)
                          --------------         ------------         ------------         -------------------
Per Share..............         $                     $                    $                      $
Total (3)..............         $                     $                    $                      $

---------------

(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
(2) Before deducting estimated expenses of $800,000 payable by the Company and $50,000 payable by the Selling Stockholders.
(3) The Company and the Selling Stockholders have granted the U.S. Underwriters an option for 30 days to purchase up to an additional 1,200,000 shares at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. Additionally, the Company and the Selling Stockholders have granted the International Underwriters a similar option with respect to an additional 300,000 shares as part of the concurrent international offering. If such options are exercised in full, the total initial public offering price, underwriting discount, proceeds to the
    Company and proceeds to Selling Stockholders will be $       , $       ,
    $       and $     , respectively. See "Underwriting".
                            ------------------------

     The shares offered hereby are offered severally by the U.S. Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares will be ready for delivery in New York, New York,
on or about        , 1997, against payment therefor in immediately available
funds.

GOLDMAN, SACHS & CO.
                      ALEX. BROWN & SONS
                           INCORPORATED

                                         WESSELS, ARNOLD & HENDERSON

                            ------------------------

               The date of this Prospectus is             , 1997.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES
     IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]


                   SUBJECT TO COMPLETION, DATED JUNE 12, 1997

                               10,000,000 SHARES
                                      LOGO

                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)
                            ------------------------

     Of the 10,000,000 shares of Common Stock offered, 2,000,000 shares are being offered hereby in an international offering outside the United States and 8,000,000 shares are being offered in a concurrent United States offering. The initial public offering price and the aggregate underwriting discount per share will be identical for both offerings. See "Underwriting".

     Of the 10,000,000 shares of Common Stock offered, 1,000,000 shares are being sold by the Company and 9,000,000 shares are being sold by the Selling Stockholders. See "Principal and Selling Stockholders". The Company will not receive any proceeds from the sale of the shares being sold by the Selling Stockholders.

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.


     The last reported sale price of the Common Stock, which is quoted on the Nasdaq National Market under the symbol "CIEN", on June 2, 1997 was $47.625 per share. See "Price Range of Common Stock".

                            ------------------------
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                          INITIAL PUBLIC         UNDERWRITING         PROCEEDS TO          PROCEEDS TO SELLING
                          OFFERING PRICE         DISCOUNT(1)           COMPANY(2)            STOCKHOLDERS(2)
                          --------------         ------------         ------------         -------------------
Per Share..............         $                     $                    $                      $
Total (3)..............         $                     $                    $                      $

---------------

(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
(2) Before deducting estimated expenses of $800,000 payable by the Company and $50,000 payable by the Selling Stockholders.
(3) The Company and the Selling Stockholders have granted the International Underwriters an option for 30 days to purchase up to an additional 300,000 shares at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. Additionally, the Company and the Selling Stockholders have granted the U.S. Underwriters a similar option with respect to an additional 1,200,000 shares as part of the concurrent U.S. offering. If such options are exercised in full, the total initial public offering price, underwriting discount, proceeds to the Company and
    proceeds to Selling Stockholders will be $     , $     , $     and $     ,
    respectively. See "Underwriting".
                            ------------------------

     The shares offered hereby are offered severally by the International Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares will be ready for delivery in New York, New
York, on or about        , 1997, against payment therefor in immediately
available funds.

GOLDMAN SACHS INTERNATIONAL
                      ALEX. BROWN & SONS
                           INTERNATIONAL

                                         WESSELS, ARNOLD & HENDERSON

                            ------------------------

               The date of this Prospectus is             , 1997.

                             AVAILABLE INFORMATION

     CIENA Corporation (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 7th Floor, New York, New York 10048. Copies of such materials may be obtained from the Web site that the Commission maintains at http://www.sec.gov.

     The Company has filed with the Commission a registration statement on Form S-1 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.
                            ------------------------

     CIENA(TM), the CIENA logo(TM), MultiWave(TM) and MultiWave Sentry(TM) are trademarks, and WaveWatcher(R) is a registered trademark, of the Company. All other brand names or trademarks appearing in this Prospectus are the property of their respective owners.
                            ------------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. IN ADDITION, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS, IF ANY) ALSO MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET, IN ACCORDANCE WITH RULE 103 UNDER THE SECURITIES EXCHANGE ACT OF 1934. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]


                             AVAILABLE INFORMATION

     CIENA Corporation (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 7th Floor, New York, New York 10048. Copies of such materials may be obtained from the Web site that the Commission maintains at http://www.sec.gov.

     The Company has filed with the Commission a registration statement on Form S-1 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.
                            ------------------------

     This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy the shares of Common Stock in any jurisdiction in which such offer or solicitation is unlawful. There are restrictions on the offer and sale of the shares of Common Stock in the United Kingdom. All applicable provisions of the Financial Services Act 1986 and the Public Offers of Securities Regulations 1995 with respect to anything done by any person in relation to the shares of Common Stock, in, from or otherwise involving the United Kingdom must be complied with. See "Underwriting".

     In this Prospectus, references to "dollars", "U.S.$" and "$" are to United States dollars.
                            ------------------------

     CIENA(TM), the CIENA logo(TM), MultiWave(TM) and MultiWave Sentry(TM) are trademarks, and WaveWatcher(R) is a registered trademark, of the Company. All other brand names or trademarks appearing in this Prospectus are the property of their respective owners.
                            ------------------------

     IN CONNECTION WITH THE OFFERINGS, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus assumes no exercise of the over-allotment options granted to the Underwriters.

                                  THE COMPANY

     CIENA Corporation ("CIENA" or the "Company") designs, manufactures and sells dense wavelength division multiplexing ("DWDM") systems for fiberoptic communications networks. CIENA's first DWDM solution, the MultiWave 1600 system, alleviates capacity, or bandwidth, constraints in high traffic long distance fiberoptic routes without requiring the installation of new fiber. In addition, the MultiWave 1600 system enables flexible provisioning of additional bandwidth without requiring an upgrade of existing network transmission equipment. The MultiWave 1600 system can increase the carrying capacity of a single optical fiber 16 fold by allowing simultaneous transmission of up to 16 optical channels per fiber. This permits fiber currently carrying signals at transmission speeds of up to 2.5 gigabits per second ("Gb/s") to carry up to 40 Gb/s. CIENA's MultiWave 1600 system includes optical transmission terminals, optical amplifiers, optical add/drop multiplexers and network management software. CIENA's MultiWave 1600 system is designed with an open architecture that allows the MultiWave 1600 system to interoperate with carriers' existing fiberoptic transmission systems having a broad range of transmission speeds and signal formats. CIENA recently announced a next generation version of the MultiWave 1600 system, the MultiWave Sentry, which includes enhancements that significantly expand the ability of the MultiWave system to interface with data communications equipment in addition to other types of transmission equipment and increase the distance which can be spanned between transmission terminals.


     The Company believes it is a worldwide market leader in field deployment of open architecture DWDM systems. For the six months ended April 30, 1997, the Company recorded $140.6 million in revenue, of which $86.6 million was from sales to Sprint Corporation ("Sprint") under a three-year non-exclusive supply agreement which expires in December 1998, and approximately $49.0 million was from sales to LDDS WorldCom ("WorldCom") under a five-year supply agreement which, subject to certain conditions, is exclusive through December 1997. The Company also recently announced a contract to supply MultiWave 1600 systems to Mercury Communications Group ("Mercury"). The Company is actively seeking additional customers among long distance, local and interoffice fiberoptic network operators in the worldwide telecommunications market and has entered into a test agreement with AT&T Corporation ("AT&T").


     The Company was incorporated in Delaware in November 1992. The Company's principal executive offices are located at 920 Elkridge Landing Road, Linthicum, Maryland 21090, and its telephone number is (410) 865-8500. All references in this Prospectus to "CIENA" or the "Company" also include its wholly-owned subsidiaries.

                                 THE OFFERINGS

     The offering of 8,000,000 shares of Common Stock initially being offered in the United States (the "U.S. Offering") and the concurrent offering of 2,000,000 shares of Common Stock initially being offered outside the United States (the "International Offering") are collectively referred to herein as the "Offerings". The closing of the International Offering is conditioned upon the closing of the U.S. Offering and vice versa. See "Underwriting".

Common Stock offered by the Company...............................   1,000,000 shares
Common Stock offered by the Selling Stockholders(1)...............   9,000,000 shares
Common Stock to be outstanding after the Offerings(2).............   97,535,633 shares
Nasdaq National Market Symbol.....................................   "CIEN"
Use of Proceeds...................................................   General corporate
                                                                     purposes. See "Use of
                                                                     Proceeds".

---------------
(1) Includes 269,150 shares issuable upon exercise of outstanding options issued under the Company's Amended and Restated 1994 Stock Option Plan.

(2) Excludes 10,106,910 shares of Common Stock issuable upon exercise of options and warrants outstanding on June 2, 1997, at a weighted average exercise price of $2.94 per share. See "Capitalization" and "Management -- Stock Plans". Includes 269,150 shares, to be issued upon exercise of options, to be sold by certain Selling Stockholders in the Offerings.

                 SUMMARY CONSOLIDATED FINANCIAL INFORMATION(1)
                (in thousands, except share and per share data)

                               FOR THE PERIOD
                               FROM INCEPTION                                    SIX MONTHS ENDED
                             (NOVEMBER 2,1992)      YEAR ENDED OCTOBER 31,          APRIL 30,
                                  THROUGH         ---------------------------   ------------------
                              OCTOBER 31, 1993     1994      1995      1996      1996       1997
                             ------------------   -------   -------   -------   -------   --------
                                                                                   (UNAUDITED)
STATEMENT OF OPERATIONS
  DATA:
Revenue....................        $   --         $    --   $    --   $54,838   $    --   $140,602
Gross profit...............            --              --        --    32,994        --     87,762
Operating expenses
     Research and
       development.........            --           1,287     6,361     8,922     4,219      7,749
     Selling and
       marketing...........            --             295       481     3,780     1,191      7,083
     General and
       administrative......           123             787       896     3,905     1,025      8,401
Income (loss) from
  operations...............          (123)         (2,369)   (7,738)   16,387    (6,435)    64,529
Net income (loss)..........        $ (123)        $(2,407)  $(7,629)  $14,718   $(6,069)  $ 40,685
                                    =====         =======   =======   =======   =======    =======
Pro forma net income (loss)
  per common and common
  equivalent share(2)......                                           $  0.15   $ (0.06)  $   0.40
                                                                      =======   =======    =======


                                                                           APRIL 30, 1997
                                                                     --------------------------
                                                                      ACTUAL     AS ADJUSTED(3)
                                                                     --------    --------------
                                                                            (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents.........................................   $180,791       $225,800
Working capital...................................................    191,949        236,958
Total assets......................................................    276,737        321,746
Long-term debt, excluding current portion.........................      1,691          1,691
Stockholders' equity..............................................    208,597        253,606


---------------
(1) During the period from November 2, 1992 to October 31, 1995, CIENA was a development stage company. Planned principal operations commenced during fiscal year 1996.

(2) The pro forma weighted average common and common equivalent shares outstanding for the year ended October 31, 1996 and the six months ended April 30, 1996 and April 30, 1997 was 99,111,000, 99,111,000 and
    101,493,000, respectively. Pro forma net income per common and common equivalent share is computed using the pro forma weighted average number of common and common equivalent shares outstanding. Pro forma weighted average common and common equivalent shares outstanding include Common Stock, stock options and warrants using the treasury stock method and the conversion of all outstanding shares of Convertible Preferred Stock into Common Stock which occurred at the time of the Company's initial public offering. See
    Note 1 of Notes to Consolidated Financial Statements.


(3) As adjusted to give effect to (i) the sale of 1,000,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $47.625 per share, after deduction of underwriting discounts and commissions and estimated expenses payable by the Company and (ii) the exercise by certain of the Selling Stockholders of options to purchase 269,150 shares of Common Stock to be sold by them in the Offerings.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, prospective investors should consider carefully the following risk factors in evaluating the Company and its business before purchasing Common Stock in the Offerings. Certain statements included in this Prospectus are forward-looking statements and the factors discussed below could cause actual results to be materially different from those expressed in or implied by such statements.

CONCENTRATION OF POTENTIAL CUSTOMERS; DEPENDENCE ON MAJOR CUSTOMERS


     The Company is currently dependent on two customers and has only a few potential customers, consisting almost exclusively of long distance and other telecommunications carriers using fiberoptic networks. There are only a small number of long distance telecommunications carriers, and that number may decrease if and as customers merge with or acquire one another. The Company's business will for the foreseeable future be dependent on a small number of existing and potential customers. Substantially all of the Company's revenue for fiscal 1997 continues to be expected to be derived from Sprint and WorldCom. WorldCom may terminate all or any part of an outstanding purchase order upon the payment of a termination fee and the Company's agreement with WorldCom does not require minimum purchase commitments. Although the Company now has five customers, there can be no assurance that the Company will be able to develop additional customers or that the Company will not continue to be dependent on Sprint and WorldCom. The reduction, delay or cancellation of orders, or a delay in shipment of the Company's products to Sprint or WorldCom, or the inability of the Company to develop additional customers, could and likely would have a material adverse affect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".


     The Company's dependence on sizable orders from very few customers makes the relationship between the Company and each customer critically important to the Company's business. While each customer relationship is typically structured around a detailed, heavily negotiated contract, as the relationship evolves over time, adjustments to such items as product specifications, laboratory and field testing plans, customer forecasts and delivery timetables, and installation and field support requirements may be required in response to customer demands and expectations. The inability of the Company to manage its customer relationships successfully would have a material adverse effect on the Company's business, financial condition and results of operations.

RECENT PRODUCT INTRODUCTION

     The Company first began commercial shipments of its MultiWave 1600 system in May 1996 and its first operational systems began carrying live traffic in October 1996. Accordingly, the Company's systems do not have a history of live traffic operation over an extended period of time. If reliability, quality or network monitoring problems should develop, a number of material and adverse effects could result, including manufacturing rework costs, high service and warranty expense, high levels of product returns, delays in collecting accounts receivable, reduced orders from existing customers and declining level of interest from potential customers. The Company is aware of instances in which installation and activation of certain MultiWave 1600 systems have been delayed due to faulty components found in certain portions of these systems. Although the Company maintains accruals for product warranties, there can be no assurance that actual costs will not exceed these amounts. There is a considerable number of the Company's systems scheduled to be turned up for live traffic operation by WorldCom and Sprint over the next three to five months. The Company expects there will be interruptions or delays from time to time in the activation of the systems, particularly because the Company does not control all aspects of the installation and activation activities. If significant interruptions or delays occur, or if their cause is not promptly identified, diagnosed and resolved, confidence in the MultiWave system could be undermined. An undermining of confidence in the MultiWave system would have a material adverse effect on the Company's customer relationships, business, financial condition and results of operations.

MANAGEMENT OF EXPANSION

     The Company is experiencing rapid expansion in all areas of its operations, particularly in manufacturing, and the Company anticipates that this expansion will continue in the near future. Total personnel grew from 225 at October 31, 1997 to 499 at May 31, 1997. Total facilities' space has increased from 50,500 square feet in one facility as of October 31, 1996, to approximately 210,000 square feet in three facilities by the end of May 1997. This expansion, and the attendant separation and relocation of various operating functions to different facilities, has placed strains on the material, financial and personnel resources of the Company and will continue to do so. The pace of the Company's expansion, in combination with the complexity of the technology involved in the manufacture of the Company's systems, demands an unusually high level of managerial effectiveness in anticipating, planning, coordinating and meeting the operational needs of the Company and the needs of the Company's customers for quality, reliability, timely delivery and post-installation field support. The rapid pace and volume of new hiring, and the accelerated ramp up in manufacturing capacity, if not effectively managed, could adversely affect the quality or efficiency of the Company's manufacturing process. The Company continues to increase its flow of materials, optical assembly, final assembly and final component module and system test functions in anticipation of a level of customer orders that has not been historically experienced by the Company and that may not be achieved. Given the small number of existing and potential customers for the Company's systems, the adverse effect on the Company resulting from a lack of effective management in any of these areas will be magnified. Inability to manage the expansion of the Company's business would have a material adverse effect on its business, financial condition and results of operations. The Company is also seeking to achieve ISO 9001 certification for its manufacturing facilities. The Company's failure to achieve such certification would have a material adverse effect on its competitive position. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

DEPENDENCE ON A SINGLE PRODUCT LINE -- THE MULTIWAVE SYSTEM

     The MultiWave 1600 system is the Company's only product that has generated revenue and is focused exclusively on providing additional bandwidth to long distance telecommunications carriers. The MultiWave Sentry has only recently been introduced and has generated no revenue to date. A softening or slowdown in demand for the Company's product or for additional bandwidth by long distance telecommunications carriers would materially and adversely affect the Company's business, financial condition and results of operations. Patent litigation recently brought against the Company by a competitor could also adversely affect demand for MultiWave systems. There can be no assurance that the Company will be successful in developing any other products or taking other steps to reduce the risk associated with any softening or slowdown in the demand for additional bandwidth, nor is there any assurance the Company will be able to leverage successfully its DWDM technology into other network applications. Conversely, if the demand for additional bandwidth accelerates, there is no assurance that the Company's MultiWave systems will deliver sufficient capacity as rapidly as needed, or that competing DWDM products from other vendors offering higher capacity would not displace or render obsolete the MultiWave system.

FLUCTUATION IN QUARTERLY AND ANNUAL RESULTS

     The Company's revenue and operating results are likely to vary significantly from quarter to quarter and from year to year as a result of a number of factors, including the size and timing of orders, product mix and shipments of systems. The timing of order placement, size of orders, satisfaction of contractual customer acceptance criteria, as well as order delays or deferrals and shipment delays and deferrals, may cause material fluctuations in revenue. Delays or deferrals in purchasing decisions may increase as the Company develops other DWDM products. The Company's dependence on a small number of existing and potential customers increases the revenue impact of each customer's actions relative to these factors. The Company's expense levels in the future will be partially based on its expectations of long term future revenue and as a result net income for any quarterly period in which material orders are shipped or delayed or are not forthcoming could vary significantly. Quarter-to-quarter sequential growth rates in the first two or three years of operations are likely to vary widely and therefore may not be reliable indicators of annual performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

LONG AND UNPREDICTABLE SALES CYCLES

     The Company expects that the period of time between initial customer contact and an actual purchase order may span a year or more. In addition, even when committed to proceed with deployment of equipment, long distance telecommunications carriers typically undertake extensive and lengthy product evaluation and factory acceptance and field testing of new equipment before purchasing and installing any of it in their networks. Additionally, the purchase of network equipment such as DWDM equipment is typically carried out by network operators pursuant to multiyear purchasing programs which may increase or decrease annually as the operators adjust their capital equipment budgets and purchasing priorities. The Company's customers do not typically share information on the duration or magnitude of planned purchasing programs, nor do they consistently provide to the Company advance notice of contemplated changes in their capital equipment budgets and purchasing priorities. These uncertainties substantially complicate the Company's manufacturing planning. Curtailment or termination of customer purchasing programs, decreases in customer capital budgets or reduction in the purchasing priority assigned to equipment such as DWDM equipment, particularly if significant and unanticipated by the Company, could have a material adverse effect on the Company's business, financial condition and results of operations. Long distance carriers may also encounter delays in their build out of new routes or in their installation of new equipment in existing routes, with the result that orders for MultiWave systems may be delayed or deferred. Any delay or deferral of orders for MultiWave systems would have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

     The Company believes the rapid pace at which the need for higher and more cost-effective bandwidth has developed was not widely anticipated in the telecommunications industry. However, competition in the global telecommunications industry is intense and historically has been dominated by a small number of very large companies, each of which have greater financial, technical and marketing resources, greater manufacturing capacity and more established customer relationships with network operators than the Company. Each of Lucent Technologies Inc., formerly part of AT&T ("Lucent"), Alcatel Alsthom Group ("Alcatel"), Northern Telecom Inc. ("Nortel"), NEC Corporation ("NEC"), Pirelli SpA ("Pirelli"), Siemens AG ("Siemens") and Telefon AB LM Ericsson ("Ericsson") among others are expected to move aggressively to capture market share in the DWDM market. The Company expects that such competitive moves may include early announcement of competing or alternative products, and significant price discounting. In addition, Lucent, Alcatel, Nortel, NEC and Siemens are already providers of a full complement of switches, fiberoptic transmission terminals and fiberoptic signal regenerators and thereby can position themselves as vertically integrated, "one-stop shopping" solution providers to potential customers. Further, in certain cases, competitors have offered the Company's target customers, on an immediate delivery basis, off-the-shelf time division multiplexing ("TDM") transmission equipment at comparatively lower prices, with a promise to upgrade to DWDM or other improved equipment in the future. The substantial system integration resources and manufacturing capability of the TDM suppliers, in combination with any difference in timeliness of delivery, can be important to long distance network operators. Finally, as and when these competitors are able to offer DWDM systems in combination with their own fiberoptic transmission terminals, they can be expected to press further on the attractiveness of a "one-stop shopping" solution. While competition in general is broadly based on varying combinations of price, manufacturing capacity, timely delivery, system reliability, service commitment and installed customer base, as well as on the comprehensiveness of the system solution in meeting immediate network needs and foreseeable scaleability requirements, the Company's customers are themselves under increasing competitive pressure to deliver their services at the lowest possible cost. This pressure may result in pricing for DWDM systems becoming a more important factor in customer decisions.

     Intellectual property disputes may also be asserted as part of a competitive effort to reduce the Company's leadership position and limit its ability to achieve greater market share, even if the merits of specific disputes are doubtful. See "Business -- Legal Proceedings".

     There can be no assurance that the Company will be able to compete successfully with its competitors or that aggressive competitive moves faced by the Company will not result in lower prices for the Company's products, decreased gross profit margins, and otherwise have a material adverse effect on its business, financial condition and results of operations.

TECHNOLOGICAL CHANGE AND NEW PRODUCTS

     The Company expects that new technologies will emerge as competition in the telecommunications industry increases and the need for higher and more cost efficient bandwidth expands. The Company's ability to anticipate changes in technology, industry standards, customer requirements and product offerings and to develop and introduce new and enhanced products will be significant factors in the Company's ability to remain a leader in the deployment of open architecture DWDM systems. The market for telecommunications equipment is characterized by substantial capital investment and diverse and competing technologies such as fiberoptic, cable, wireless and satellite technologies. The accelerating pace of deregulation in the telecommunications industry will likely intensify the competition for improved technology. Many of the Company's competitors have substantially greater financial, technical and marketing resources and manufacturing capacity with which to compete for new technologies and for market acceptance of their products. The introduction of new products embodying new technologies or the emergence of new industry standards could render the Company's existing product uncompetitive from a pricing standpoint, obsolete or unmarketable. Any of these outcomes would have a material and adverse effect on the Company's business, financial condition and results of operations.

PROPRIETARY RIGHTS

     The Company relies on patents, contractual rights, trade secrets, trademarks and copyrights to establish and protect its proprietary rights in its product. While the Company does not expect that its proprietary rights in its technology will prevent competitors from developing technologies and products functionally similar to the Company's, the Company believes many aspects of its DWDM technologies and know-how are proprietary, and intends to monitor closely the DWDM products introduced by competitors for any infringement of the Company's proprietary rights. Additionally, the Company expects that DWDM technologies and know-how in general will become increasingly valuable intellectual properties as the competition to achieve higher and more cost effective bandwidth intensifies. The Company believes this increasing value in an industry marked by a few very large competing suppliers represents a competitive environment where intellectual property disputes are likely. On December 20, 1996, a U.S. affiliate of Pirelli filed a lawsuit against the Company alleging infringement of certain U.S. patents held by Pirelli (the "Pirelli Litigation"). Intellectual property disputes may be initiated by competitors against the Company for tactical purposes to gain competitive advantage or overcome competitive disadvantage, even if the merits of a specific dispute are doubtful. In the future, the Company may be required to bring or defend against other litigation to enforce any patents issued or assigned to the Company, to protect trademarks, trade secrets and other intellectual property rights owned by the Company, to defend the Company against claimed infringement of the rights of others and to determine the scope and validity of the proprietary rights of others. Any litigation, including the Pirelli Litigation, could be costly and a diversion of management's attention, which could have a material adverse effect on the

Company's business, financial condition and results of operations. Adverse determinations in litigation, including in the Pirelli Litigation, could result in the loss of the Company's proprietary rights, subject the Company to significant liabilities, require the Company to seek licenses from third parties or prevent the Company from manufacturing or selling its products, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company has received, and may receive in the future, notices from holders of patents in the optical technology field that raise issues as to possible infringement by the Company's products. Pirelli sent a notice in December 1995 identifying eleven patents it possesses in the field of optical communications. The Company believes the MultiWave system does not infringe any valid patents cited in the notices received. However, questions of infringement in the field of DWDM technologies involve highly technical and subjective analyses. There can be no assurance that any such patent holders or others will not in the future initiate legal proceedings against the Company or that, if any such proceedings were initiated, the Company would be successful in defending against these actions. On December 20, 1996, a U.S. affiliate of Pirelli filed a lawsuit against the Company alleging infringement of certain U.S. patents. Even if the Company is successful in defending against the Pirelli Litigation or any other such actions, these actions could have an adverse effect on existing and potential customer relationships and therefore could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's existing customer agreements provide for indemnification of customers for liability that may be incurred in connection with the infringement of a third party's intellectual property rights, and the Company expects that it will be requested to agree to indemnify other customers in the future. There can be no assurance that such indemnification against alleged liability will not be required from the Company in the future.

     Patent applications in the United States are not publicly disclosed until the patent issues. The Company anticipates, based on the size and sophistication of its competitors and the history of rapid technological advances in its industry, that several competitors may have patent applications in progress in the United States that, if issued, could relate to the Company's products. If such patents were to issue, there can be no assurance that the patent holders or licensees will not assert infringement claims against the Company or that such claims will not be successful. The Company could incur substantial costs in defending itself and its customers against any such claims, regardless of the merits of such claims. Parties making such claims may be able to obtain injunctive or other equitable relief which could effectively block the Company's ability to sell its products, and each claim could result in an award of substantial damages. In the event of a successful claim of infringement, the Company and its customers may be required to obtain one or more licenses from third parties. There can be no assurance that the Company or its customers could obtain necessary licenses from third parties at a reasonable or acceptable cost or at all.

     Substantial inventories of intellectual property are held by a few industry participants, such as Bell Laboratories (now owned by Lucent) and major universities and research laboratories. This concentration of intellectual property in the hands of a few major entities also poses certain risks to the Company in seeking to hire qualified personnel. The Company has on a few occasions recruited such personnel from competitors. The Company has in the past received letters from counsel to Lucent asserting that the hiring of their personnel compromises Lucent's intellectual property. There can be no assurance that other companies will not claim the misappropriation or infringement of their intellectual property, particularly when and if employees of these companies leave to work for the Company. To date, the Company has not experienced litigation concerning the assertions by Lucent, and believes there is no basis for claims against the Company. Nevertheless, there can be no assurance that the Company will be able to avoid litigation in the future, particularly if new employees join the Company after having worked for a competing company. Such litigation could be very expensive to defend, regardless of the merits of the claims.

     The successful resolution of intellectual property disputes may depend, in part, on the extent of the Company's portfolio of intellectual property rights which could be available for cross-licensing as a means of settling disputes. The Company's current portfolio of patents is not as broad or extensive as those of its major competitors, and there is no assurance the Company will be able to add to its patent portfolio.

     As the Company seeks to expand internationally, the Company will need to take steps to protect its proprietary rights under foreign patent and trademark laws. Many of these laws are not as well developed or do not afford the same degree of protection as United States laws and no assurance can be given that the Company will not encounter difficulties in protecting its proprietary rights outside the United States or will not infringe the rights of others outside the United States.

LITIGATION

     Pirelli Litigation. On December 20, 1996, a U.S. affiliate of Pirelli filed suit in U.S. District Court in Delaware, alleging willful infringement by the Company of certain U.S. patents held by Pirelli. The lawsuit seeks treble damages, attorneys' fees and costs, as well as preliminary and permanent injunctive relief against the alleged infringement. On February 10, 1997, the Company filed its answer denying infringement, alleging inequitable conduct on the part of Pirelli in the prosecution of certain of its patents, and stating a counterclaim against the relevant Pirelli parties for a declaratory judgment finding the Pirelli patents invalid and/or not infringed. Following the filing of the Company's answer, Pirelli dedicated to the public and withdrew from the lawsuit all infringement claims relating to one of the five patents.

     Discovery proceedings are ongoing, and are currently expected to be completed by January 31, 1998, with trial expected no earlier than February 1998.

     The Company has filed a complaint against Pirelli with the International Trade Commission ("ITC"), based on the Company's belief that a 32 channel DWDM system announced by Pirelli infringes at least two of the Company's patents. The Company's complaint seeks a ban on the importation by Pirelli into the U.S. of any infringing 32 channel system. A formal investigative proceeding was instituted by the ITC on April 3, 1997. Discovery proceedings are now ongoing, and a full hearing of the matter is currently scheduled for December 1997.

     On March 14, 1997, the Company filed suit against Pirelli in U.S. District Court in the Eastern District of Virginia, alleging willful infringement by Pirelli of three U.S. patents held or co-owned by the Company. The lawsuit seeks treble damages, attorneys' fees and costs, as well as permanent injunctive relief against the alleged infringement. The patents at issue relate to certain of Pirelli's cable television equipment, to Pirelli's 4 and 8 channel WDM systems, and to certain Pirelli fiberoptic communications equipment announced by Pirelli in January 1997 as being deployed in a field trial in the MCI network. Pirelli's motion to dismiss or transfer for lack of jurisdiction was denied April 28, 1997. Discovery proceedings are now ongoing, with trial expected by late fall 1997.

     The Company continues to believe its MultiWave 1600 system does not infringe any claim of the four remaining Pirelli patents, and believes certain claims of the Pirelli patents may be invalid. The Company intends to defend itself vigorously, and is planning on all litigation proceeding through trial. In light of the complexity and likely time-consuming nature of the litigation, including the Company's counterclaim, the ITC proceeding, and the Company's patent infringement lawsuit against Pirelli in the Eastern District of Virginia, the Company accrued during the first fiscal quarter of 1997 approximately $5.0 million in estimated legal and related costs associated with these proceedings. While the Company believes its estimate of legal and related costs is adequate based on its current understanding of the overall facts and circumstances, the estimate may be increased depending on the course of the legal proceedings.

     The Company expects that the Pirelli proceedings will not only be costly but will also involve a substantial diversion of the time and attention of some members of management. Further, the Company believes Pirelli and other competitors have used the existence of the Delaware litigation to raise questions in customers' and potential customers' minds as to the Company's ability to manufacture and deliver the MultiWave 1600 system. There can be no assurance that such efforts by Pirelli and others will not disrupt the Company's existing and prospective customer relationships.

     There can be no assurance that the Company will be successful in the Pirelli litigation, and an adverse determination in the Delaware court could result from a finding of infringement of only one claim of a single patent. The Company may consider settlement due to the costs and uncertainties associated with litigation in general and patent infringement litigation in particular and due to the fact that an adverse determination in the litigation could preclude the Company from producing the MultiWave 1600 system until it were able to implement a non-infringing alternative design to any portion of the system to which such a determination applied. There can be no assurance that any settlement will be reached by the parties. An adverse determination in, or settlement of, the Pirelli litigation could involve the payment of significant amounts, or could include terms in addition to such payments, which could have a material adverse effect on the Company's business, financial condition and results of operations.

     Other Litigation. The Company and certain directors are defendants in another lawsuit brought in November 1996 by a stockholder of the Company and entities controlled by him concerning alleged entitlement to additional shares of Series C Convertible Preferred Stock. No assurance can be given that this lawsuit will not result in an adverse effect on the Company's business, financial condition and results of operations. See "Business -- Legal Proceedings."

DEPENDENCE ON SUPPLIERS

     Suppliers in the specialized, high technology sector of the optical communications industry are generally not as plentiful or, in some cases, as reliable, as suppliers in more mature industries. The Company is dependent on a limited number of suppliers for components of the MultiWave system as well as equipment used to manufacture the MultiWave system. The MultiWave system has over 600 components, and certain key optical and electronic components are currently available only from a sole source, where the Company has identified no other supplier for the component. While alternative suppliers have been identified for certain other key optical and electronic components, those alternative sources have not been qualified by the Company. The Company has to date conducted its business with suppliers through the issuance of conventional purchase orders against the Company's forecasted requirements. The Company is seeking to negotiate long term supply agreements with key suppliers, but currently has only a few such agreements. The Company has from time to time experienced minor delays in the receipt of key components, and any future difficulty in obtaining sufficient and timely delivery of them could result in delays or reductions in product shipments which, in turn, could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company's strategy to have portions of its product assembled and, in certain cases, tested, by third parties involves certain risks, including the potential absence of adequate capacity, the unavailability of or interruptions in access to certain process technologies, and reduced control over delivery schedules, manufacturing yields, quality and costs. In the event that any significant supplier or subcontractor were to become unable or unwilling to continue to manufacture and/or test the Company's systems in required volumes, the Company would have to identify and qualify acceptable replacements. This process could also be lengthy and no assurance can be given that any additional sources would become available to the Company on a timely basis. A key item of equipment, the E-2000 Diamond connector, which is used to manufacture a portion of the MultiWave system, is available only from a sole source -- the Diamond Company. A delay or reduction in component or equipment shipments, an increase in component or equipment costs or a delay or increase in costs in the assembly and testing of products by third party subcontractors could materially and adversely affect the Company's business, financial condition and results of operations.

NEW PRODUCT DEVELOPMENT DELAYS

     The Company's ability to anticipate changes in technology, industry standards, customer requirements and product offerings and to develop and introduce new and enhanced products will be significant factors in the Company's ability to remain a market leader in the deployment of DWDM systems. The complexity of the technology involved in product development efforts in the DWDM field can result in unanticipated delays. The failure in the future to deliver new and improved products in a timely fashion relative to customer expectations could have a material adverse effect on the Company's competitive position.

COMPETITORS AS SUPPLIERS

     Certain of the Company's component suppliers are both primary sources for such components and major competitors in the market for system equipment. For example, the Company buys certain key components from Lucent, Alcatel, Nortel, NEC and Siemens, each of which offers optical communications systems and equipment which are competitive with the Company's DWDM systems. Lucent is the sole source of two integrated circuits and is one of two suppliers of Erbium-doped fiber. Alcatel and Nortel are suppliers of lasers used in the MultiWave system. NEC is a supplier of certain testing equipment. The Company's business, financial condition and results of operations could be materially and adversely affected if these supply relationships were to decline in reliability or otherwise change in any manner adverse to the Company. Although the Company has not experienced to date any decline in reliability among these vendors, this risk factor increases in importance given the Company's expansion efforts and the increasingly competitive environment in which the Company operates.

LIMITED OPERATING HISTORY; HISTORY OF LOSSES

     The Company was founded in November 1992 and introduced its MultiWave 1600 system in field trials in May 1996. Accordingly, the Company has only a limited operating history upon which an evaluation of the Company, its product and prospects can be based. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets and companies experiencing rapid expansion in their operations. To address these risks, the Company must, among other things, respond to competitive developments, continue to attract, retain and motivate qualified management and other employees, continue to upgrade its technologies and commercialize products and services which incorporate such technologies and achieve market acceptance for its MultiWave system. There can be no assurance that the Company will be successful in addressing such risks. The Company incurred net losses in each quarter from inception through the second quarter of fiscal 1996. While the Company reported net income for fiscal 1996 and the first two fiscal quarters of 1997, there can be no assurance that the Company will sustain profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

DEPENDENCE ON KEY PERSONNEL

     The Company's success will depend in large part upon its ability to attract and retain highly-skilled technical, managerial, sales and marketing personnel, particularly those skilled and experienced with optical communications equipment. Competition for such personnel is intense and there can be no assurance that the Company will be successful in retaining its existing key personnel and in attracting and retaining the personnel it requires. Failure to attract and retain key personnel will have a material adverse effect on the Company's business, financial condition and results of operations.

SHARES ELIGIBLE FOR SALE ON AND AFTER AUGUST 7, 1997


     Approximately 64,000,000 shares of the Company's Common Stock are subject to lock-up agreements entered into at the time of the Company's initial public offering (the "IPO Lock-up Agreements") which expire on August 7, 1997, and
approximately           shares are subject to lock-up agreements which expire on
a date which is ninety days from the date of this Prospectus. Substantially all shares held by stockholders that are parties to the IPO Lock-Up Agreements other than the Selling Stockholders, will be freed from lock-up restrictions on August 7, 1997 and will be freely tradeable without restriction or registration under the Securities Act, except for any shares held by "affiliates" of the Company as that term is defined under Rule 144 under the Securities Act and except as described in "Underwriting". Substantially all shares held by Selling Stockholders not sold in the Offerings will similarly be freely tradeable ninety days from the date of this Prospectus except for shares held by affiliates. In
addition, approximately           vested shares and        shares issuable upon
the exercise of vested options may be sold under the Company's Registration Statement on Form S-8 beginning August 7, 1997.


     The owners of all locked up shares have experienced substantial appreciation in the value of their shares relative to the price paid for them. In the event all or a significant portion of these stockholders elect to sell their shares, the price of the Company's stock could materially decline, irrespective of the Company's operating performance. All or a portion of the locked up shares may be released by the Underwriters prior to expiration. There is no assurance that this will occur, or if it occurs, that such release will materially reduce the number of previously locked-up shares which will first become available for sale on August 7, 1997 or a date which is ninety days from the date of this Prospectus, or otherwise alleviate the selling pressure that may apply to the Company's publicly traded stock.

STOCK PRICE VOLATILITY

     The Company's Common Stock price has experienced substantial price volatility, and is likely to continue to do so. Such volatility can arise as a result of any divergence between the Company's actual or anticipated financial results and published expectations of analysts and as a result of announcements by the Company and its competitors. Such divergence is likely to occur from time to time, particularly in light of the Company's dependence on a small number of existing and potential customers, long and unpredictable sales cycles and customer purchasing programs, fluctuating quarterly results, and the absence of unconditional minimum purchase commitments from any customer. In addition, the market prices of the common stock of many technology companies have experienced extreme price and volume fluctuations, and the Company's stock price may be similarly impacted, irrespective of the Company's operating performance. The possible sale of a significant number of shares of the Company's Common Stock by the holders thereof also may affect the price of the Company's Common Stock.

CONTROL BY EXISTING STOCKHOLDERS

     As of May 1, 1997, the Company's officers, directors and their affiliates beneficially owned, in the aggregate, approximately 47.8% of the Company's outstanding shares. As a result, these stockholders, if acting together, would be able effectively to control substantially all matters requiring approval by the stockholders of the Company, including the election of directors. This ability may have the effect of delaying or preventing a change in control of the Company, or causing a change in control of the Company which may not be favored by the Company's other stockholders.

EFFECT OF CERTAIN CHARTER, BYLAW AND OTHER PROVISIONS

     Certain provisions of the Company's Third Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and bylaws and certain other contractual provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. Certain of these provisions allow the Company to issue preferred stock with rights senior to those of the Common Stock without any further vote or action by the stockholders, provide for a classified board of directors, eliminate the right of the stockholders to call a special meeting of stockholders, eliminate the right of stockholders to act by written consent, and impose various procedural and other requirements which could make it difficult for stockholders to effect certain corporate actions.

                                USE OF PROCEEDS


     The estimated proceeds to the Company from the sale of the 1,000,000 shares of Common Stock offered by it and the exercise of options by certain Selling Stockholders, net of underwriting discounts and estimated expenses, are approximately $45.0 million ($51.9 million if the Underwriters' over-allotment options are exercised in full) based on an assumed public offering price of $47.625 per share. The Company will use the net proceeds for general corporate purposes. A portion of the proceeds may also be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. From time to time, in the ordinary course of business, the Company evaluates potential acquisitions of such businesses, products or technologies. However, the Company has no present understandings, commitments or agreements with respect to any material acquisition of other businesses, products or technologies. Pending use of the net proceeds for any purposes, the Company intends to invest such funds in short-term, interest-bearing, investment grade obligations. Except as stated above, the Company will not realize any proceeds from the sale of Common Stock by the Selling Stockholders.


                          PRICE RANGE OF COMMON STOCK

     The Common Stock has been quoted on the Nasdaq National Market under the symbol CIEN since February 7, 1997 following the initial public offering of the Company's Common Stock. The following table sets forth the high and low prices, as reported by Nasdaq, for the periods indicated:


                                                                           HIGH      LOW
                                                                          ------    ------
    1997:
         Second Quarter (from February 7)..............................   $43.25    $22.25
         Third Quarter (through June 11)...............................   $54.00    $28.50



     On June 11, 1997, the last reported sale price of the Company's Common Stock as reported by the Nasdaq National Market was $47.625 and there were approximately 391 holders of record of the Company's Common Stock as of that date.


                                DIVIDEND POLICY

     The Company has never paid or declared any cash dividends on its capital stock. It is the present policy of the Company to retain earnings to finance the growth and development of the business and, therefore, the Company does not anticipate declaring or paying cash dividends on its Common Stock in the foreseeable future. In addition, the Company's credit agreement with Mercantile-Safe Deposit & Trust Company prohibits the Company from paying cash dividends on its capital stock.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company as of April 30, 1997 on an actual basis and as adjusted to reflect the sale of 1,000,000 shares of Common Stock offered by the Company hereby, the exercise of options to purchase 269,150 shares of Common Stock by certain Selling Stockholders and the application of the estimated net proceeds therefrom (at an assumed offering price of $47.625 per share). This table should be read in conjunction with the Company's consolidated financial statements and notes thereto appearing elsewhere in this Prospectus.



                                                                            APRIL 30, 1997
                                                                        -----------------------
                                                                         ACTUAL     AS ADJUSTED
                                                                        --------    -----------
                                                                            (IN THOUSANDS)
                                                                              (UNAUDITED)
Long-term debt, excluding current portion............................   $  1,691     $   1,691
Stockholders' equity:
     Preferred Stock, $.01 par value, 20,000,000 shares authorized;
      no shares issued and outstanding (actual); no shares issued and
      outstanding (as adjusted)......................................         --            --
     Common Stock, $.01 par value, 180,000,000 shares authorized;
      96,241,858 shares issued and outstanding (actual); 97,241,858
      shares issued and outstanding (as adjusted)(1).................        962           975
     Additional paid-in capital......................................    162,502       207,491
     Notes receivable from stockholders..............................       (111)         (104)
     Retained earnings...............................................     45,244        45,244
                                                                        --------    -----------
Total stockholders' equity...........................................    208,597       253,606
                                                                        --------    -----------
Total capitalization.................................................   $210,288     $ 255,297
                                                                        =========   ==========


---------------
(1) Excludes 17,538,855 shares of Common Stock reserved for issuance under the Company's Amended and Restated 1994 Stock Option Plan, under which options to purchase 9,981,535 shares at a weighted average exercise price of $2.94 were outstanding as of April 30, 1997, and 750,000 shares reserved for issuance under the Company's 1996 Outside Directors Stock Option Plan, under which options to purchase 75,000 shares at a weighted average exercise price of $2.30 were outstanding as of April 30, 1997. Also excludes 75,000 shares of Common Stock reserved for issuance pursuant to the exercise of warrants outstanding as of April 30, 1997. See "Management -- Stock Plans" and Note 9 of Notes to Consolidated Financial Statements. As adjusted to give effect to the issuance of 269,150 shares of Common Stock upon exercise of options by certain Selling Stockholders.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected financial data as of October 31, 1995 and 1996 and for the years ended October 31, 1994, 1995 and 1996 have been derived from the audited financial statements of the Company included elsewhere in this Prospectus. The selected financial data as of October 31, 1993 and 1994 and for the period from inception (November 2, 1992) through October 31, 1993 have been derived from the Company's accounting records. The selected financial data as of April 30, 1997 and for the six month periods ended April 30, 1996 and 1997 are unaudited and include all adjustments, consisting only of normal, recurring adjustments, that the Company considers necessary for a fair presentation of the consolidated financial position and results of operations for those periods. Operating results for the six month period ended April 30, 1997 are not necessarily indicative of the results that may be expected for the entire year ending October 31, 1997.

     The data set forth below are qualified by reference to, and should be read in conjunction with, the consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" thereof included elsewhere in this Prospectus.

                                       FOR THE PERIOD
                                       FROM INCEPTION
                                     (NOVEMBER 2, 1992)        YEAR ENDED OCTOBER 31,(1)          SIX MONTHS        SIX MONTHS
                                           THROUGH          --------------------------------        ENDED             ENDED
                                     OCTOBER 31, 1993(1)     1994       1995         1996       APRIL 30, 1996    APRIL 30, 1997
                                     -------------------    -------    -------    ----------    --------------    --------------
                                                                                                 (UNAUDITED)      (UNAUDITED)
                                                           (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue...........................          $  --           $    --    $    --    $   54,838       $     --          $140,602
Cost of goods sold................             --                --         --        21,844             --            52,840
                                            -----           -------    -------    ----------       --------          --------
    Gross profit..................             --                --         --        32,994             --            87,762
Operating expenses:
    Research and development......             --             1,287      6,361         8,922          4,219             7,749
    Selling and marketing.........             --               295        481         3,780          1,191             7,083
    General and administrative....            123               787        896         3,905          1,025             8,401
                                            -----           -------    -------    ----------       --------          --------
Total operating expenses..........            123             2,369      7,738        16,607          6,435            23,233
                                            -----           -------    -------    ----------       --------          --------
Income (loss) from operations.....           (123)           (2,369)    (7,738)       16,387         (6,435)           64,529
Other income (expense), net.......             --               (38)       109           581            366             2,167
                                            -----           -------    -------    ----------       --------          --------
Income (loss) before income
  taxes...........................           (123)           (2,407)    (7,629)       16,968         (6,069)           66,696
Provision for income taxes........             --                --         --         2,250             --            26,011
                                            -----           -------    -------    ----------       --------          --------
Net income (loss).................          $(123)          $(2,407)   $(7,629)   $   14,718       $ (6,069)         $ 40,685
                                            =====           =======    =======    ==========       ========          ========
Pro forma net income (loss) per
  common and common equivalent
  share(2)........................                                                $     0.15       $  (0.06)         $   0.40
                                                                                  ==========       ========          ========

                                                                        OCTOBER 31,(1)
                                                             -------------------------------------     APRIL 30,
                                                             1993     1994       1995       1996         1997
                                                             ----    -------    -------    -------    -----------
                                                                        (IN THOUSANDS)                (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents.................................   $ 10    $ 1,908    $ 5,032    $22,557     $ 180,791
Working capital...........................................    (35)       932      3,069     35,856       191,949
Total assets..............................................     13      2,497      7,383     67,301       276,737
Long-term debt, excluding current portion.................     --        392        856      2,673         1,691
Mandatorily redeemable preferred stock....................     --      3,492     14,454     40,404            --
Stockholders' equity (deficit)............................    (35)    (2,388)    (9,930)     4,970       208,597

---------------
(1) The Company has a 52 or 53 week fiscal year which ends on the Saturday nearest to the last day of October in each year. For purposes of financial statement presentation, each fiscal year is described as having ended on October 31. Fiscal 1994 and 1995 comprised 52 weeks and fiscal 1996 comprised 53 weeks.

(2) The pro forma weighted average common and common equivalent shares outstanding for the six months ended April 30, 1996 and for the year ended October 31, 1996 was 99,111,000 and for the six months ended April 30, 1997 was 101,493,000. Pro forma net income per common and common equivalent share is computed using the pro forma weighted average number of common and common equivalent shares outstanding. Pro forma weighted average common and common equivalent shares outstanding include Common Stock, stock options and warrants using the treasury stock method and the assumed conversion of all outstanding shares of Convertible Preferred Stock into Common Stock. See
    Note 1 of Notes to Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with "Selected Financial Data" and the Company's consolidated financial statements and notes thereto included elsewhere in this Prospectus. The information in this Prospectus contains certain forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" as well as those discussed elsewhere in this Prospectus.

OVERVIEW

     CIENA Corporation is a leading supplier of dense wavelength division multiplexing ("DWDM") systems to long distance fiberoptic telecommunications carriers. CIENA's DWDM systems alleviate capacity constraints and enable flexible provisioning of additional bandwidth on high-traffic routes in carriers' networks.

     The Company completed its initial public offering of 5,750,000 shares, inclusive of 750,000 shares from the exercise of the Underwriters' over-allotment options, at a price of $23 per share on February 7, 1997. Net proceeds from the offering were approximately $121.8 million with an additional $0.6 million received from the exercise of certain outstanding warrants. The Company has added the net proceeds from the offering and from the exercise of the warrants to working capital. Pending use of the net proceeds, the Company has invested such funds in short-term, interest bearing investment grade obligations.

     The Company recognizes product revenue in accordance with the shipping terms specified. For transactions where the Company has yet to obtain customer acceptance or has agreements pertaining to installation services, revenue is deferred until no significant obligations remain. Revenue for installation services is recognized as the services are performed. Amounts received in excess of revenue recognized are recorded as deferred revenue. For distributor sales where risks of ownership have not transferred, the Company recognizes revenue when the product is shipped through to the end user. The Company's initial recognition of revenue from Sprint occurred in the quarter ended July 31, 1996, after notification by Sprint of satisfactory completion of field testing.

     All of the Company's revenue of $54.8 million through October 31, 1996 was derived from MultiWave 1600 system sales to Sprint. Revenue for the six months ended April 30, 1997 was $140.6 million and consisted of MultiWave 1600 systems sales of $86.6 million to Sprint, $49.0 million to WorldCom and $5.0 million to Teleway Japan Corporation ("Teleway") through the Company's Japanese distributor.

     The Company is engaged in continuing efforts to expand its manufacturing capabilities. In April 1997 the Company moved its non-manufacturing operating functions to an approximately 96,000 square foot facility near the Baltimore/Washington International Airport in Linthicum, Maryland. The vacated areas of the 50,500 square foot facility in Savage, Maryland are currently being renovated for manufacturing capabilities. Approximately two-thirds of the improvements are completed, with the balance expected to be completed in the third quarter of fiscal 1997. In March 1997 the Company signed a lease for an additional facility of approximately 57,000 square feet located in Linthicum. This space is expected to be used for additional manufacturing requirements and expanded customer service operations.

     As of April 30, 1997 the Company employed 443 persons, which was an increase of 218 persons over the number employed on October 31, 1996.

RESULTS OF OPERATIONS

     FISCAL YEARS ENDED 1994, 1995 AND 1996

     For the fiscal years ended October 31, 1994 and 1995, the Company was in the development stage, generated no revenue and had losses from operations of $2.4 million and $7.7 million, respectively. By the end of fiscal year 1995, the Company had begun to devote substantial resources to the development of manufacturing capabilities and the expansion of its selling and marketing efforts and general and administrative support infrastructure. The level of expenditures increased toward the end of fiscal 1996, as increased demand for the Company's MultiWave 1600 system required rapid expansion of manufacturing capabilities and of technical and field support staff.

     For the fiscal year ended October 31, 1996, the Company generated revenue of $54.8 million, all of which was derived in the third and fourth quarters, had gross profit of $33.0 million and incurred operating expenses of $16.6 million.

     QUARTERLY RESULTS OF OPERATIONS

     The tables below set forth the operating results and percentage of revenue represented by certain items in the Company's statements of operations for each of the four quarters in the fiscal year ended October 31, 1996 and the quarters ended January 31 and April 30, 1997. This information is unaudited, but in the opinion of the Company reflects all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of such information in accordance with generally accepted accounting principles. The results for any quarter are not necessarily indicative of results for any future period. Operating results as a percentage of revenue for the quarters ended January 31 and April 30, 1996 are excluded due to the absence of revenue for those periods:

                                                                                     FISCAL QUARTER ENDED
                                                             --------------------------------------------------------------------
                                                             JAN. 31,    APR. 30,    JUL. 31,    OCT. 31,    JAN. 31,    APR. 30,
                                                               1996        1996        1996        1996        1997        1997
                                                             --------    --------    --------    --------    --------    --------
                                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue...................................................   $     --    $     --    $ 16,923    $ 37,915    $ 53,933    $ 86,669
Cost of goods sold........................................         --          --       7,346      14,498      20,832      32,008
                                                             --------    --------    --------    --------    --------    --------
    Gross profit..........................................         --          --       9,577      23,417      33,101      54,661
Operating expenses:
    Research and development..............................      2,473       1,746       1,964       2,739       3,050       4,699
    Selling and marketing.................................        491         700       1,130       1,459       2,598       4,485
    General and administrative............................        499         526       1,064       1,816       6,295       2,106
                                                             --------    --------    --------    --------    --------    --------
        Total operating expenses..........................      3,463       2,972       4,158       6,014      11,943      11,290
                                                             --------    --------    --------    --------    --------    --------
Income (loss) from operations.............................     (3,463)     (2,972)      5,419      17,403      21,158      43,371
Other income (expense), net...............................        129         237          75         140         290       1,877
                                                             --------    --------    --------    --------    --------    --------
Income (loss) before income taxes.........................     (3,334)     (2,735)      5,494      17,543      21,448      45,248
Provision (benefit) for income taxes......................         --          --      (4,600)      6,850       8,365      17,646
                                                             --------    --------    --------    --------    --------    --------
Net income (loss).........................................   $ (3,334)   $ (2,735)   $ 10,094    $ 10,693    $ 13,083    $ 27,602
                                                             ========    ========    ========    ========    ========    ========
Pro forma net income (loss) per common and common
  equivalent share........................................   $   (.03)   $   (.03)   $    .10    $    .11    $    .13    $    .26
                                                             ========    ========    ========    ========    ========    ========
Pro forma weighted average common and common equivalent
  shares outstanding......................................     99,111      99,111      99,111      99,111      99,425     104,457
                                                             ========    ========    ========    ========    ========    ========


                                                                                     FISCAL QUARTER ENDED
                                                             --------------------------------------------------------------------
                                                             JAN. 31,    APR. 30,    JUL. 31,    OCT. 31,    JAN. 31,    APR. 30,
                                                               1996        1996        1996        1996        1997        1997
                                                             --------    --------    --------    --------    --------    --------
                                                                                 (AS A PERCENTAGE OF REVENUE)
Revenue...................................................         --          --       100.0%      100.0%      100.0%      100.0%
Cost of goods sold........................................         --          --        43.4        38.2        38.6        36.9
                                                             --------    --------    --------    --------    --------    --------
    Gross profit..........................................         --          --        56.6        61.8        61.4        63.1
Operating expenses:
    Research and development..............................         --          --        11.6         7.2         5.7         5.5
    Selling and marketing.................................         --          --         6.7         3.8         4.8         5.2
    General and administrative............................         --          --         6.3         4.8        11.7         2.4
                                                             --------    --------    --------    --------    --------    --------
        Total operating expenses..........................         --          --        24.6        15.8        22.2        13.1
                                                             --------    --------    --------    --------    --------    --------
Income (loss) from operations.............................         --          --        32.0        46.0        39.2        50.0
Other income (expense), net...............................         --          --         0.4         0.3          .6         2.2
                                                             --------    --------    --------    --------    --------    --------
Income (loss) before income taxes.........................         --          --        32.4        46.3        39.8        52.2
Provision (benefit) for income taxes......................         --          --       (27.2)       18.1        15.5        20.3
                                                             --------    --------    --------    --------    --------    --------
Net income (loss).........................................         --          --        59.6%       28.2%       24.3%       31.9%
                                                             ========    ========    ========    ========    ========    ========

     SIX MONTHS ENDED APRIL 30, 1996 COMPARED TO SIX MONTHS ENDED APRIL 30, 1997

     REVENUE. The Company recognized $140.6 million in MultiWave 1600 system revenue for the six months ended April 30, 1997. The Company had no revenue for the comparable six months ended April 30, 1996. The Company began shipping the MultiWave 1600 system for field testing in May 1996 with customer acceptance by Sprint occurring in July 1996. The MultiWave 1600 system began carrying live traffic in the Sprint network in October 1996, and the field trials in the WorldCom and Teleway networks were successfully completed in December 1996 and March 1997, respectively. Revenues for the six months ended April 30, 1997 were the result of MultiWave 1600 systems sales to Sprint as well as the initial product acceptance and revenue recognition of MultiWave 1600 systems shipped to WorldCom and, to a significantly lesser degree, Teleway.

     GROSS PROFIT. Gross profit was $87.8 million for the six months ended April 30, 1997 with no comparable gross profit for the six months ended April 30, 1996. Gross margin was 62.4% for the six months ended April 30, 1997. The Company's gross margins in the future may be under pressure by a number of factors, including competitive market pricing, manufacturing volumes and efficiencies and fluctuations in component costs. See "Risk Factors". The Company's future gross margins may also be affected by the mix of product features and configurations sold in a period as well as the extent of services provided.

     RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses were $7.7 million and $4.2 million for the six months ended April 30, 1997 and April 30, 1996, respectively. The approximate $3.5 million or 83% increase in research and development expenses was related to increased staffing levels, purchases of materials used in development of new or enhanced product prototypes, and outside consulting services in support of certain developments and design efforts. During the six months ended April 30, 1997, research and development expenses were 5.5% of revenue. The Company expects that its research and development expenditures will continue to increase in absolute dollars and perhaps as a percentage of revenue during the remainder of fiscal year 1997 to support the continued development of the MultiWave system, the exploration of new or complementary technologies, and the pursuit of various cost reduction strategies. The Company has expensed research and development costs as incurred.

     SELLING AND MARKETING EXPENSES. Selling and marketing expenses were $7.1 million and $1.2 million for the six months ended April 30, 1997 and April 30, 1996, respectively. The approximate $5.9 million or 495% increase was primarily the result of increased staffing levels in the areas of sales, technical assistance and field support, and increases in commissions earned, trade show participation and promotional costs. During the six months ended April 30, 1997, selling and marketing expenses were 5.0% of revenue. The Company anticipates that its selling and marketing expenses will increase in absolute dollars and perhaps as a percentage of revenue during the remainder of fiscal year 1997 as additional personnel are hired and offices opened to allow the Company to pursue new market opportunities. The Company also expects the portion of selling and marketing expenses attributable to technical assistance and field support will increase as the Company's installed base of operational MultiWave systems increases.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses were $8.4 million and $1.0 million for the six months ended April 30, 1997 and April 30, 1996, respectively. The approximate $7.4 million increase was primarily the result of a $5.0 million charge to accrue estimated legal and related costs associated with pending litigation. See "Business -- Legal Proceedings". The remaining increase was primarily the result of increased staffing levels and outside consulting services. During the six months ended April 30, 1997, general and administrative expenses were 6.0% of revenue. The Company believes that its general and administrative expenses for the remainder of fiscal 1997 will increase from the $3.4 million level ($8.4 million less the $5.0 million estimated legal and related costs accrual) incurred in the six months ended April 30, 1997 due to the expansion of the Company's administrative staff required to support its expanding operations and an increase in expenses associated with operating as a public company.

     OPERATING PROFIT. The Company's operating profit for the six months ended April 30, 1997 was $64.5 million or 45.9% of revenue and would have been $69.5 million or 49.4% of revenue exclusive of the $5.0 million accrual for estimated legal and related costs. The Company expects that its operating profit, exclusive of the $5.0 million accrual for estimated legal and related costs, will decrease as a percentage of revenue as it continues to hire additional personnel and increase operating expenses to support its business.

     INTEREST AND OTHER INCOME. Interest income and other income increased to $2.2 million for the six months ended April 30, 1997 from $0.4 million for the same period in 1996. The net increase was attributable to higher invested cash and cash equivalents balances.

     PROVISION FOR INCOME TAXES. The Company's provision for income taxes was 39% of pre-tax earnings, or $26.0 million for the six months ended April 30, 1997. Through April 30, 1996, a valuation allowance had been recorded to offset the Company's deferred tax assets, including the possible future benefit from the realization of tax operating loss carry forwards.

LIQUIDITY AND CAPITAL RESOURCES

     At April 30, 1997, the Company's principal source of liquidity was its cash and cash equivalents of $180.8 million, which increased by $158.2 million from October 31, 1996. In November 1996, the Company established an unsecured $15.0 million bank revolving line of credit. Borrowings under this line bear interest at the bank's prime rate. As of April 30, 1997, there were no borrowings outstanding under the line of credit.

     Cash generated from operations was $46.7 million for the six months ended April 30, 1997. This amount was principally attributable to net income adjusted for the non-cash charges of depreciation, amortization, provisions for inventory obsolescence and warranty, increases in accounts payable, accrued expenses and income tax payable; offset by increases in accounts receivable and inventories due to increased revenue and to the general increase in business activity.

     Investment activities during the six months ended April 30, 1997 resulted in a cash use of $27.5 million. Capital equipment expenditures in the first six months of 1997 totaled $17.5 million and were primarily for test, manufacturing and computer equipment. In addition, during the first six months of 1997, the Company used $10.0 million for the construction of leasehold improvements associated with its manufacturing and non-manufacturing facilities in Savage and Linthicum, Maryland. In March 1997 the Company signed a lease for an additional facility of approximately 57,000 square feet. This space is expected to be used for additional manufacturing requirements and expanded customer service operations. The Company intends to spend up to an additional $6.0 million to $7.0 million in improving its facilities later in fiscal 1997.

     Cash generated from financing activities during the six months ended April 30, 1997 was $139.0 million. This amount was primarily the result of the net proceeds from the Company's February 7, 1997 initial public offering of approximately $121.8 million and a $17.6 million tax benefit related to the exercise of stock warrants.

     The Company believes that the net proceeds from the Offerings combined with its existing cash balance, its line of credit and cash flows expected from future operations, will be sufficient to meet the Company's capital requirements for at least the next 18 to 24 months.

NEWLY ISSUED ACCOUNTING STANDARD

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS No. 128"). SFAS No. 128 simplifies the earnings per share (EPS) computation and replaces the presentation of primary EPS with a presentation of basic EPS. This statement also requires dual presentation of basic and diluted EPS on the face of the income statement for entities with a complex capital structure and requires a reconciliation of the numerator and denominator used for the basic and diluted EPS computations. The Company will implement SFAS No. 128 in fiscal 1998, as required. Accordingly, all prior period EPS data will be restated. To illustrate the effect of adoption, the Company has elected to disclose pro forma basic and diluted EPS amounts computed using SFAS No. 128, as permitted by the standard. On a pro forma basis, the weighted average shares outstanding for basic EPS and the resulting EPS would be 12,840,000 and $1.15 for the fiscal year ended October 31, 1996, 51,962,000 and $.78 for the six months ended April 30, 1997, and 12,331,000 and $(.49) for the six months ended April 30, 1996.

     The weighted average shares outstanding for basic EPS and resulting EPS for the following fiscal quarters are set forth below:

                                                               FISCAL QUARTER ENDED
                                       --------------------------------------------------------------------
                                       JAN. 31,    APR. 30,    JUL. 31,    OCT. 31,    JAN. 31,    APR. 30,
                                         1996        1996        1996        1996        1997        1997
                                       --------    --------    --------    --------    --------    --------
    Basic earnings per share........    $  (.28)    $  (.21)    $   .77     $   .81     $   .99     $   .31
    Weighted average shares
      outstanding (in thousands)....     12,110      12,862      13,055      13,179      13,245      89,287

     Diluted EPS under SFAS No. 128 would have been the same as currently presented.

                                    BUSINESS

OVERVIEW

     CIENA designs, manufactures and sells DWDM systems for fiberoptic communications networks. CIENA's first DWDM solution, the MultiWave 1600 system, alleviates capacity, or bandwidth, constraints in high traffic fiberoptic routes without requiring the installation of new fiber. In addition, the MultiWave 1600 system enables flexible provisioning of additional bandwidth without requiring an upgrade of existing network transmission equipment. The MultiWave 1600 system can increase the carrying capacity of a single optical fiber 16 fold by allowing simultaneous transmission of up to 16 optical channels per fiber. This permits fiber currently carrying signals at transmission speeds of up to 2.5 Gb/s to carry up to 40 Gb/s. CIENA's MultiWave 1600 system includes optical transmission terminals, optical amplifiers, optical add/drop multiplexers and network management software. CIENA's MultiWave 1600 system is designed with an open architecture that allows the MultiWave 1600 system to interoperate with carriers' existing fiberoptic transmission systems having a broad range of transmission speeds and signal formats. CIENA's MultiWave Sentry includes enhancements that significantly expand the ability of the MultiWave system to interface with data communications equipment in addition to other types of transmission equipment and increase the distance which can be spanned between transmission terminals.


     The Company believes it is a worldwide market leader in field deployment of open architecture DWDM systems. For the six months ended April 30, 1997, the Company recorded $140.6 million in revenue of which $86.6 million was from sales to Sprint under a three-year non-exclusive supply agreement which expires in December 1998, and approximately $49.0 million was from sales to WorldCom under a five-year supply agreement which, subject to certain conditions, is exclusive through December 1997. The Company also recently announced a contract to supply MultiWave 1600 systems to Mercury. The Company is actively seeking additional customers among long distance, local and interoffice fiberoptic network operators in the worldwide telecommunications market and has entered into a test agreement with AT&T.


INDUSTRY BACKGROUND

     The four largest long distance carriers in the United States, AT&T, MCI Communications Inc. ("MCI"), Sprint and WorldCom, as well as many international telecommunications carriers, have widely deployed fiberoptic cable forming the backbone of their long distance networks. Growth in utilization of long distance networks has increased both the type of traffic -- from voice alone to voice, data and video -- and the volume of traffic carried over these fiberoptic networks. This growth in utilization has been caused by factors such as:

        - increased use of office automation, distributed computing, electronic mail, facsimile transmission, electronic transaction processing, video conferencing, remote access telecommuting, local and wide area networking and especially by the growing use of the Internet;

        - widespread deregulation of the United States telecommunications industry and the consequent increase in competition among, and lowering of prices by, service providers in the long distance market; and

        - development of high-bandwidth network access technologies, such as cable modems, hybrid fiber coaxial architectures and digital subscriber lines, that permit users to transmit and receive high volumes of information.

     Increased utilization creates transmission bottlenecks on heavily used routes that were originally designed for significantly less traffic. Although exact statistics are not available, the Company believes that this increase in type and volume of utilization has caused some long distance telecommunications carriers to handle traffic over certain long distance routes at or near the maximum capacity of the existing installed fiber and electronic-based transmission systems currently in use.

     The growth in demand for, and the resulting strains on, capacity of the fiberoptic telecommunications networks have been coupled with an increasing need for network reliability to support mission critical data communications. As end-users become more dependent on around-the-clock network availability, they become less tolerant of service interruptions which can be caused by factors such as equipment failure, fiber cuts or high traffic volume.

     This demand for greater reliability has led long distance carriers to adopt "ring architecture" in which long distance routes are linked in a ring configuration so that in the event of a fiberoptic cable cut or other equipment failure between two points of the ring, the signal can be immediately redirected through the reverse "protection path" of the ring. The service break associated with a fiber cut or other equipment failure in a network using ring architecture can be restored in approximately 50 milliseconds, which is essentially unnoticeable by the consumer. However, many ring architectures now being deployed demand twice as much fiber capacity (due to the need to maintain a redundant alternative path to serve as a protection path for each fiber in use) as non-ring based architectures. AT&T, Sprint and WorldCom have all announced an intention to implement ring architecture for their networks, which will place greater bandwidth demand on their existing fiberoptic networks.

     The Company believes the factors driving growth in utilization of capacity and the increased demand for reliability have converged with greatest impact in the long distance "backbone" routes of fiberoptic networks. The Company believes the same convergence is occurring and may have a similar impact in other portions of the networks. For example, the increasingly heavy flow of data communications is not limited to long distance routes, but affects local and interoffice routes as well. The local and interoffice traffic has historically been handled predominantly by the regional Bell operating companies ("RBOCs"), whose fiberoptic networks were designed primarily for voice communication with a localized, or shorter reach orientation. The Company believes transmission bottlenecks are beginning to be experienced by the RBOCs and competitive local exchange carriers, or "CLECs", in these shorter routes.

     The shortage of bandwidth available in existing fiberoptic networks can be addressed in several ways. One solution is to install additional fiberoptic cable along existing routes or in new fiberoptic routes. However, the installation of additional fiber, and particularly the creation of new fiberoptic routes, is a costly and time-consuming process, involving extensive negotiation and acquisition of necessary rights of way, as well as the actual construction effort. The Company believes that the average cost of creating new underground fiberoptic routes is approximately $43,400 per kilometer ($70,000 per mile). Another solution is to increase the transmission speed of the installed systems. However, this approach is also costly. Existing long distance telecommunications routes generally use TDM fiberoptic transmission terminals at either end of the route to send and receive signals. Opto-electronic signal regenerators ("regenerators") are then placed between terminals along the fiberoptic cables, spaced at regular intervals of 35-50 kilometers (approximately 22 to 31 miles). These regenerators process, amplify and re-time the signal through a process that involves conversion of the optical signal to electronic form and back to optical form. However, terminals and regenerators are "bit-rate specific," meaning upgrade of a route segment to handle higher transmission speeds requires replacement of all terminals and regenerators. A large number of regenerators are needed on a route of significant length, and any upgrade of a route segment using TDM technology would require a significant investment in new equipment as well as significant installation costs.

     Certain types of existing fiber have been shown to display incompatibility problems with very high speed TDM equipment. "Non-dispersion shifted" fiber constitutes the majority of fiber installed in North America and Europe, while "dispersion shifted" fiber has been popular in Japan. "Reduced dispersion" fiber is a recent development that is beginning to see applications in some new fiber installations. At lower transmission rates, such as 2.5 Gb/s, TDM-based equipment is technically viable for use with these fiber types and widely available commercially. As an upgrade to existing telecommunications links with transmission rates below 2.5 Gb/s, TDM at 2.5 Gb/s can represent an alternative incremental approach to the enhancement of transmission capacity. However, at the 10 Gb/s transmission rate, transmission over non-dispersion shifted fiber can result in significant impairments to and distortion of the signal.

     CIENA and others have observed that the potential for an alternative technological solution to laying new fiber or upgrading capacity to higher electronic transmission rates exists because the bandwidth intrinsic to existing fiber is vastly underutilized. For example, transmission systems which use TDM and transmit at 2.5 Gb/s use substantially less than one percent of the inherent bandwidth of the fiber currently deployed in United States fiberoptic networks. An optical multiplexing technology called wavelength division multiplexing ("WDM") has long been recognized for its potential to better utilize fiber bandwidth by enabling the simultaneous transmission of multiple optical signals on discrete channels on a single fiber. Until recently, however, technological barriers have limited exploitation of the potential of WDM as a commercially viable solution. DWDM is an extension of WDM technology and refers to the simultaneous transmission of more than four channels on a single fiber.

THE CIENA SOLUTION

     CIENA has deployed DWDM systems that enhance the transmission capacity of a single optical fiber 16 fold, without requiring significant modification or upgrade to transmission equipment. The MultiWave 1600 system includes terminals, optical amplifiers and network management software that enable simultaneous transmission of up to 16 optical channels on a single fiber at rates of up to
2.5 Gb/s per channel. The MultiWave 1600 system permits the transmission of optical signals over routes of up to 600 kilometers (372 miles) without opto-electronic regeneration. CIENA's MultiWave 1600 system incorporates the following features:

     - OPEN ARCHITECTURE SYSTEM. CIENA's system is designed with an open architecture that allows the MultiWave 1600 system to interoperate with carriers' existing fiberoptic transmission systems having a broad range of transmission speeds and signal formats. This approach is distinguished from a closed architecture system design pursued by companies that manufacture other telecommunications equipment and may seek to preserve the market for their network equipment.

     - MODULAR DESIGN. The MultiWave 1600 system design is modular and allows capacity-specific configurations and the ability to add additional capacity through a modular upgrade. This enables a customer to select the number of channels to use in a particular fiber and preserves the customer's ability to respond quickly to increased demand for capacity without significant additional equipment purchases.

     - TACTICAL IMPLEMENTATION. CIENA's MultiWave 1600 system can be tactically implemented on a route-by-route basis, providing relief on capacity constrained routes without mandating a network-wide architectural or transmission equipment change. In the context of new network construction, the Company believes that its ability to permit 40 Gb/s capacity per fiber, together with the elimination of multiple regenerators, make the MultiWave 1600 system cost-efficient.

     - SCALEABLE AMPLIFIERS. The Company's optical amplifiers, when installed to accommodate 16 channels, do not need to be changed as channels are added or as transmission speeds are increased to up to 2.5 Gb/s. Unlike a TDM upgrade solution which involves replacement of all transmission equipment along a fiber route, a channel upgrade of a CIENA MultiWave 1600 system involves no replacement of existing transmission equipment until all 16 channels are in service. Similarly, increases in transmission rates up to a maximum of 2.5 Gb/s do not require replacement of or modification to the optical amplifiers.

     - ADD-DROP CAPABILITY. The CIENA optical add-drop multiplexer ("OADM") enables carriers selectively to direct portions of a route's traffic to various sites along the route without requiring extensive termination equipment or electronic add/drop multiplexers. A network operator may optically remove (drop) and/or insert (add) up to four channels from the composite 16 channel signal at a point along a fiber route where the OADM is installed. An OADM at a different point along that route enables the network operator to reuse those channels. The Company believes the resulting traffic routing flexibility at the all-optical layer of the fiberoptic network is potentially attractive and cost effective to network planners.

     - MANAGEMENT SOFTWARE. CIENA's MultiWave 1600 system includes network management software enabling customers to receive early warnings of network problems and to manage and monitor network performance. The Company's commitment to providing standards compliant network management interfaces at all levels, from individual network elements to the element management system, affords rapid integration into existing telecommunication management operations. The Company provides standards compliant network management systems based upon Simple Network Management Protocol (SNMP), Transmission Control Protocol/Internet Protocol (TCP/IP) and the International Telecommunications Union (ITU) Telecommunications Management Network (TMN) standards.

     - FIBER COMPATIBILITY. The CIENA MultiWave 1600 system is compatible with dispersion shifted, reduced dispersion and non-dispersion shifted fiber. Non-dispersion shifted fiber constitutes the majority of fiber installed in North America and Europe.

     CIENA's recently announced MultiWave Sentry, the next generation version of the MultiWave 1600 system, retains all of the listed features and includes enhancements which significantly expand the ability of the MultiWave system to interface with data communications equipment in addition to other types of transmission equipment and increase the distance which can be spanned between transmission terminals. The fully configured MultiWave Sentry is expected to be commercially available for volume shipments in the fall of 1997.

     CIENA's MultiWave 1600 and the MultiWave Sentry systems are based upon the use of three core enabling technologies that assist in overcoming many of the constraints that limited commercial introduction of WDM technology: Erbium-doped fiber amplifiers enabling the direct amplification of optical signals without the use of electronic regenerators; in-fiber Bragg gratings enabling precise filtering of multiple optical signals in a single fiber; and network management software developed by the Company permitting a customer to manage effectively the status and functions of the CIENA MultiWave systems in conjunction with the network operator's management of other parts of its network.

CIENA'S STRATEGY

     The Company's strategy is to maintain and build upon its market leadership in the deployment of DWDM systems. Important elements of the Company's strategy include:

     - MAINTAIN LEADERSHIP IN DEPLOYMENT OF DWDM IN LONG DISTANCE NETWORKS. The Company believes that the technological, operational and cost benefits of the Company's DWDM systems create competitive advantages for long distance telecommunications carriers worldwide. The Company also believes that achieving early widespread operational deployment of its systems in a particular carrier's network will provide CIENA significant competitive advantages with respect to additional DWDM deployments and channel upgrades within that network and will enhance its marketing to other carriers as a field proven supplier. The Company therefore intends to continue aggressively pursuing DWDM deployment opportunities among long distance carriers in the domestic and foreign long distance markets. The Company will focus its MultiWave product development efforts on expanding the current 16 channel capacity of the MultiWave system while adding operational features designed to make MultiWave products as attractive and flexible as possible to long distance telecommunications carriers.


     - CONTINUE TO EMPHASIZE TECHNICAL SUPPORT AND CUSTOMER SERVICE. The Company markets a technically advanced system to sophisticated customers. The nature of the Company's system and market require a high level of technical support and customer service. The Company is developing a substantial customer service organization, including full-time customer support offices in Kansas City, Kansas (to support Sprint), Tulsa, Oklahoma (to support WorldCom) and other selected locations where it develops significant customer relationships, to provide on-going support to its customers. Internationally, the Company is working to develop relationships with companies that can team with the Company to provide similar service and support outside the United States. The Company recently announced a contract with BICC Cables, plc, to assist the Company in the delivery of service and support to Mercury in the U.K.


     - CONTINUE TO DEVELOP WORLD CLASS MANUFACTURING CAPABILITY. The Company's MultiWave system serves a mission critical role in its customers' networks. Quality assurance and manufacturing excellence are necessary for the Company to achieve success. CIENA believes it has developed and will continue to enhance a world class manufacturing capability. The Company invested $5.9 million in capital improvements in fiscal 1996 and hired 125 employees in that year to increase manufacturing capacity and efficiency and improve manufacturing quality. An additional $16.2 million in capital improvements were made, and 139 employees were hired in the first six months of fiscal 1997 in support of this element of CIENA's strategy. The Company is working actively to achieve ISO 9001 certification. ISO 9001 is an internationally recognized documented standard prescribing quality assurance management. The Company believes that ISO 9001 certification will not only serve as a guide for quality management but may enhance the Company's competitive position, especially among potential customers who view such certification as an independent validation of quality assurance.

     - EXPAND SALES AND MARKETING EFFORTS. The nature of the target customer base for MultiWave 1600 and MultiWave Sentry systems requires a focused sales effort on a customer-by-customer basis. The Company will continue to increase its sales and marketing efforts by focusing on the worldwide market of long distance carriers. In fiscal 1996, the Company increased its sales and marketing force by 12 persons, and increased it by another 18 persons in the first six months of fiscal 1997. The Company will continue to strengthen its marketing programs and increase its international presence through both direct sales and international distributors.

     - EXTEND NETWORK APPLICATIONS OF DWDM TECHNOLOGIES. The Company believes the overall growth in utilization of fiberoptic telecommunications networks will lead to transmission bottlenecks in other segments of the networks where the application of DWDM technologies may provide solutions. The Company expects to leverage the core competencies it has developed in the design, development and manufacturing of the MultiWave 1600 and the MultiWave Sentry systems by pursuing new product development efforts, or possibly strategic alliances or acquisitions, to address expected opportunities in these segments.

NETWORK ARCHITECTURE

     A CIENA MultiWave system is a combination of equipment and software that is installed on a particular long distance route segment. A MultiWave 1600 system consists of one MultiWave terminal on each end of the route segment, one or more MultiWave optical amplifiers along the route (depending on route length) and CIENA's WaveWatcher network management software. The diagram below depicts an operating configuration of a deployed MultiWave 1600 system in a four-fiber ring architecture network configuration:



                           [CHART DEPICTING FIBER RING]



     The MultiWave terminal at one end of the route multiplexes the customer's optical signals into as many as 16 discrete optical channels and transmits those channels simultaneously on the outbound fiber of the fiber pair. A MultiWave terminal at the other end of the route demultiplexes the inbound multichannel signal into 16 individual signals that are directed to the customer's receivers. Optical amplifiers placed along the route provide optical amplification of the composite multichannel signal over long route lengths. The Company's WaveWatcher software provides continuous network management capability by monitoring system functions.

     The diagram below compares (i) traditional transmission equipment configuration for a high traffic (16 signal) long distance route of 600 kilometers (372 miles), using TDM transmission terminals and regenerators with
(ii) the same high traffic (16 signal) long distance route configured with a MultiWave 1600 system.




          [CHART DEPICTING TDM ROUTE CONFIGURATION BEFORE AND AFTER
                 INSTALLATION OF A MULTIWAVE 1600 SYSTEM]



     In the TDM configuration above, 16 fiber pairs, and a total of 272 regenerators, are needed to transport 16 channels over the route. Each regenerator converts the channels from optical to electrical and back to optical format at 35-50 kilometer (22 to 31 mile) intervals. In order to upgrade the transmission capacity of the typical TDM network route, as shown forth above, using traditional TDM technology, all the fiberoptic transmission terminals and all 272 regenerators would need to be replaced. This process entails significant equipment costs, requires rerouting of transmissions and can be time-consuming and, potentially, an operational bottleneck. While the TDM configuration above is typical, the actual number of regenerators may be less than depicted above.

     By contrast, as shown above, the same high traffic (16 signal) long-distance route can be configured with a MultiWave 1600 system. The 272 regenerators are replaced with four MultiWave optical amplifiers and only one fiber pair is required for transmission of 16 signals. As a result, 15 of the 16 fiber pairs that were previously used are freed for future use. The maintenance costs associated with the 272 regenerators are eliminated and replaced by the lower maintenance costs of four optical amplifiers. Because each regenerator must be housed in a weather-protected, environmentally controlled shelter, elimination of regenerator sites may also significantly lower operational costs. Increasing the availability of a number of fiber pairs is especially significant to carriers that have implemented or are planning to implement ring architectures and those providing leased transmission capacity to other operators. Using a MultiWave Sentry system, this long distance route can be expanded to a distance of up to 4,800 kilometers without the need for conventional regenerators.

MULTIWAVE SYSTEMS

     MultiWave systems are installed along routes defined at each end by the presence of the customer's data or telephone transmission equipment. MultiWave systems feature open architectures which interoperate with a broad range of models of fiberoptic transmission terminals and data communications equipment. MultiWave systems can be flexibly configured based on the customer's capacity needs with up to 16 channels, and the initial channel configuration, if less than 16 channels, can be supplemented whenever additional capacity is needed. The modular design of MultiWave systems allows the network operator to add capacity without interrupting existing MultiWave traffic.

     MULTIWAVE 1600 TERMINAL. The CIENA MultiWave 1600 terminal is a modular DWDM terminal which can multiplex and amplify signals from long-reach transmitters in fiberoptic transmission terminals into 16 discrete optical channels for transmission over a pair of fibers to the other MultiWave 1600 terminal and demultiplex the received multichannel signal into 16 individual signals that feed the long-reach receivers in fiberoptic transmission terminals. The MultiWave 1600 terminal functions in the same manner over a broad range of transmission speeds, up to approximately 2.5 Gb/s per channel, and operates without material modifications to existing fiberoptic transmission systems. Each MultiWave 1600 terminal consists of up to two channel shelves (up to eight channels per shelf) and a common equipment shelf. The MultiWave terminal can transport over total route lengths of up to 600 kilometers (372 miles) at up to
2.5 Gb/s per channel without regeneration or impairment of the signal. For longer distance systems a conventional fiberoptic regenerator is used to reconstruct the signals between MultiWave 1600 systems.

     MULTIWAVE SENTRY TERMINAL. The CIENA MultiWave Sentry terminal is also a modular DWDM terminal with open interfaces. The MultiWave Sentry incorporates DWDM optimized long-reach receivers within the MultiWave system and uses standard low-cost short-reach interfaces at both input and output to connect to a customer's equipment. MultiWave Sentry terminals incorporate built-in performance monitoring capabilities for measuring channel characteristics and determining channel identification. Up to eight MultiWave Sentry systems can be concatenated together allowing transport of up to 40 Gb/s over total route lengths of up to 4,800 kilometers (2,900 miles) without the need for conventional regenerators. The combination of short-reach interfaces, embedded receivers, the elimination of external regeneration requirements and built-in performance monitoring capabilities enables high capacity datacommunications networks based on equipment such as fast IP routers, ATM switches, or frame relay switches to be constructed using MultiWave Sentry systems as their core transmission equipment without the need for conventional long-reach fiberoptic transmission terminals or multiplexers. The fully configured MultiWave Sentry is expected to be commercially available for volume shipments in the fall of 1997.

     MULTIWAVE OPTICAL AMPLIFIER. The CIENA MultiWave optical amplifier is a modular Erbium-doped fiber amplifier that provides direct composite optical amplification of the 16 optical channels carried by the MultiWave 1600 system. A single MultiWave optical amplifier shelf is capable of amplifying the system's entire 40 Gb/s capacity (16 channels times approximately 2.5 Gb/s per channel). Within a single MultiWave system, CIENA's MultiWave optical amplifiers take the place of the customer's existing regenerators on routes of up to 600 kilometers (372 miles), and can be spaced as much as 120 kilometers (74 miles) apart. The MultiWave Optical Amplifier is used in both MultiWave 1600 systems and MultiWave Sentry systems.

     WAVEWATCHER NETWORK MANAGEMENT SYSTEM. WaveWatcher is the MultiWave 1600 system's integrated network management software package. The network element manager uses a separate out-of-band optical service channel to communicate network management information and provides a single view of multiple CIENA systems through graphical user interfaces and supported operating system interfaces. WaveWatcher has been designed to adhere to evolving open system standards such as TMN for network management software and operates on a UNIX platform. WaveWatcher provides fault, performance, security and configuration management of optical networking systems. When used with MultiWave Sentry systems, WaveWatcher provides additional monitoring capabilities for channel identification and transmission quality throughout a customer's MultiWave network.

     MULTIWAVE OPTICAL ADD/DROP MULTIPLEXER. The CIENA optical add/drop multiplexer enables carriers selectively to direct portions of a route's traffic to various sites along the route without requiring extensive termination equipment or electronic add/drop multiplexers. A network operator may optically remove (drop) and/or insert (add) up to four channels from or to the composite 16 channel signal at a point along a fiber route where the optical add/drop multiplexer is installed. The installation of an additional optical add/drop multiplexer at a different point along that route enables the network operator to reuse those channels. The optical add/drop multiplexer also provides optical amplification for up to 16 channels and when used in the MultiWave Sentry systems provides standard short-reach interfaces to either data communications equipment or conventional fiberoptic transmission terminals.

     A typical MultiWave system ranges in price from $500,000 to $2,000,000, depending on such factors as customer needs for number of channels, route length (which affects the number of optical amplifiers required), network management software configuration and other negotiated terms and conditions. As required, systems initially configured for less than 16 channels can be upgraded to carry up to 16 channels at additional cost.

PRODUCT DEVELOPMENT

     The Company expects to continue efforts to enhance and refine its MultiWave systems, including efforts to expand the current 16 channel capacity to 40 channels, while adding operational features designed to make the Company's products attractive to a wide range of network operators.

     The Company believes the overall growth in utilization of fiberoptic telecommunications networks will lead to transmission bottlenecks in other segments of the networks where the application of DWDM technologies may provide solutions. The Company intends to focus its product development efforts or possibly pursue strategic alliances or acquisitions to address expected opportunities in these segments.

     As of April 30, 1997, there were 68 persons working in the Company's research and development area. The Company's research and development expenditures were $1.3 million, $6.4 million and $8.9 million for fiscal 1994, 1995 and 1996, respectively, and $7.7 million for the first six months of fiscal 1997.

CUSTOMERS

     SPRINT RELATIONSHIP

     In December 1995, the Company entered into a three-year supply agreement with Sprint, with the option for Sprint to extend the term of the agreement for an additional year. Prices for all equipment purchased by Sprint under the terms of the supply agreement are fixed for the initial three-year term but the prices charged to Sprint for any deliverable under the supply agreement will not at any time be higher than the Company's final net price to any "similarly situated customer". The supply agreement does not obligate Sprint to make any minimum purchases from the Company. The agreement requires that the Company set up and maintain, at the Company's expense, certain test facilities for a period of 10 years.

     The Company must maintain two years of backwards compatibility for any enhancements or upgrades to the software. The Company also warrants each deliverable provided by the Company for 60 months from the date of delivery, with Sprint having the right until December 2005 to purchase an unlimited number of one-year extensions of any or all warranties. Upgrades are provided at no cost to Sprint during the warranty or extended warranty periods. The supply agreement contains penalties for failure to respond to various types of system failures in a timely manner. The supply agreement with Sprint also provides Sprint with a perpetual, non-exclusive license to certain software and a license to use, modify and enhance the Company's source code under certain conditions.

     The supply agreement was amended in December 1996 to provide for a more definitive purchase and delivery schedule during 1997 in combination with a reduction in the Company's prices relating thereto. As a result of the amendment, the Company anticipates that Sprint's purchases during 1997 will approximate $130 million, and has expanded its production capacity accordingly. There can be no assurance that these purchases will occur, and any failure to deliver in a timely manner may result in a reduction of Sprint's actual purchases in 1997.

     WORLDCOM RELATIONSHIP

     In September 1996, the Company entered into a five-year supply agreement with WorldCom. Pursuant to the terms of the supply agreement, the Company will be, subject to certain conditions, the exclusive supplier of DWDM systems for WorldCom through December 1997. The agreement does not require a minimum purchase commitment; if WorldCom, however, does not purchase a certain minimum amount of equipment, all prices for equipment purchased under the agreement increase. As of May 31, 1997, the minimum threshold had been exceeded, and pursuant to another contract provision, the Company has implemented an approximate 5% price reduction on future purchases. WorldCom may terminate all or any part of an outstanding purchase order upon the payment of a termination fee.

     The Company has granted to WorldCom, pursuant to the supply agreement, a license to use certain software. The Company has also granted WorldCom the option to purchase the source code for certain software at any time during the term of the agreement for a one-time payment. If WorldCom exercises this option, the Company has no further obligation to provide support or maintenance services or to provide upgrades or enhancements with respect to this software.

     Under product and pricing attachments currently in effect, the Company provides WorldCom with software upgrades at no charge for a period of 10 years from installation and provides a five-year warranty for products.

     TELEWAY RELATIONSHIP

     The Company has entered into a two-year agreement with NISSHO Electronics Corporation ("NISSHO") to act as a distributor of the Company's MultiWave 1600 system in Japan. Through NISSHO, the Company has shipped a MultiWave 1600 system to Teleway.

     DIGITAL TELEPORT, INC. RELATIONSHIP

     In April 1997, the Company signed a supply agreement with Digital Teleport, Inc. and has received an order for a MultiWave 1600 system for installation in a 250 mile route from St. Louis to Kansas City, Missouri. This installation will represent the Company's first deployment of the MultiWave 1600 as part of a newly built long distance fiberoptic route.


     MERCURY COMMUNICATIONS RELATIONSHIP



     In June 1997, the Company signed an agreement to supply MultiWave 1600 systems to Mercury Communications Limited, a U.K. based subsidiary of Cable and Wireless Communications Group. The agreement calls for delivery and installation over several months beginning in August 1997. The Company also entered into an agreement with BICC Cables, plc, to assist the Company in the delivery of service and support to Mercury in connection with this installation and operation.


     OTHER POTENTIAL CUSTOMER RELATIONSHIPS

     The Company is actively working to develop customer relationships with long distance and other carriers worldwide. The Company has contacted other long distance carriers and is responding to requests for proposals as well as engaging in direct and indirect sales efforts. On June 2, 1997, the Company signed a trial evaluation agreement with AT&T. The trial agreement calls for CIENA to supply six 16-channel MultiWave Sentry systems for laboratory interoperability testing. The trial evaluation agreement is being undertaken with a view toward negotiating and implementing a long term DWDM supply agreement with deployment in 1998; however, there is no assurance the trial will be successful or that such an agreement will be reached. CIENA is not presently able to predict the volume, timing, or duration of any purchases which might ensue from AT&T.

     Under the Telecommunications Act of 1996, RBOCs are newly eligible to enter the long distance market once they have met certain requirements for opening their local markets to competition. The Company anticipates that one or more of the RBOCs will move into the long distance market, although the timing of that move is uncertain, and the question of how such a move will be implemented is unclear -- e.g., through the establishment of owned network facilities, through the purchase of long distance capacity from other long distance carriers, or through some combination of the two. In the deregulated market, utility companies are also known to be exploring the use of their existing rights of way to develop fiberoptic-based telecommunications networks, although it is not possible to predict the pace or scope of their efforts.

     Internationally, the market for DWDM systems is still developing. The deregulation and competition which have characterized the United States long distance market are much less pronounced in most international markets, and the data communications applications which fuel the demand for high bandwidth transmission systems in the United States are not as widely used in most international markets. The Company intends to concentrate its international sales and marketing efforts in countries or regions where there is competition among two or more long distance carriers, where there are significant bandwidth constraints and where there is significant potential for near term growth in telecommunications services.

SALES AND MARKETING

     The Company has organized its resources for the separate but coordinated approach to United States customers and international customers. In the United States market, a sales team, comprised of an account manager, systems engineers and technical support and training personnel, is assigned responsibility for each customer account, and for the coordination and pursuit of sales contacts. In the international market, the Company currently pursues prospective customers through direct sales efforts, as well as through distributors, independent marketing representatives and independent sales consultants. The Company has established CIENA Limited as a wholly-owned subsidiary in the U.K. to facilitate U.K. and European sales. The Company has distributor or marketing representative arrangements covering Austria, Germany, Italy and Switzerland in Europe, and the Republic of Korea and Japan in Asia. The Company has established a direct sales presence in Belgium and intends to establish a similar presence in Asia over the next 12 to 18 months. The Company has representative support in Brazil.

     The Company's systems require a relatively large investment, and the Company's target customers in the long distance telecommunications market -- where network capacity and reliability are critical -- are highly demanding and technically sophisticated. There are only a small number of such customers in any country or geographic market. Also, every network operator has unique configuration requirements which impact the integration of DWDM systems with existing transmission equipment. The convergence of these factors leads to a very long sales cycle for the MultiWave systems, often more than a year between initial introduction to the Company and commitment to purchase, and has further led CIENA to pursue sales efforts on a focused, customer-by-customer basis.

     In support of its worldwide selling efforts, the Company conducts marketing programs intended to position and promote its products within the telecommunications industry. Marketing personnel coordinate the Company's participation in trade shows and conduct media relations activities with trade and general business publications.

CUSTOMER SERVICE AND SUPPORT


     The Company is developing a customer service and support organization to provide its customers with a high level of technical support and customer service. The Company believes that as deployment of MultiWave systems broadens within customer networks, installation services or assistance from the Company will increasingly be requested by customers. Additionally, as the installed base of MultilWave systems has increased, customer needs for prompt technical support and service as well as on site assistance, have materially increased. The Company is developing a separate customer service and support organization to be responsive to these needs. The Company has full-time customer support offices in Kansas City, Kansas (to support Sprint) and Tulsa, Oklahoma (to support WorldCom) and the Company intends to establish customer support offices in other selected locations where it develops significant customer relationships, to provide on-going support to its customers. Internationally, the Company is working to develop relationships with companies which can team with the Company to provide similar service and support outside the U.S. The Company recently announced a contract with BICC Cables, plc, to assist the Company in the delivery of service and support to Mercury.


MANUFACTURING

     The Company manufactures the in-fiber Bragg gratings and Erbium-doped fiber amplifiers used in the MultiWave 1600 and MultiWave Sentry systems, and conducts all optical assembly, final assembly and final component, module and system test functions, at its manufacturing facilities in Maryland. The Company has invested significantly in automated production capabilities and manufacturing process improvements and expects to further enhance its manufacturing process with additional production process control systems. However, certain critical functions, including aspects of fiber splicing, require a highly skilled manual work force, and the Company puts significant efforts into training and maintaining the quality of its manufacturing work force. The Company is also currently working towards obtaining an ISO 9001 certification, which it believes will be a further competitive strength. To the extent that the Company does not achieve ISO 9001 certification and its competitors do, the Company's competitive position may be materially and adversely affected.

     Electronic board assemblies are currently produced both at the Company and by third party subcontractors. The Company has not experienced any significant delays or material unanticipated costs resulting from the use of subcontractors; however, such a strategy involves certain risks, including the potential absence of adequate capacity, the unavailability of or interruptions in access to certain process technologies, and reduced control over delivery schedules, manufacturing yields, quality and costs. In the event that any significant subcontractor were to become unable or unwilling to continue to manufacture and/or test the Company's assemblies in required volumes, the Company would have to identify and qualify acceptable replacements. This qualification process could also be lengthy and no assurance can be given that any additional sources would become available to the Company on a timely basis. A delay or reduction in component shipments, or a delay or increase in costs in the assembly and testing of products by third party subcontractors, could materially and adversely affect the Company's business, financial condition and results of operations. The Company has recently installed additional electronic board assembly equipment in its facility in Savage, Maryland, and intends to significantly reduce the subcontracted portion of this work.

     The Company's MultiWave systems utilize in excess of 600 parts, many of which are customized for the Company. Component suppliers in the specialized, high technology end of the optical communications industry are generally not as plentiful or, in some cases, as reliable, as component suppliers in more mature industries. Certain key optical and electronic components used in the Company's MultiWave 1600 and MultiWave Sentry systems are currently available only from sole sources. The Company has from time to time experienced minor delays in the receipt of these components, and any future difficulty in obtaining sufficient and timely delivery of them could result in delays or reductions in product shipments which, in turn, could have a material adverse effect on the Company's business, financial condition and results of operations. While alternative suppliers have been identified for certain other key optical and electronic components, those alternative sources have not been qualified. The time and expense involved in qualifying each additional source are significant. Accordingly, the Company will for the near term continue to be dependent on sole and single source suppliers of certain key components. See "Risk
Factors -- Dependence on Suppliers" and "-- Competitors as Suppliers".

COMPETITION

     The market for increased bandwidth is highly competitive, and the Company expects the level of competition to increase in the future. In addition, competition in the telecommunications equipment industry generally is intense, particularly in that portion of the industry devoted to delivering higher and more cost effective bandwidth throughout the telecommunications network. However, the Company believes that its position as a leading supplier of open architecture DWDM systems and the field-tested design and technology of its product give it a current competitive advantage.

     The competition faced by the Company is dominated by a small number of very large, usually multinational, vertically integrated companies, each of which has substantially greater financial, technical and marketing resources, and greater manufacturing capacity as well as more established customer relationships with long distance carriers than the Company. Included among the Company's competitors are Lucent, Nortel, Alcatel, NEC, Pirelli and Ericsson. Each of the Company's major competitors is believed to be in various stages of development, introduction or deployment of DWDM products directly competitive with the Company's MultiWave systems. Pirelli, in particular, is known to have deployed open architecture WDM equipment and has announced the introduction of a 32-channel DWDM system. A U.S. affiliate of Pirelli is currently pursuing patent infringement litigation against the Company. See "Business -- Legal Proceedings". Lucent has an especially prominent role in the market because of its historical affiliation with AT&T. Lucent has announced it is supplying closed architecture DWDM system equipment to AT&T, and has announced an intention to introduce in the near future an open architecture DWDM system. Although Lucent's prior affiliation with AT&T may have inhibited its relationships as a supplier to other carriers, the spin-off of Lucent into a separate company may make it more attractive to potential customers as a supplier.

     In addition to DWDM suppliers, traditional TDM-based transmission equipment suppliers compete with the Company in the market for transmission capacity. Lucent, Alcatel, Nortel, Fujitsu and NEC are already providers of a full complement of such equipment. These and other competitors have introduced or are expected to introduce equipment which will offer 10 Gb/s transmission capability, and MCI has recently announced limited deployment of such equipment. The Company believes the viability of widescale deployment of 10 Gb/s TDM based equipment has yet to be demonstrated. Because of the transmission rate employed, the 10 Gb/s TDM equipment requires digital multiplexing circuits operating at microwave frequencies, which can lead to instability. This can complicate reproducibility, which may in turn result in delays in introduction and higher manufacturing costs. More significantly, at the 10 Gb/s transmission rate, dispersion distortion effects in the fiber can result in significant impairments and limitations, particularly in transmission over non-dispersion shifted fiber, which comprises most of the installed fiber in current long distance networks in the United States. However, at lower rates, such as 2.5 Gb/s, TDM-based equipment is technically viable and widely available commercially, and, as an upgrade to existing lower transmission rate telecommunications links, can represent an alternative incremental approach to the enhancement of transmission capacity.

     Additionally, while the Company believes the open architecture of its MultiWave systems is attractive to some customers, certain of the Company's competitors are able to offer more extensive TDM-based product lines under closed architectures which may provide perceived network-wide cost and operating efficiencies not available from the Company. For example, Lucent, Alcatel, Nortel, NEC, Pirelli, Siemens, Ericsson and others are expected to move aggressively to capture market share in the DWDM market. The Company expects aggressive competitive moves to include early announcement of competing or alternative products, significant price discounting and intellectual property disputes. While competition in general is broadly based on varying combinations of price, manufacturing capacity, timely delivery, system reliability, service commitment and installed customer base, as well as on the comprehensiveness of the system solution in meeting immediate network needs and foreseeable scaleability requirements, the Company's customers are themselves under increasing competitive pressure to deliver their services at the lowest possible cost. This pressure may result in pricing for DWDM systems becoming a more important factor in customer decisions, thereby detracting from the advantages the Company may otherwise possess by reason of its market leadership position.

PATENTS AND OTHER INTELLECTUAL PROPERTY RIGHTS

     The Company has licensed certain key enabling technologies with respect to the production of in-fiber Bragg gratings, utilized publicly available technology associated with Erbium-doped fiber amplifiers, and applied its design, engineering and manufacturing skills to develop its MultiWave 1600 and MultiWave Sentry systems. These licenses expire when the last of the licensed patents expires or is abandoned. The Company also licenses from third parties certain software components for its network management software. These software licenses are perpetual but will generally terminate after an uncured breach of the agreement by the Company. The Company has applied for trademark registration for CIENA, MultiWave, and MultiWave Sentry and has a registered trademark for WaveWatcher. The Company also relies on contractual rights, trade secrets and copyrights to establish and protect its proprietary rights in its products.

     The Company intends to enforce vigorously its intellectual property rights if infringement or misappropriation occurs. However, the Company does not expect its proprietary rights in its technology will prevent competitors from developing technologies and equipment functionally similar to the Company's.

     The Company's practice is to require its employees and consultants to execute non-disclosure and proprietary rights agreements upon commencement of employment or consulting arrangements with the Company. These agreements acknowledge the Company's exclusive ownership of all intellectual property developed by the individual during the course of his work with the Company and require that all proprietary information disclosed to the individual will remain confidential.

     As of April 30, 1997, the Company had received eight United States patents, had received notice of allowance of four more, and had 15 pending patent applications. The issued patents relate to (i) an optical monitoring channel for WDM systems capable of surviving failure of an optical amplifier, (ii) an in-fiber Bragg grating system for optical cable television systems that allows the network operator to remove and insert different optical frequencies and switch video signals on demand, (iii) a WDM optical communication system with remodulators to carry multiple optical signals of different wavelengths simultaneously, (iv) a WDM system that can be expanded with additional optical signals, (v) an optical system which uses optical amplifiers with flattened gain curves, (vi) a method for removing and inserting optical carriers in a WDM system, (vii) an optical system with tunable in-fiber gratings and (viii) an optical amplifier with add/drop capability. Allowed patent applications relate to other aspects of in-fiber Bragg gratings technology and other aspects of WDM system design. Patents afford the holder the right to exclusive use for 17 years. Of the eight United States patents that have been issued, one will expire in 2012, five will expire in 2013, and the remaining two will expire in 2014. Pursuant to an agreement between the Company and General Instrument Corporation dated March 10, 1997, the Company is a co-owner with General Instrument Corporation of a portfolio of 27 United States and foreign patents relating to optical communications, primarily for video-on-demand applications. See "Risk Factors -- Proprietary Rights".

EMPLOYEES

     As of April 30, 1997, the Company employed 443 persons, of whom 68 were primarily engaged in research and development activities, 274 in manufacturing, 48 in sales, marketing, customer support and related activities and 53 in administration. None of the Company's employees are currently represented by a labor union. The Company considers its relations with its employees to be good.

FACILITIES

     The Company's principal executive offices, sales, marketing and product development functions are located in Linthicum, Maryland in a 96,000 square foot facility. Base rent is approximately $102,000 per month, with annual rate increases each of the ten years of the initial lease term, with a final year rate of approximately $126,000 per month. The Company's manufacturing facilities are located in Savage, Maryland and consist of approximately 50,500 square feet under a lease that will expire in December 2001, absent exercise of a renewal option for an additional five years. The base rent averages approximately $35,775 per month for the first six years. The Company has leased additional facilities of approximately 57,000 square feet near the Linthicum headquarters and intends in the third quarter to transfer certain systems integration and test, pilot production and customer service and support functions to these facilities.

LEGAL PROCEEDINGS

     Pirelli Litigation. On December 20, 1996, a U.S. affiliate of Pirelli filed suit in U.S. District Court in Delaware, alleging willful infringement by the Company of five U.S. patents held by Pirelli. The lawsuit seeks treble damages, attorneys' fees and costs, as well as preliminary and permanent injunctive relief against the alleged infringement. On February 10, 1997, the Company filed its answer denying infringement, alleging inequitable conduct on the part of Pirelli in the prosecution of certain of its patents, and stating a counterclaim against the relevant Pirelli parties for a declaratory judgment finding the Pirelli patents invalid and/or not infringed. Following the filing of the Company's answer, Pirelli dedicated to the public and withdrew from the lawsuit all infringement claims relating to one of the five patents.

     Discovery proceedings are ongoing, and are currently expected to be completed by January 31, 1998, with trial expected no earlier than February 1998.

     The Company has filed a complaint against Pirelli with the ITC, based on the Company's belief that a 32 channel DWDM system announced by Pirelli infringes at least two of the Company's patents. The Company's complaint seeks a ban on the importation by Pirelli into the U.S. of any infringing 32 channel system. A formal investigative proceeding was instituted by the ITC on April 3, 1997. Discovery proceedings are now ongoing, and a full hearing of the matter is currently scheduled for December 1997.

     On March 14, 1997, the Company filed suit against Pirelli in U.S. District Court in the Eastern District of Virginia, alleging willful infringement by Pirelli of three U.S. patents held or co-owned by the Company. The lawsuit seeks treble damages, attorneys' fees and costs, as well as permanent injunctive relief against the alleged infringement. The patents at issue relate to certain of Pirelli's cable television equipment, to Pirelli's 4 and 8 channel WDM systems, and to certain Pirelli fiberoptic communications equipment announced by Pirelli in January 1997 as being deployed in a field trial in the MCI network. Pirelli's motion to dismiss or transfer for lack of jurisdiction was denied April 28, 1997. Discovery proceedings are now ongoing, with trial expected by late fall 1997.

     The Company continues to believe its MultiWave 1600 system does not infringe any claim of the four remaining Pirelli patents, and believes certain claims of the Pirelli patents may be invalid. The Company intends to defend itself vigorously, and is planning on all litigation proceeding through trial. In light of the complexity and likely time-consuming nature of the litigation, including the Company's counterclaim, the ITC proceeding, and the Company's patent infringement lawsuit against Pirelli in the Eastern District of Virginia, the Company accrued during the first fiscal quarter of 1997 approximately $5.0 million in estimated legal and related costs associated with these proceedings. While the Company believes its estimate of legal and related costs is adequate based on its current understanding of the overall facts and circumstances, the estimate may be increased later in the fiscal year depending on the course of the legal proceedings.

     The Company expects that the Pirelli proceedings will not only be costly but will also involve a substantial diversion of the time and attention of some members of management. Further, the Company believes Pirelli and other competitors have used the existence of the Delaware litigation to raise questions in customers' and potential customers' minds as to the Company's ability to manufacture and deliver the MultiWave 1600 system. There can be no assurance that such efforts by Pirelli and others will not disrupt the Company's existing and prospective customer relationships.

     There can be no assurance that the Company will be successful in the Pirelli litigation, and an adverse determination in the Delaware court could result from a finding of infringement of only one claim of a single patent. The Company may consider settlement due to the costs and uncertainties associated with litigation in general and patent infringement litigation in particular and due to the fact that an adverse determination in the litigation could preclude the Company from producing the MultiWave 1600 system until it was able to implement a non-infringing alternative design to any portion of the system to which such a determination applied. There can be no assurance that any settlement will be reached by the parties. An adverse determination in, or settlement of, the Pirelli litigation could involve the payment of significant amounts, or could include terms in addition to such payments, which could have a material adverse effect on the Company's business, financial condition and results of operations.

     Kimberlin Litigation. Kevin Kimberlin and parties controlled by him (the "Kimberlin Parties") are owners of Common Stock of the Company, the substantial majority of which has been derived from the conversion at the time of the Company's initial public offering of Series A, Series B and Series C Preferred Stock then owned by them. On November 20, 1996, the Kimberlin Parties filed suit in U.S. District Court for the Southern District of New York against the Company, and certain directors of the Company, alleging that the Kimberlin Parties were entitled to purchase additional shares of Series C Preferred Stock at the time of the closing of the Series C Preferred Stock financing, but were denied that opportunity by the defendants. The lawsuit alleges that certain rights of first refusal existing under the Series B Preferred Stock Purchase Agreement entitled the

Kimberlin Parties to purchase more shares of Series C Preferred Stock than were in fact purchased by them at the time of the closing of the Series C Preferred Stock financing in December 1995. The lawsuit claims breach of contract, breach of fiduciary duty and violation of Securities and Exchange Commission Rule 10b-5 by the defendants. On January 6, 1997, the Company filed its answer to the Kimberlin Parties complaint, and filed a counterclaim for rescission of the sale of the shares of Series C Preferred Stock purchased by the Kimberlin Parties in the Series C Preferred Stock financing.

     The Kimberlin Parties amended their complaint in May 1997, alleging that the same facts and conduct with respect to the private placement of Series C Preferred Stock represent a violation of federal insider trading laws.

     The number of shares to be purchased by each party to the Series C Preferred Stock financing was communicated in writing to the Kimberlin Parties in December 1995 prior to the Series C closing. Further, as permitted under the Series B Preferred Stock Purchase Agreement, the Series C Preferred Stock Purchase Agreement expressly stated that all rights of first refusal referred to in the lawsuit were waived. The required number of Series B investors, including the Kimberlin Parties, signed the Series C Preferred Stock Purchase Agreement containing that waiver. In July 1996, the Kimberlin Parties reaffirmed to the Company in writing that their beneficial ownership of shares did not include any shares which they have subsequently claimed in the lawsuit they were entitled to purchase.

     The Company believes that the Kimberlin Parties' claims, brought as the Company's initial public offering was being prepared, and the amended claims, are without merit and intends to defend itself vigorously. Discovery proceedings are now ongoing and are expected to be completed by July 15, 1997.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The table below sets forth certain information concerning each of the directors and executive officers of the Company:

               NAME                   AGE                         POSITION
-----------------------------------   ---    --------------------------------------------------
Patrick H. Nettles, Ph.D. .........   53     President, Chief Executive Officer and Director
Steve W. Chaddick..................   45     Senior Vice President, Products and Technologies
Lawrence P. Huang..................   45     Senior Vice President, Sales and Marketing
Stephen B. Alexander...............   37     Vice President, Transport Products
Joseph R. Chinnici.................   42     Vice President, Finance and Chief Financial
                                             Officer
Mark Cummings......................   45     Vice President, Operations
W. Michael Fagen...................   41     Vice President, Business Development
G. Eric Georgatos..................   42     Vice President, General Counsel and Secretary
Jesus Leon.........................   52     Vice President, Access Products
Daniel P. McCurdy..................   40     Vice President, Corporate Development
Rebecca K. Seidman.................   50     Vice President, Human Resources Development
Guy R. Van Buskirk.................   42     Vice President, Customer Service
Stephen R. Whitt...................   37     Vice President, Intellectual Property
Jon W. Bayless, Ph.D.(1)(2)........   56     Chairman of the Board of Directors
Harvey B. Cash.....................   58     Director
Clifford W. Higgerson(2)...........   57     Director
Billy B. Oliver(1).................   72     Director
Michael J. Zak(1)(2)...............   44     Director

---------------
(1) Member of the Compensation Committee

(2) Member of the Audit Committee

     PATRICK H. NETTLES, PH.D., has served as Chief Executive Officer of the Company since February 1994, as President and Chief Executive Officer since April 1994 and as Director since February 1994. From 1992 until 1994, Dr. Nettles served as Executive Vice President and Chief Operating Officer of Blyth Holdings Inc., a publicly-held supplier of client/server software. From late 1990 through 1992, Dr. Nettles was President and Chief Executive Officer of Protocol Engines Inc., a development stage enterprise, formed as an outgrowth of Silicon Graphics Inc., and targeted toward very large scale integration based solutions for high-performance computer networking. From 1989 to 1990, Dr. Nettles was Chief Financial Officer of Optilink, a venture start-up which was acquired by DSC Communications. Dr. Nettles received his B.S. degree from the Georgia Institute of Technology and his Ph.D. from the California Institute of Technology.

     STEVE W. CHADDICK has served as Senior Vice President, Products and Technologies since September 1996, and was previously Vice President of Product Development for the Company since joining it in 1994. Prior to joining the Company, Mr. Chaddick was Vice President of Engineering at AT&T Tridom, a company he co-founded in 1983 and which was acquired by AT&T in 1988. AT&T Tridom focused on the development of very small aperture satellite terminal systems. Mr. Chaddick was responsible for all product development at AT&T Tridom, including hardware, embedded systems software and network management software. Mr. Chaddick received both his B.S. and M.S. degrees in electrical engineering from the Georgia Institute of Technology.

     LAWRENCE P. HUANG has served as Senior Vice President, Sales and Marketing of the Company since November 1996 and served as Vice President, Sales and Marketing of the Company since joining it in April 1994. Prior to joining CIENA, Mr. Huang was Vice President/General Manager and Vice President of Sales and Marketing of AT&T Tridom, which he co-founded with Mr. Chaddick in 1983. Mr. Huang holds a B.S. in industrial management from the Georgia Institute of Technology and an M.B.A. from Georgia State University.

     STEPHEN B. ALEXANDER has served as Vice President, Transport Products since September 1996, and was previously Director of Lightwave Systems at the Company since joining it in 1994. From 1982 until joining the Company, he was employed at MIT Lincoln Laboratory, where he last held the position of Assistant Leader of the Optical Communications Technology Group. Mr. Alexander is an Associate Editor for the Journal of Lightwave Technology and a General Chair of the conference on Optical Fiber Communication (OFC) for 1997. He is author of the tutorial text Optical Communication Receiver Design. Mr. Alexander received both his B.S. and M.S. degrees in electrical engineering from the Georgia Institute of Technology.

     JOSEPH R. CHINNICI joined the Company in September 1994 as Controller, and became Vice President, Finance and Chief Financial Officer in May 1995. From 1993 through 1994, Mr. Chinnici served as a financial consultant for Halston Borghese Inc. From 1977 to 1993, Mr. Chinnici held a variety of accounting and finance assignments for Playtex Apparel Inc. (now a division of Sara Lee Corporation), ending this period as Director of Operations Accounting and Financial Analysis. Mr. Chinnici holds a B.S. in accounting from Villanova University and an M.B.A. from Southern Illinois University.

     MARK CUMMINGS joined the Company in May 1996 as Vice President, Manufacturing and was promoted to Vice President, Operations in September 1996. From 1985 to 1996, Mr. Cummings was Vice President, Operations for Cray Communications, Inc., an international manufacturer of communications equipment. From 1975 to 1985, Mr. Cummings was Manager of Manufacturing Engineering at Taylor Instruments, and from 1973 to 1975, an Industrial Engineer at Siemens Stromberg Carlson Inc. Mr. Cummings holds a B.S. in electronic technology from the State University of New York at Buffalo, and is currently in the Masters program in advanced manufacturing systems at the University of Maryland.

     W. MICHAEL FAGEN has served as Vice President, Business Development of the Company since joining it in October 1995. From 1991 through 1995, Mr. Fagen pursued advanced degree studies in international relations at George Washington University, Washington, D.C. and Universidad Para la Paz, San Jose, Costa Rica. Prior to 1991, Mr. Fagen served as Director of Sales for Telebit Corporation; Director of Marketing and Strategic Account Development for Vitalink Communications Corporation; National Account Manager for AT&T/Southern Bell; and Marketing Representative for Major Accounts at IBM Corp. Mr. Fagen holds a B.A. from The University of the South, an M.A. in international relations from La Universidad Para la Paz and a Ph.D. in political science (pending) from the George Washington University.

     G. ERIC GEORGATOS has served as the Company's Vice President, General Counsel and Secretary since February 1996. From 1980 to 1995, Mr. Georgatos was an attorney and member of Gray Cary Ware & Friedenrich, a Professional Corporation, a law firm based in California, where he served as outside general corporate counsel for a variety of emerging companies. Mr. Georgatos holds a B.S. degree in business administration from the University of Southern California and a J.D. from the University of California Los Angeles.

     JESUS LEON joined the Company in November 1996 as Vice President, Access Products. From December 1995 to October 1996, Mr. Leon served as Vice President, Engineering, for the Access Systems Division of Alcatel Standard Electrica, S.A. ("Alcatel Electrica"), a division of Alcatel Alsthom Group. Alcatel Electrica is a leading global supplier of telecommunications equipment. Mr. Leon led Alcatel Electrica's product development for all access products with responsibility for over 1,200 engineers in Europe, Australia and South Africa. Mr. Leon served in various positions with Alcatel Electrica from 1990-1991. Mr. Leon holds a B.S.E.E. and M.E. from the University of Florida, an A.B.D. (all but doctoral dissertation) from the Georgia Institute of Technology and an M.B.A. from Georgia State University.

     DANIEL P. MCCURDY joined the Company in June 1997 as Vice President, Corporate Development. From January 1983 to June 1997, Mr. McCurdy served in various positions with IBM Corporation, most recently as Director of Business Development & Market Strategy for IBM Research. Mr. McCurdy was part of a 14 member executive team guiding IBM's Research Division, and responsible for the structuring, negotiation and management of a variety of divestitures and business combinations while there. Mr. McCurdy holds a B.A. from the University of North Carolina at Chapel Hill.

     REBECCA K. SEIDMAN joined the Company in April 1996 as Director of Human Resources Development, and was promoted to Vice President, Human Resources Development in June 1996. From 1984 until joining the Company, Ms. Seidman served consecutively as Director of Marketing, Vice President, Administration, and Principal of Walpert, Smullian & Blumenthal, P.A., a regional accounting and consulting firm. Ms. Seidman is a Phi Beta Kappa graduate of Goucher College and co-author of Total Quality Distribution, a book discussing practical applications of Total Quality in the wholesale distribution industry.

     GUY R. VAN BUSKIRK joined the Company in January 1997 as Vice President, Customer Service. From January 1994 to January 1997, Mr. Van Buskirk worked for 3Com Corporation, where he last served as Director, Customer Services for the Americas. Mr. Van Buskirk designed, launched and managed a customer support organization of over 250 contributors while at 3Com. From February 1993 to January 1994, Mr. Van Buskirk was Vice President, Customer Services at Blyth Software, Inc., and from November 1991 until January 1993 was Director, Marketing and Support for Protocol Engines, Inc.

     STEPHEN R. WHITT joined the Company in December 1996 as Senior Intellectual Property Counsel and was promoted to Vice President, Intellectual Property in May 1997. From 1993 to 1996, Mr. Whitt was Managing Attorney of Samsung Electronics Legal Affairs Office. From 1988 to 1992, Mr. Whitt was an attorney and member of the law firm of Finnegan Henderson Farabow Garret & Dunner. Mr. Whitt served as a law clerk for the Honorable Alvin A. Schall, Circuit Court Judge, United States Court of Appeals for the Federal Circuit from 1992-1993. Mr. Whitt holds a B.S. degree in electrical engineering from Brigham Young University, a M.S. degree in electrical engineering from George Washington University and a J.D. from the George Mason University School of Law.

     JON W. BAYLESS, PH.D. has been a Director of the Company since April 1994 and has served as Chairman of the Board of Directors since November 1996. Dr. Bayless is a general partner of various venture capital funds associated with Sevin Rosen Funds where, since 1981, he has focused on developing business opportunities in the fields of telecommunications and computers. Mr. Bayless is also the controlling stockholder and sole director of Jon W. Bayless, Inc., the general partner of Atlantic Partners L.P., which is the general partner of Citi Growth Fund L.P., a venture capital investment firm. Dr. Bayless currently serves as a director of 3DX Technologies Inc. and of several private companies. Dr. Bayless is also Chairman of the Board of Directors of Shared Resource Exchange, Inc. Shared Resource Exchange, Inc. filed for reorganization under Chapter 11 of the Federal Bankruptcy Code in August 1996. A plan under Chapter 11 has been approved. Dr. Bayless has held faculty positions at Southern Methodist University, Virginia Polytechnic Institute, and the Catholic University of America. He holds patents in the field of digital telecommunications, and is a senior member of the Institute of Electronic Engineers. Dr. Bayless earned his B.S. degree in electrical engineering at the University of Oklahoma. He earned his M.S. degree in electrical engineering at the University of Alabama, and his Ph.D. in electrical engineering at Arizona State University.

     HARVEY B. CASH has been a Director of the Company since April 1994. Mr. Cash is a general partner of InterWest Partners, a venture capital firm in Menlo Park, California which he joined in 1985. Mr. Cash is Chairman of the Board of Cyrix Corporation and serves on the board of directors of ProNet, Inc., Benchmarq, Microelectronics, Heritage Media Corporation, AMX Corporation, i2 Technologies Inc. and Aurora Electronics, Inc. He is also an advisor to Austin Ventures. Mr. Cash received a B.S. in electrical engineering from Texas A&M University and an M.B.A. from Western Michigan University.

     CLIFFORD W. HIGGERSON has been a Director of the Company since April 1994. Mr. Higgerson has since 1991 been a general partner of Vanguard Venture Partners, a venture capital firm specializing in high technology start-ups, located in Palo Alto, California. Prior to joining Vanguard in July 1991, Mr. Higgerson was the managing partner of Communications Ventures, Inc. and prior to that was a Managing Partner of Hambrecht & Quist. Mr. Higgerson is also a director of Advanced Fibre Communications and Digital Microwave Corp. Mr. Higgerson earned his B.S. in electrical engineering from the University of Illinois and an M.B.A. in finance from the University of California at Berkeley.

     BILLY B. OLIVER has been a Director of the Company since June 1996. Since his retirement in 1985 after nearly 40 years of services at AT&T, Mr. Oliver has worked as a self-employed communications consultant. During his last 15 years with AT&T, he held the position of Vice President, Engineering Planning and Design, where he was directly involved in and had significant responsibility for the evolution of AT&T's long distance network during that period. He was a co-recipient of the Alexander Graham Bell Medal for the conception and implementation of Nonhierarchical Routing in AT&T's network. Mr. Oliver is also a director of Digital Microwave Corp., Communications Network Enhancement Inc. and Enterprise Network Services Inc. Mr. Oliver earned his B.S.E.E. degree from North Carolina State University.

     MICHAEL J. ZAK has been a Director of the Company since December 1994. He has been employed by Charles River Ventures of Boston, Massachusetts since 1991 and has been a general partner of the general partner of Charles River Partnership VII and its related entities since 1993. From 1986 through 1991, he was a founder and corporate officer of Concord Communications, Inc., a manufacturer of data communications systems. He is a director of ON Technology Corporation as well as five other private companies. Mr. Zak has a B.S. degree in engineering from Cornell University and an M.B.A. from Harvard Business School.

BOARD OF DIRECTORS

     The Board of Directors is divided into three classes. Each class of Directors consists of two or more Directors. At each annual meeting of stockholders, one class of Directors is elected to a three-year term to succeed the Directors of the same class whose terms are then expiring. The Class I Directors, whose terms will expire at the next annual meeting of stockholders, are Dr. Nettles and Mr. Bayless, the Class II Directors, whose terms will expire at the 1998 annual meeting of stockholders, are Messrs. Zak and Cash, and the Class III Directors, whose terms will expire at the 1999 annual meeting of stockholders, are Messrs. Oliver and Higgerson. See "Description of Capital Stock -- Delaware Law and Certain Provisions of the Third Amended and Restated Certificate of Incorporation".

     Officers are elected by and serve at the discretion of the Board of Directors. There are no family relationships among the Directors or officers of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company has established an Audit Committee of non-employee Directors to make recommendations concerning the engagement of independent public accountants, review the plans and results of the audit engagement with the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls. Dr. Bayless and Messrs. Zak and Higgerson are the members of the Audit Committee. The Company has established a Compensation Committee of non-employee Directors to determine compensation for the Company's executive officers and to administer the Company's Amended and Restated 1994 Stock Option Plan and the Management Incentive Compensation Plan. Dr. Bayless and Messrs. Oliver and Zak are the members of the Compensation Committee.

COMPENSATION OF BOARD OF DIRECTORS

     Non-employee members of the Board of Directors receive $2,500 for participation in each meeting of the full Board of Directors and $1,250 for each committee meeting and are reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings. The Company has adopted the 1996 Outside Directors Stock Option Plan and, under such plan, non-employee Directors are eligible to receive stock options in consideration for their services. See
"-- Stock Plans" and "-- 1996 Outside Directors Stock Option Plan".

EXECUTIVE COMPENSATION

     The following summary compensation table sets forth the compensation paid by the Company during the fiscal year ended October 31, 1996 to the Company's chief executive officer and each of the Company's four other executive officers whose total compensation for services in all capacities to the Company exceeded $100,000 during such year (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                                                                     ------------
                                                         ANNUAL COMPENSATION          SECURITIES
                                                     ----------------------------     UNDERLYING
                                                     YEAR     SALARY      BONUS        OPTIONS
                                                     ----    --------    --------    ------------
Patrick H. Nettles, Ph.D. ........................   1996    $174,000    $154,000       875,000
  President and Chief Executive Officer
David R. Huber, Ph.D.(1)..........................   1996     153,000      98,000            --
  Senior Vice President and Chief Scientist
Steve W. Chaddick.................................   1996     132,000      87,000       312,500
  Senior Vice President, Products and Technologies
Lawrence P. Huang.................................   1996     132,000      87,000       312,500
  Senior Vice President, Sales and Marketing
Joseph R. Chinnici................................   1996     115,000      79,000        72,500
  Vice President, Finance and Chief Financial
  Officer

---------------
(1) Dr. Huber resigned from his positions with the Company on April 30, 1997.

OPTION GRANTS

     The following table provides information concerning grants of options to purchase the Company's Common Stock made during the fiscal year ended October 31, 1996 to each of the Named Executive Officers:

                                                  OPTION GRANTS IN LAST FISCAL YEAR
                            ------------------------------------------------------------------------------
                                           PERCENT
                                             OF                                     POTENTIAL REALIZABLE
                                            TOTAL                                 VALUE AT ASSUMED ANNUAL
                            NUMBER OF      OPTIONS                                  RATES OF STOCK PRICE
                            SECURITIES     GRANTED                                APPRECIATION FOR OPTION
                            UNDERLYING    EMPLOYEES    EXERCISE                           TERM(3)
                             OPTIONS      IN FISCAL    PRICE PER    EXPIRATION    ------------------------
                            GRANTED(1)      1996       SHARE(2)        DATE           5%           10%
                            ----------    ---------    ---------    ----------    ----------    ----------
Patrick H. Nettles,
  Ph.D. .................     875,000        15.1%       $2.30         6/21/06    $1,266,000    $3,207,000
David R. Huber,
  Ph.D.(4)...............          --          --           --              --            --            --
Steve W. Chaddick........     312,500         5.4         2.30         6/21/06       452,000     1,146,000
Lawrence P. Huang........     312,500         5.4         2.30         6/21/06       452,000     1,146,000
Joseph R. Chinnici.......      72,500         1.3         2.30         6/21/06       105,000       266,000

---------------
(1) All options are immediately exercisable at the date of grant, but shares purchased upon exercise of options are subject to repurchase by the Company based upon a scheduled vesting period.

(2) All options were granted at an exercise price equal to the fair market value of the Company's Common Stock as determined by the Board of Directors of the Company on the date of grant. The Company's Common Stock was not publicly traded at the time of the option grants.

(3) Potential realizable values are net of exercise price, but before taxes associated with exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with rules of the United States Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the option holders' continued employment through the vesting period. This table does not take into account any appreciation in the price of the Common Stock from the date of grant to date. Assuming the fair market value of the Common Stock at the date of grant was the initial public offering price of $23.00 (which is significantly less than the last sale price on June 2, 1997), the potential realizable value of these options (a) at a 5% assumed annual rate of stock price appreciation would be $30,769,000 for Dr. Nettles, $10,989,000 for Mr. Chaddick, $10,989,000 for Mr. Huang and $2,549,000 for Mr. Chinnici and (b) at a 10% assumed annual rate of stock price appreciation would be $50,187,000 for Dr. Nettles, $17,924,000 for Mr. Chaddick, $17,924,000 for Mr. Huang and $4,158,000 for Mr. Chinnici.

(4) Dr. Huber resigned from his positions with the Company on April 30, 1997.

AGGREGATED OPTION EXERCISES IN LAST FISCAL AND FISCAL YEAR-END OPTION VALUES

     The following table provides the specified information concerning unexercised options held as of October 31, 1996 by the Named Executive Officers:

                                              NUMBER OF SECURITIES
                                             UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED IN-THE-
                                                   OPTIONS AT                  MONEY OPTIONS AT
                                              OCTOBER 31, 1996(1)            OCTOBER 31, 1996(2)
                                           --------------------------    ----------------------------
                                           EXERCISABLE  UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                                           ---------    -------------    -----------    -------------
Patrick H. Nettles, Ph.D. ..............     875,000         --          $11,935,000         --
David R. Huber, Ph.D.(3) ...............          --         --                   --         --
Steve W. Chaddick.......................   1,312,500         --           20,180,000         --
Lawrence P. Huang.......................   1,312,500         --           20,180,000         --
Joseph R. Chinnici......................     322,500         --            4,968,000         --

---------------
(1) All options are immediately exercisable at the date of grant, but shares purchased upon exercise of options are subject to repurchase by the Company based upon a scheduled vesting period. None of the shares underlying options held by Dr. Nettles are vested and 562,500, 578,125 and 113,540 of the shares underlying options held by Messrs. Chaddick, Huang and Chinnici, respectively, are vested.

(2) Calculated on the basis of the fair market value of the underlying securities as of October 31, 1996 of $15.94 per share, as determined by the Company's Board of Directors, less the aggregate exercise price. The value of vested in-the-money options held by Dr. Nettles is zero and the value of vested in-the-money options for Messrs. Chaddick, Huang and Chinnici is $8,954,000, $9,203,000 and $1,807,000, respectively.

(3) Dr. Huber resigned from his positions with the Company on April 30, 1997.

     No options to purchase the Company's Common Stock were exercised during the fiscal year ended October 31, 1996 by the Named Executive Officers.

     No compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year was paid pursuant to a long-term incentive plan during the last fiscal year to any of the Named Executive Officers.

EMPLOYMENT AGREEMENT

     In April 1994, the Company entered into an employment agreement with Dr. Nettles. The employment agreement specifies that Dr. Nettles is an employee at will. In the event that he is terminated for cause, as defined in the employment agreement, he will receive a severance payment equal to his monthly base salary until the earlier of the expiration of six months or the commencement of employment with a person or entity other than the Company.

MANAGEMENT INCENTIVE COMPENSATION PLAN

     The Company has established a management incentive compensation plan (the "Incentive Plan") pursuant to which management and non-management employees are eligible to earn up to certain percentages of their base salary as additional compensation, based upon the achievement of quarterly and annual objectives. Under the Incentive Plan, the Chief Executive Officer of the Company may earn up to 50% of his base salary, and Vice Presidents generally may earn up to 35% of their base salaries, as additional compensation upon the achievement of certain Company-wide objectives. Department directors and key managers are eligible to earn up to 15% of their base salaries in additional compensation based on the achievement of objectives which are specific to their functional department. Managers and all other salaried employees are eligible to earn up to 7.5% of their base salaries in additional compensation based on the achievement of objectives which are specific to their functional department. The quarterly objectives are determined on a quarter by quarter basis by the Board of Directors in consultation with management, and address a wide variety of activities with all functional areas of the Company based on the evolving needs of the Company. Bonuses are payable quarterly and at year-end under the Incentive Plan. In addition to amounts paid under the Incentive Plan during fiscal year 1996, the Company paid additional bonuses to all employees in that year.

STOCK PLANS

     AMENDED AND RESTATED 1994 STOCK OPTION PLAN

     A total of 20,050,000 shares of Common Stock are reserved for issuance under the Company's Amended and Restated 1994 Stock Option Plan (the "Option Plan"). At April 30, 1997, 257,451 shares of Common Stock subject to repurchase by the Company had been issued upon exercise of options, 2,253,694 shares of Common Stock not subject to repurchase had been issued upon exercise of options and 9,981,535 shares were subject to outstanding options at a weighted average exercise price of $2.94. Options may be granted to employees (including officers), consultants, advisors and directors, although only employees and directors and officers who are also employees may receive "incentive stock options" intended to qualify for certain tax treatment. The exercise price of nonqualified stock options must equal at least 85% of the fair market value of the Common Stock as determined by the Board of Directors, and in the case of incentive stock options must be no less than the fair market value of the Common Stock as determined by the Board of Directors. These options are immediately exercisable at the date of grant, but shares purchased upon exercise of options are subject to repurchase by the Company based upon a scheduled vesting period. Generally, shares underlying options vest over four years and options must be exercised within ten years. The Option Plan provides for accelerated vesting in the event of a change of control of the Company, provided the subject options have been outstanding for at least 335 days. Furthermore, in the event of a change in control, the surviving or acquiring company shall either assume the Company's rights and obligations under outstanding stock option agreements or substitute options for the acquiring corporation's stock for the outstanding options.

     1996 OUTSIDE DIRECTORS STOCK OPTION PLAN

     A total of 750,000 shares of Common Stock have been reserved for issuance under the 1996 Outside Directors Stock Option Plan (the "Directors Plan"). As of April 30, 1997, options to purchase 75,000 shares have been granted under the Directors Plan. The Directors Plan provides for the automatic granting of nonqualified stock options to Directors of the Company who are not employees of the Company (the "Outside Directors"). Under the Directors Plan, each current Outside Director will automatically be granted an option to purchase 10,000 shares of Common Stock on the date of each annual meeting of stockholders after the close of the Offerings, provided that the Outside Director continues to serve in such capacity. Additionally, each new Outside Director will automatically be granted an option to purchase 30,000 shares of Common Stock upon assuming the office of Director. The exercise price of the options in all cases will be equal to the fair market value of the Common Stock on the date of grant. Initial grants vest over a period of three years and annual grants vest in full on the first anniversary of the date of grant. Options generally must be exercised within ten years.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Dr. Bayless, Mr. Cash and Mr. Zak served during the fiscal year ended October 31, 1996 as members of the Compensation Committee of the Board of Directors. Dr. Bayless is an affiliate of Sevin Rosen Bayless Management Co., Sevin Rosen Fund IV L.P. and Sevin Rosen Fund V L.P. (collectively, the "Sevin Rosen Entities"), Mr. Cash is a general partner of InterWest Management Partners V, the general partner of InterWest Partners V, L.P., and of InterWest Investors V, L.P. (collectively, "InterWest"), and Mr. Zak is a general partner of the general partner of Charles River Partnership VII ("Charles River"). Although each of Sevin Rosen, InterWest and Charles River is a stockholder of the Company none of Mr. Cash, Mr. Zak or Dr. Bayless were at any time during the fiscal year ended October 31, 1996, or at any other time, an officer or employee of the Company. No member of the Compensation Committee of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee. Mr. Cash is not a current member of the Compensation Committee. See "Certain Transactions".

LIMITATION OF LIABILITY AND INDEMNIFICATION

     The Company's Certificate of Incorporation provides that a Director of the Company shall not be personally liable for monetary damages to the Company or its stockholders for a breach of fiduciary duty as a Director, except for liability as a result of (i) a breach of the Director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) an act related to the unlawful stock repurchase or payment of a dividend under Section 174 of Delaware General Corporation Law and (iv) transactions from which the Director derived an improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

     The Company's Certificate of Incorporation also authorizes the Company to indemnify its officers, Directors and other agents, to the full extent permitted under the Delaware General Corporation Law. The Company has entered into separate indemnification agreements with its directors and certain officers which may, in some cases, provide broader indemnification protection than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements require the Company, among other things, to indemnify such officers and Directors against certain liabilities that may arise by reason of their status or service as officers or Directors (other than liabilities arising from willful misconduct of a culpable nature), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. In addition, these agreements extend similar indemnification arrangements under similar circumstances to stockholders whose representatives serve as directors of the Company.

     At present, except for the Kimberlin litigation referred to above under "Business -- Legal Proceedings," there is no pending litigation or proceeding involving a Director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification. The Company expects to provide indemnification to its Directors named in the Kimberlin litigation.

                              CERTAIN TRANSACTIONS

STOCK SALES

     In April 1994, the Company issued and sold shares of Series A Preferred Stock at a purchase price of $1.00 per share, in December 1994, the Company issued and sold shares of Series B Preferred Stock at a purchase price of $1.50 per share and in December 1995, the Company issued and sold shares of Series C Preferred Stock at a purchase price of $7.00 per share. The shares of Series A, B and C Preferred Stock were initially convertible into one share of Common Stock, subject to adjustment. The Company effected a five-for-one stock split on December 9, 1996, and each share of Series A, B and C Preferred Stock converted automatically into five shares of Common Stock upon the closing of the Company's initial public offering in February 1997. In connection with these transactions, the Company also issued warrants to purchase Common Stock at an exercise price of $.02 per share. These warrants have been exercised and the shares of Common Stock issued upon exercise of the warrants are reflected in the table below.

     The purchasers of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Common Stock included, among others, the following directors, executive officers and holders of more than 5% of the Common Stock:

                                                                                  NUMBER OF    NUMBER OF    NUMBER OF
                                                                                  SHARES OF    SHARES OF    SHARES OF
                                                                                  SERIES A     SERIES B     SERIES C
                                                                                  PREFERRED    PREFERRED    PREFERRED
                                                                                    STOCK        STOCK        STOCK
                                                                     NUMBER OF    ---------    ---------    ---------
                                                                     SHARES OF
                                                                      COMMON
                                                                       STOCK
                                                                     ---------
                                                                     (ADJUSTED
                                                                     FOR FIVE-
                                                                      FOR-ONE
                                                                     SPLIT)
Bessemer Venture Partners III L.P. ("BVP")(1).....................         --            --      626,668     425,997
Charles River Partnership VII(2)..................................         --            --    1,500,000     250,000
InterWest(3)......................................................    205,415     1,154,848      744,950     250,000
Japan Associated Finance Co., Ltd., JAFCO G-5 Investment
  Enterprise Partnership, JAFCO R-1(A) Investment Enterprise
  Partnership, JAFCO R-1(B) Investment Enterprise Partnership and
  U.S. Information Technology (collectively the "JAFCO
  Entities")(4)...................................................         --            --    1,000,000     171,429
Sevin Rosen Entities(5)...........................................    205,235     1,153,789      744,291     428,571
SVE Star Ventures Enterprises No. II Limited Partnership, SVE Star
  Ventures Enterprises No. III Limited Partnership, SVE Star
  Ventures Enterprises No. IIIA Limited Partnership, SVE Star
  Ventures Managementgesellschaft mbH Nr. 3 & Co. Beteiligungs KG
  and SVE Star Ventures Managementgesellschaft mbH Nr. 3
  (collectively the "Star Venture Entities")(6)...................         --            --    1,000,000     322,143
Vanguard IV, L.P.(7)..............................................    136,220       750,000      493,999     142,850
Kevin Kimberlin(8)................................................     76,560       421,520      426,733      72,533

---------------
(1) Includes (i) 24,000 shares of Series B Preferred Stock held by persons associated with Bessemer Securities Corporation ("BSC"), the parent of the limited partner of BVP, as to which BVP has the power to vote and as to which BVP disclaims beneficial ownership, and 22,222 shares of Series B Preferred Stock held by BVP III Special Situations L.P. ("BVP SS"), as to which Deer III & Co. ("Deer III"), the general partner of BVP, as the general partner of BVP SS, has voting and investment control and as to which BVP disclaims beneficial ownership and Deer III disclaims beneficial ownership except to the extent of its partnership interest in BVP SS, and
    (ii) 6,150 shares of Series C Preferred Stock held by persons associated with BSC, the parent of the limited partner of BVP, as to which BVP has the power to vote and as to which BVP disclaims beneficial ownership, and 9,523 shares of Series C Preferred Stock held by BVP SS, as to which Deer III, as the general partner of BVP SS, has voting and investment control and as to which BVP disclaims beneficial ownership and Deer III disclaims beneficial ownership except to the extent of its partnership interest in BVP SS. Does not include (i) 73,332 shares of Series B Preferred Stock held by partners of Deer III & Co. and persons associated with such partners or Deer III & Co., and (ii) 6,858 shares of Series C Preferred Stock held by partners of Deer III & Co. and person associated with such partners of Deer III & Co.

(2) Michael J. Zak, an affiliate of Charles River Partnership VII, is a Director of the Company.

(3) Includes (i) 204,325 shares of Common Stock held by InterWest Partners V L.P. and 1,090 shares of Common Stock held by InterWest Investors V L.P.,
    (ii) 1,148,848 shares of Series A Preferred Stock held by InterWest

    Partners V L.P. and 6,000 shares of Series A Preferred Stock held by InterWest Investors V L.P., (iii) 740,998 shares of Series B Preferred Stock held by InterWest Partners V L.P. and 3,952 shares of Series B Preferred Stock held by InterWest Investors V L.P. and (iv) 248,438 shares of Series C Preferred Stock held by InterWest Partners V L.P. and 1,562 shares of Series C Preferred Stock held by InterWest Investors V L.P. Harvey B. Cash, an affiliate of InterWest Partners V L.P., is a Director of the Company.

(4) Includes (i) 40,000 shares of Series B Preferred Stock held by Japan Associated Finance Co., Ltd. ("JAFCO"); 82,712 shares of Series B Preferred Stock held by JAFCO G-5 Investment Enterprise Partnership ("JAFCO G-5"); 38,644 shares of Series B Preferred Stock held by JAFCO R-1(A) Investment Enterprise Partnership ("JAFCO R-1(A)"); 38,644 shares of Series B Preferred Stock held by JAFCO R-1(B) Investment Enterprise Partnership ("JAFCO R-1(B)") and 800,000 shares of Series B Preferred Stock held by U.S. Information Technology Investment Enterprise Partnership ("USIT"), and (ii) 6,857 shares of Series C Preferred Stock held by JAFCO; 14,179 shares of Series C Preferred Stock held by JAFCO G-5; 6,625 shares of Series C Preferred Stock held by JAFCO R-1(A); 6,625 shares of Series C Preferred Stock held by JAFCO R-1(B) and 137,143 shares of Series C Preferred Stock held by USIT.

(5) Includes (i) 204,325 shares of Common Stock held by Sevin Rosen Fund IV L.P. and 910 shares of Common Stock held by Sevin Rosen Bayless Management Co.,
    (ii) 1,148,789 shares of Series A Preferred Stock held by Sevin Rosen Fund IV L.P. and 5,000 shares of Series A Preferred Stock held by Sevin Rosen Bayless Management Co., (iii) 740,998 shares of Series B Preferred Stock held by Sevin Rosen Fund IV L.P. and 3,293 shares of Series B Preferred Stock held by Sevin Rosen Bayless Management Co. and (iv) 285,714 shares of Series C Preferred Stock held by Sevin Rosen Fund IV L.P. and 142,857 shares of Series C Preferred Stock held by Sevin Rosen Fund V L.P. Jon W. Bayless, an affiliate of the Sevin Rosen Entities, is a Director of the Company. Mr. Bayless disclaims beneficial ownership of the shares owned by each of the foregoing entities except to the extent of his proportional interest, if any.

(6) Includes (i) 256,000 shares of Series B Preferred Stock held by SVE Star Ventures Enterprises No. II Limited Partnership ("Star Enterprises II"); 687,100 shares of Series B Preferred Stock held by SVE Star Ventures Enterprises No. III Limited Partnership ("Star Enterprises III") and 56,900 shares of Series B Preferred Stock held by SVE Star Ventures Enterprises No. IIIA Limited Partnership ("Star Enterprises IIIA"); and (ii) 33,548 shares of Series C Preferred Stock held by Star Enterprises II; 90,026 shares of Series C Preferred Stock held by Star Enterprises III; 7,528 shares of Series C Preferred Stock held by Star Enterprises IIIA; 107,143 shares of Series C Preferred Stock held by SVE Star Ventures Managementgesellschaft mbH Nr. 3 & Co. Beteiligungs KG and 83,898 shares of Series C Preferred Stock held by SVE Star Ventures Managementgesellschaft mbH Nr. 3.

(7) Clifford W. Higgerson, an affiliate of Vanguard IV, L.P., is a Director of the Company.

(8) The shares beneficially owned by Kevin Kimberlin include shares of Kevin Kimberlin Partners L.P. and Spencer Trask Holdings.

     In April 1994, the Company sold 3,500,000 shares of Common Stock to Dr. Nettles at a purchase price of $.02 per share pursuant to a Stock Purchase and Stock Restriction Agreement dated April 9, 1994. In connection therewith, Dr. Nettles issued a note to the Company in the amount of $63,000. The note was paid in full in March 1995. Under the agreement, one quarter of the shares vested on the first anniversary date of the agreement and the remaining shares vested monthly at a rate of 1/48th per month. Until the shares are fully vested, they are subject to certain restrictions including forfeiture in the event employment is terminated, restrictions on transferability and right of first refusal. As of October 31, 1996, 2,183,335 of the shares were vested under the agreement.

     The Company believes that all transactions with affiliates described above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions, including any loans, between the Company and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested Outside Directors, and will continue to be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                       PRINCIPAL AND SELLING STOCKHOLDERS


    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of May 1, 1997 (before a 10% release of shares from the IPO Lock-Up Agreements), as adjusted to reflect the sale of the shares offered hereby (i) by each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) by each Director and Named Executive Officer, (iii) by all officers and Directors as a group and
(iv) by Selling Stockholders and certain other holders. Contemporaneously with the filing of the Registration Statement of which this Prospectus is a part, the Company notified holders of Common Stock who have registration rights described under "Description of Capital Stock -- Registration Rights". The information in the column "Shares to be Sold" is being compiled as registration rights holders respond with their interests in participation. The responses are due within a prescribed notification period (which expires on June 23, 1997). The table below will be revised following the notification period by an amendment to the Registration Statement to reflect the identity of all Selling Stockholders, any adjustments to the aggregate number of shares to be sold by Selling Stockholders and the allocation of that number among the Selling Stockholders as well as the beneficial ownership of Selling Stockholders before and after the Offerings. Included among the group of potential Selling Stockholders are affiliates of members of the Company's Board of Directors including several holders of more than 5% of the outstanding Common Stock and some or all of such affiliates may sell a substantial portion of their holdings.



                                                       SHARES OF COMMON STOCK                          SHARES OF COMMON STOCK TO
                                                     BENEFICIALLY OWNED BEFORE                        BE BENEFICIALLY OWNED AFTER
                                                          SALE UNDER THIS                                   SALE UNDER THIS
                                                           PROSPECTUS(1)                                   PROSPECTUS(1)(2)
       DIRECTORS, OFFICERS, PRINCIPAL AND           ----------------------------     SHARES TO BE     ---------------------------
              SELLING STOCKHOLDERS                    NUMBER          PERCENTAGE       SOLD(2)         NUMBER          PERCENTAGE
------------------------------------------------    ----------        ----------     ------------     ---------        ----------
Sevin Rosen Entities(3).........................    11,838,490           12.7%
   Two Galleria Tower
   13455 Noel Road, Suite 1670
   Dallas, Texas 75240
InterWest(4)....................................    10,954,405           11.8%
   3000 Sand Hill Road
   Building 3, Suite 255
   Menlo Park, CA 94025
Charles River Partnership VII(5)................     8,750,000            9.4%
   c/o Charles River Ventures, Inc.
   1000 Winter Street, Suite 3300
   Waltham, MA 02154
Star Venture Entities...........................     6,610,715            7.1%
   Possartstrasse 9
   D-81679 Munich, Germany
JAFCO Entities..................................     5,857,145            6.3%
   c/o Japan Associated Finance Co., Ltd.
   Toshiba Bldg., 10F
   1-1-1, Shibaura, Minato-Ku
   Tokyo, Japan 105
BVP(6)..........................................     5,263,335            5.8%
   1025 Old Country Road
   Suite 205 Westbury, NY 11530
Vanguard IV, L.P.(7)............................     7,070,465            7.6%
   525 University Avenue
   Suite 600
   Palo Alto, CA 94301
David R. Huber(8)...............................     6,187,950            6.7%
Patrick H. Nettles(9)...........................     4,352,135            4.5%          250,000       4,098,135            4.2%
Steve W. Chaddick(10)...........................     1,312,500            1.4%          131,250       1,181,250            1.2%
Lawrence P. Huang(11)...........................     1,312,500            1.4%          131,250       1,181,250            1.2%
Stephen B. Alexander............................       457,500              *            45,750         411,750              *
Joseph R. Chinnici(12)..........................       322,500              *            32,150         290,350              *
Mark Cummings...................................       250,000              *            25,000         225,000              *
Michael Fagen...................................       300,000              *            30,000         270,000              *
G. Eric Georgatos...............................       200,000              *            20,000         180,000              *
Rebecca K. Seidman..............................       150,000              *            15,000         135,000              *
Jon W. Bayless(13)..............................    11,838,490           12.7%
Harvey B. Cash(14)..............................    10,954,405           11.8%
Clifford W. Higgerson(15).......................     7,070,465            7.6%
Billy B. Oliver(16).............................        75,000              *
Michael J. Zak(17)..............................     8,750,000            9.4%
All officers and directors as a group (18
 persons)(18)...................................    47,565,495           47.8%
Dr. Meir Barel(19)..............................     6,610,715            7.5%
Kevin Kimberlin.................................     4,680,490            5.0%
Weiss, Peck & Greer Venture Capital Funds(20)...     3,625,000            3.9%
[Other Selling Stockholders]....................


---------------

 * Represents less than 1%.

 (1) The persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table. Beneficial ownership is determined in accordance with the rules of the United States Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days after April 30, 1997 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

 (2) Assumes that the Underwriters' over-allotment options are not exercised.

 (3) Represents 11,081,830 shares of Common Stock beneficially owned by Sevin Rosen Fund IV L.P., 714,285 shares of Common Stock beneficially owned by Sevin Rosen Fund V L.P., and 42,375 shares beneficially owned by Sevin Rosen Bayless Management Company. Jon W. Bayless, a director of the Company, is a general partner of both SRB Associates IV L.P. the general partner of Sevin Rosen Fund IV L.P., and SRB Associates V L.P., the general partner of Sevin Rosen Fund V L.P., and is a principal of Sevin Rosen Bayless Management Company. Dr. Bayless disclaims beneficial ownership of the shares held by such entities except to the extent of his proportionate partnership interest therein.

 (4) Represents 10,895,745 shares of Common Stock beneficially owned by InterWest Partners V L.P., and 58,660 shares of Common Stock beneficially owned by InterWest Investors V L.P. Harvey B. Cash, a director of the Company, is a special limited partner of InterWest Management Partners V L.P., which is a general partner of InterWest Partners V L.P. Mr. Cash is also the general partner of InterWest Investors V L.P. Mr. Cash disclaims beneficial ownership of the shares held by such entities except to the extent of his proportionate partnership interest therein.

 (5) Michael J. Zak, a Director of the Company, is a general partner of the general partner of Charles River Partnership VII. Mr. Zak disclaims beneficial ownership of the shares held by such entity except to the extent of his proportionate partnership interest therein.

 (6) Includes (i) 120,000 shares of Common Stock held by persons associated with Bessemer Securities Corporation ("BSC"), the parent of the limited partner of BVP, as to which BVP has the power to vote and as to which BVP disclaims beneficial ownership, and 111,110 shares of Common Stock held by BVP III Special Situations L.P. ("BVP SS"), as to which Deer III & Co. ("Deer III"), the general partner of BVP, as the general partner of BVP SS, has voting and investment control and as to which BVP disclaims beneficial ownership and Deer III disclaims beneficial ownership except to the extent of its partnership interest in BVP SS, and (ii) 30,750 shares of Common Stock held by persons associated with BSC, the parent of the limited partner of BVP, as to which BVP has the power to vote and as to which BVP disclaims beneficial ownership, and 47,615 shares of Common Stock held by BVP SS, as to which Deer III, as the general partner of BVP SS, has voting and investment control and as to which BVP disclaims beneficial ownership and Deer III disclaims beneficial ownership except to the extent of its partnership interest in BVP SS. Does not include (i) 366,660 shares of Common Stock held by partners of Deer III & Co. and persons associated with such partners or Deer III & Co., and (ii) 34,290 shares of Common Stock held by partners of Deer III & Co. and person associated with such partners of Deer III & Co.

 (7) Clifford W. Higgerson, a Director of the Company, is a general partner of Vanguard IV, L.P. Mr. Higgerson disclaims beneficial ownership of the shares held by such entity except to the extent of his proportionate partnership interest therein.

 (8) Includes 1,200,000 shares of Common Stock held in trust by Dr. Huber's wife and 151,320 shares of Common Stock held by Mrs. Huber as custodian on behalf of their minor children.


 (9) Includes 875,000 shares of Common Stock issuable upon exercise of options, all of which are subject to a right of repurchase by the Company. Also includes 2,620,833 shares of Common Stock, before the Offerings, and 2,370,833 shares of Common Stock after the Offerings, which are not subject to a right of repurchase by the Company.



(10) Before the Offerings, includes 1,312,500 shares issuable upon exercise of stock options, of which 687,500 shares are not subject to a right of repurchase by the Company. After the Offerings, includes 881,250 shares issuable upon exercise of stock options, of which 556,250 shares are not subject to a right of repurchase by the Company.



(11) Before the Offerings, includes 1,312,500 shares issuable upon exercise of stock options, of which 703,125 shares are not subject to a right of repurchase by the Company. After the Offerings, includes 581,250 shares issuable upon exercise of stock options, of which 571,875 are not subject to a right of repurchase by the Company.



(12) Before the Offerings, includes 322,500 shares issuable upon exercise of stock options, of which 144,791 shares are not subject to a right of repurchase by the Company. After the Offerings, includes 290,250 shares issuable upon exercise of stock options, of which 112,541 are not subject to a right of repurchase by the Company.


(13) Represents 11,081,830 shares of Common Stock beneficially owned by Sevin Rosen Fund IV L.P., 714,285 shares of Common Stock beneficially owned by Sevin Rosen Fund V L.P., and 42,375 shares of Common Stock beneficially owned by Sevin Rosen Bayless Management Co., which Dr. Bayless may be deemed to beneficially own by virtue of his status as a general partner of both SRB Associates IV L.P., the general partner of Sevin Rosen Fund IV L.P., and SRB Associates V L.P., the general partner of Sevin Rosen Fund V L.P., and as a principal of Sevin Rosen Bayless Management Co. Dr. Bayless disclaims beneficial ownership of the shares held by such entities except to the extent of his proportionate partnership interest therein.

(14) Represents 10,895,745 shares of Common Stock beneficially owned by InterWest Partners V L.P., and 58,660 shares of Common Stock beneficially owned by InterWest Investors V L.P. Harvey B. Cash, a director of the Company, is a special limited partner of InterWest Management Partners V L.P., which is a general partner of InterWest Partners V L.P. Mr. Cash is also the general partner of InterWest Investors V L.P. Mr. Cash disclaims beneficial ownership of the shares held by such entities except to the extent of his proportionate partnership interest therein.

(15) Represents 7,070,465 shares of Common Stock beneficially owned by Vanguard IV, L.P., which Mr. Higgerson may be deemed to beneficially own by virtue of his status as a general partner of Vanguard IV, L.P. Mr. Higgerson disclaims beneficial ownership of the shares held by such entities except to the extent of his proportionate partnership interest therein.

(16) Includes 75,000 shares of Common Stock issuable upon exercise of stock options granted pursuant to the 1996 Outside Directors Plan.

(17) Represents 8,750,000 shares of Common Stock beneficially owned by Charles River Partnership VII, which Mr. Zak may be deemed to beneficially own by virtue of his status as a general partner of Charles River Partnership VII. Mr. Zak disclaims beneficial ownership of the shares held by such entity except to the extent of his proportionate partnership interest therein.


(18) Before the Offerings, includes 3,359,200 shares issuable upon exercise of stock options. Before the Offerings, approximately 4,212,502 shares and shares issuable upon exercise of options are subject to a right of repurchase by the Company.


(19) Represents shares beneficially owned by Star Venture Entities of which Dr. Barel is affiliated. Dr. Barel disclaims beneficial ownership of such shares except to the extent of his proportional beneficial interest therein.

(20) Represents 1,979,250 shares held of record by WPG Enterprise Fund II, L.P. and 1,645,750 shares held of record by Weiss, Peck & Greer Venture Associates III, L.P. The address of the funds is 555 California Street, Suite 3130, San Francisco, California 94104, Attention: Christopher J. Schaepe.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 180,000,000 shares of Common Stock and 20,000,000 shares of preferred stock, par value $.01 per share. The following summary of the Company's capital stock does not purport to be complete and is subject to, and qualified in its entirety by, the Certificate of Incorporation and bylaws of the Company that are included as exhibits to the Registration Statement of which this Prospectus forms a part and by the provisions of applicable law.

COMMON STOCK

     As of April 30, 1997, there were 96,241,858 shares of Common Stock outstanding and held of record by 274 stockholders. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the holders of Common Stock. Subject to preferences applicable to any outstanding preferred stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any preferred stock. Holders of Common Stock have no preemptive or subscription rights, and there are no redemption or conversion rights with respect to such shares. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock to be issued upon completion of the Offerings will be fully paid and non-assessable.

     As of April 30, 1997, there were warrants to purchase 75,000 shares of Common Stock outstanding.

UNDESIGNATED PREFERRED STOCK

     The Board of Directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the dividend rate, voting rights and other rights, preferences and restrictions of each series any or all of which may be greater than the rights of the Common Stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the Common Stock until the Board of Directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things, restricting dividends on the Common Stock, diluting the voting power of the Common Stock, impairing the liquidation rights of the Common Stock and delaying or preventing a change in control of the Company without further action by the stockholders. The Company has no present plans to issue any shares of preferred stock.

REGISTRATION RIGHTS

     The holders of approximately 74,815,740 shares of Common Stock held by or issuable to certain holders of warrants and certain their transferees have certain holder's rights to register those shares under the Securities Act. The shares offered by Selling Stockholders in the Offerings are being sold pursuant to exercise of these registration rights. These rights are provided under the terms of certain agreements among the Company and the holders of such shares. Subject to certain limitations in such agreements, the holders of at least 25% of such shares may require, on two occasions, that the Company use its best efforts to register such shares for public resale, subject to certain limitations. If the Company registers any of its Common Stock either for its own account or for the account of other security holders, the holders of such shares are entitled to include their shares of Common Stock in the registration, subject to the ability of the underwriters to limit the number of shares included in the Offerings. The holders of such shares may also require the Company on no more than one occasion every 12 months to register all or a portion of their registrable securities on Form S-3 when use of such form becomes available to the Company, provided, among other limitations, that the proposed aggregate selling price is at least $500,000, and that the total number of permitted demand registrations on Form S-3 is limited to six. All fees, costs and expenses of registrations pursuant to Form S-1 (other than underwriting discounts and commissions) will be borne by the Company. All expenses of demand registrations pursuant to Form S-3 shall be borne by the holders.

DELAWARE LAW AND CERTAIN PROVISIONS OF THE THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

     The Company is a Delaware corporation and subject to Section 203 of the Delaware General Corporation Law ("DGCL"). In general, Section 203 of the DGCL prevents an "interested stockholder" (defined generally as a person owning 15% or more of a Delaware corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the date such person became an interested stockholder, subject to certain exceptions such as the approval of the board of directors and of the holders of at least two thirds of the outstanding shares of voting stock not owned by the interested stockholder. The existence of this provision of law can be expected to have the effect of discouraging hostile takeover attempts, including attempts that might result in a premium over the market price for the shares of Common Stock held by stockholders.

     The Board of Directors is divided into three classes of directors with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company and may maintain the incumbency of the Board of Directors, as it generally makes it more difficult for stockholders to replace a majority of the directors. The Company's Certificate of Incorporation also eliminates the right of stockholders to act without a meeting and does not provide for cumulative voting in the election of directors. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company. The amendment of any of these provisions would require approval by holders of 66 2/3% or more of the outstanding Common Stock.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is The First National Bank of Boston.

                 CERTAIN U.S. TAX CONSIDERATIONS APPLICABLE TO
                      NON-U.S. HOLDERS OF THE COMMON STOCK

     The following is a general discussion of certain U.S. federal income and estate tax consequences of the ownership and disposition of Common Stock by a person that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust as defined in the U.S. Internal Revenue Code of 1986, as amended (the "Code") (a "non-U.S. holder"). This discussion does not consider specific facts and circumstances that may be relevant to a particular non-U.S. holder's tax position and does not deal with all aspects of United States federal income and estate taxation that may be relevant to non-U.S. holders, or with U.S. state and local or non-U.S. tax consequences. Furthermore, the following discussion is based on provisions of the Code, existing and proposed regulations promulgated thereunder, and administrative and judicial interpretations thereof as of the date hereof, all of which are subject to change, possibly with retroactive effect. Each prospective non-U.S. holder is urged to consult a tax adviser with respect to the U.S. federal tax consequences of holding and disposing of Common Stock, as well as any tax consequences that may arise under the laws of any U.S. state, municipality or other taxing jurisdiction.

     An individual may, among other ways, be deemed to be a resident alien (as opposed to a non-resident alien) with respect to any calendar year by virtue of being present in the United States on at least 31 days in such calendar year and for an aggregate of at least 183 days during the current calendar year and the two preceding calendar years (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are subject to U.S. federal tax as if they were U.S. citizens.

     DIVIDENDS

     As described above, the Company does not expect to pay dividends. In the event the Company does pay dividends, dividends paid to a non-U.S. holder of Common Stock will be subject to withholding of U.S. federal income tax at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States. Dividends that are effectively connected with such holder's conduct of a trade or business in the United States are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates, and are not generally subject to withholding, if the holder complies with certain certification and disclosure requirements. Any such effectively connected dividends received by a foreign corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     Dividends paid to an address outside the United States are presumed to be paid to a resident of the country of address (unless the payer has knowledge to the contrary) for purposes of the withholdings discussed above and for purposes of determining the applicability of a tax treaty rate. Under proposed U.S. Treasury regulations that are proposed to be effective for distributions after 1997 (the "Proposed Regulations") however, a non-U.S. holder of Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification requirements. The Proposed Regulations include special rules that apply to dividends paid to foreign partnerships. It is not certain whether, or in what form, the Proposed Regulations will be adopted as final regulations.

     A non-U.S. holder of Common Stock that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the U.S. Internal Revenue Service.

     GAIN ON DISPOSITION OF COMMON STOCK

     A non-U.S. holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a disposition of Common Stock unless (i) the gain is effectively connected with a trade or business of the non-U.S. holder in the United States or, if a tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States, (ii) in the case of a non-U.S. holder who is an individual and holds the Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale and certain other conditions are met, or
(iii) the Company is or has been a "U.S. real property holding corporation" for federal income tax purposes at any time during the five-year period ending on the date of the disposition and the non-U.S. holder owned more than 5% of the Company's Common Stock at any time during such period. The Company believes that it has not been and it is not a "U.S. real property holding corporation" for U.S. federal income tax purposes and does not currently anticipate becoming a "U.S. real property holding corporation." If an individual non-U.S. holder falls under clause (i) above, he or she will be taxed on his or her net gain derived from the sale at regular graduated U.S. federal income tax rates. If an individual non-U.S. holder falls under clause (ii) above, he or she will be subject to a flat 30% tax on the net gain derived from the sale which gain may be offset by U.S. capital losses. If a non-U.S. holder that is a foreign corporation falls under clause (i) above, it will be taxed on its gain at regular graduated U.S. federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of its

"effectively connected earnings and profits" within the meaning of the Code for the taxable year, as adjusted for certain items, or at such lower rate as may be specified by an applicable income tax treaty.

     FEDERAL ESTATE TAXES

     Common Stock owned or treated as owned by a non-U.S. holder at the time of death, or Common Stock of which the non-U.S. holder made certain in lifetime transfers, will be included in such holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

     U.S. INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

     The Company must report annually to the U.S. Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

     Under current law, backup withholding (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the U.S. information reporting requirements) will generally not apply to dividends paid to a non-U.S. holder at an address outside the United States unless such non-U.S. holder is engaged in a trade or business in the United States or unless the payer has knowledge that the payee is a U.S. person. Under the Proposed Regulations, however, dividend payments generally will be subject to backup withholding unless applicable certification requirements are satisfied.

     In general, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of Common Stock to or through a foreign office of a broker. If, however, such broker is, for U.S. federal income tax purposes, a U.S. person, a controlled foreign corporation, or a foreign person that derives 50% of more of its gross income for certain periods from the conduct of a trade or business in the United States, such payments will not be subject to backup withholding but will be subject to information reporting, unless (1) such broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or
(2) the beneficial owner otherwise establishes an exemption.

     Payment to or through a U.S. office of a broker of the proceeds of a sale of Common Stock is generally subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. holder, or otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is furnished to the U.S. Internal Revenue Service.

                                 LEGAL MATTERS

     Certain legal matters with respect to the shares of Common Stock offered hereby will be passed upon for the Company and certain Selling Stockholders by Hogan & Hartson L.L.P., Baltimore, Maryland, and for the Underwriters by Hale and Dorr LLP, Washington, D.C.

                                    EXPERTS

     The financial statements as of October 31, 1996 and 1995 and for each of the three fiscal years in the period ended October 31, 1996 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                               CIENA CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Accountants......................................................  F-2
Consolidated Balance Sheets............................................................  F-3
Consolidated Statements of Operations..................................................  F-4
Consolidated Statements of Changes in Stockholders' Equity (Deficit)...................  F-5
Consolidated Statements of Cash Flows..................................................  F-6
Notes to Consolidated Financial Statements.............................................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of CIENA Corporation

In our opinion, the accompanying balance sheets and the related statements of operations, of cash flows and of changes in stockholders' equity (deficit) present fairly, in all material respects, the financial position of CIENA Corporation at October 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended October 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Falls Church, VA
November 27, 1996, except as to Note 14, which is as of December 10, 1996

                               CIENA CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                              OCTOBER 31,
                                                                                           ------------------    APRIL 30,
                                                                                             1995      1996        1997
                                                                                           --------   -------   -----------
                                                                                                                (UNAUDITED)
                                                              ASSETS
Current assets:
    Cash and cash equivalents............................................................  $  5,032   $22,557    $ 180,791
    Accounts receivable (net of allowance of $--, $-- and $200)..........................         8    16,759       31,187
    Inventories, net.....................................................................        --    13,228       22,859
    Deferred income taxes................................................................        --     1,834        4,308
    Prepaid expenses and other...........................................................        22       634        1,108
                                                                                           --------   -------    ---------
             Total current assets........................................................     5,062    55,012      240,253
Equipment, furniture and fixtures, net...................................................     2,239    11,863       36,092
Other assets.............................................................................        82       426          392
                                                                                           --------   -------    ---------
         Total assets....................................................................  $  7,383   $67,301    $ 276,737
                                                                                           ========   =======    =========
                  LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
    Current installments of capital lease obligations....................................  $    368   $   960    $     988
    Current maturities of notes payable..................................................        --        69           --
    Accounts payable.....................................................................       541     6,278       15,150
    Accrued liabilities..................................................................     1,084     5,242       21,268
    Income taxes payable.................................................................        --     3,342       10,246
    Deferred revenue.....................................................................        --     3,265          652
                                                                                           --------   -------    ---------
             Total current liabilities...................................................     1,993    19,156       48,304
Capital lease obligations, less current installments.....................................       856     2,186        1,691
Notes payable, less current maturities...................................................        --       487           --
Deferred income taxes....................................................................        --        --       17,560
Deferred rent............................................................................        10        98          585
                                                                                           --------   -------    ---------
             Total liabilities...........................................................     2,859    21,927       68,140
Commitments and contingencies............................................................        --        --           --
Mandatorily redeemable preferred stock -- par value $.01, 16,250,000 shares authorized:
    Series A -- 4,500,000 shares authorized; 3,542,520, 3,590,157 and zero shares issued
     and outstanding.....................................................................     3,492     3,492           --
    Series B -- 8,000,000 shares authorized; 7,354,092, 7,354,092 and zero shares issued
     and outstanding.....................................................................    10,962    10,962           --
    Series C -- 3,750,000 shares authorized; zero, 3,718,899 and zero shares issued and
     outstanding.........................................................................        --    25,950           --
Stockholders' equity (deficit):
    Preferred stock -- par value $.01; 20,000,000 shares authorized; zero shares issued
     and outstanding.....................................................................        --        --           --
    Common stock -- par value $.01; 180,000,000 shares authorized; 11,935,415, 13,191,585
     and 96,241,858 shares issued and outstanding........................................       119       132          962
    Additional paid-in capital...........................................................       110       339      162,502
    Notes receivable from stockholders...................................................        --       (60)        (111)
    Retained earnings (deficit)..........................................................   (10,159)    4,559       45,244
                                                                                           --------   -------    ---------
             Total stockholder's equity (deficit)........................................    (9,930)    4,970      208,597
                                                                                           --------   -------    ---------
         Total liabilities, mandatorily redeemable preferred stock and stockholders'
            equity (deficit).............................................................  $  7,383   $67,301    $ 276,737
                                                                                           ========   =======    =========

  The accompanying notes are an integral part of these consolidated financial statements

                               CIENA CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                             SIX MONTHS ENDED
                                              YEAR ENDED OCTOBER 31,            APRIL 30,
                                            ---------------------------     ------------------
                                             1994      1995      1996        1996       1997
                                            -------   -------   -------     -------   --------
                                                                               (UNAUDITED)
Revenue...................................  $    --   $    --   $54,838     $    --   $140,602
Cost of goods sold........................       --        --    21,844          --     52,840
                                            -------   -------   -------     -------   --------
     Gross profit.........................       --        --    32,994          --     87,762
                                            -------   -------   -------     -------   --------
Operating expenses:
     Research and development.............    1,287     6,361     8,922       4,219      7,749
     Selling and marketing................      295       481     3,780       1,191      7,083
     General and administrative...........      787       896     3,905       1,025      8,401
                                            -------   -------   -------     -------   --------
          Total operating expenses........    2,369     7,738    16,607       6,435     23,233
                                            -------   -------   -------     -------   --------
Income (loss) from operations.............   (2,369)   (7,738)   16,387      (6,435)    64,529
Interest and other income (expense),
  net.....................................      (36)      195       877         459      2,360
Interest expense..........................       (2)      (86)     (296)        (93)      (193)
                                            -------   -------   -------     -------   --------
Income (loss) before income taxes.........   (2,407)   (7,629)   16,968      (6,069)    66,696
Provision for income taxes................       --        --     2,250          --     26,011
                                            -------   -------   -------     -------   --------
Net income (loss).........................  $(2,407)  $(7,629)  $14,718     $(6,069)  $ 40,685
                                            =======   =======   =======     =======   ========
Pro forma net income (loss) per common and
  common equivalent share.................                      $  0.15     $ (0.06)  $   0.40
                                                                =======     =======   ========
Pro forma weighted average common and
  common equivalent shares outstanding....                       99,111      99,111    101,493
                                                                =======     =======   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                               CIENA CORPORATION

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                             (DOLLARS IN THOUSANDS)

                                                                            NOTES                        TOTAL
                                 COMMON STOCK                             RECEIVABLE     RETAINED    STOCKHOLDERS'
                             ---------------------      ADDITIONAL           FROM        EARNINGS       EQUITY
                               SHARES       AMOUNT    PAID-IN-CAPITAL    STOCKHOLDERS    (DEFICIT)     (DEFICIT)
                             -----------    ------    ---------------    ------------    --------    -------------
BALANCE AT OCTOBER 31,
  1993....................     7,066,665     $ 71        $      17          $   --       $   (123)     $     (35)
Issuance of common stock..     3,750,000       37               39             (65)            --             11
Payment of expenses by
  stockholder.............            --       --               43              --             --             43
Net loss..................            --       --               --              --         (2,407)        (2,407)
                               ---------     ----             ----            ----       --------        -------
BALANCE AT OCTOBER 31,
  1994....................    10,816,665      108               99             (65)        (2,530)        (2,388)
Exercise of warrants......     1,075,000       11               11              --             --             22
Exercise of stock
  options.................        43,750       --               --              --             --             --
Repayment of receivables
  from stockholders.......            --       --               --              65             --             65
Net loss..................            --       --               --              --         (7,629)        (7,629)
                               ---------     ----             ----            ----       --------        -------
BALANCE AT OCTOBER 31,
  1995....................    11,935,415      119              110              --        (10,159)        (9,930)
Exercise of warrants......       676,425        7               --              --             --              7
Exercise of stock
  options.................       579,745        6               71             (60)            --             17
Compensation cost of stock
  options.................            --       --                2              --             --              2
Issuance of warrants for
  settlement of certain
  equity rights...........            --       --              156              --             --            156
Net income................            --       --               --              --         14,718         14,718
                               ---------     ----             ----            ----       --------        -------
BALANCE AT OCTOBER 31,
  1996....................    13,191,585      132              339             (60)         4,559          4,970
Issuance of common
  stock...................     5,750,000       57          121,792              --             --        121,849
Conversion of Convertible
  Preferred Stock.........    74,815,740      748           40,256              --             --         41,004
Exercise of warrants......       596,883        6               --              --             --              6
Exercise of stock
  options.................     1,887,650       19               95             (51)            --             63
Compensation cost of stock
  options.................            --       --               20              --             --             20
Net income................            --       --               --              --         40,685         40,685
                               ---------     ----             ----            ----       --------        -------
BALANCE AT APRIL 30, 1997
  (UNAUDITED).............    96,241,858     $962        $ 162,502          $ (111)      $ 45,244      $ 208,597
                               =========     ====             ====            ====       ========        =======

  The accompanying notes are an integral part of these consolidated financial statements.

                               CIENA CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                 SIX MONTHS ENDED
                                                                 YEAR ENDED OCTOBER 31,             APRIL 30,
                                                             ------------------------------    --------------------
                                                              1994       1995        1996        1996        1997
                                                             -------    -------    --------    --------    --------
                                                                                               (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)........................................  $(2,407)   $(7,629)   $ 14,718    $ (6,069)   $ 40,685
  Adjustments to reconcile net income (loss) to net cash
    (used in) provided by operating activities:
    Non-cash charges from equity transactions..............       75         --         158          --          20
    Write down of leasehold improvements...................       --         --         883          --         571
    Depreciation and amortization..........................       25        355       1,007         431       3,157
    Provision for doubtful accounts........................       --         --          --          --         200
    Provision for inventory excess and obsolescence........       --         --       1,937         588       2,098
    Accrued interest on notes receivable from
      stockholders.........................................       (2)        --          (2)         --          --
    Provision for warranty and other contractual
      obligations..........................................       --         --       1,584          --       5,872
    Changes in assets and liabilities:
      (Increase) decrease in accounts receivable...........        4         (8)    (16,751)          4     (14,628)
      Increase in prepaid expenses and other...............       (2)       (16)       (612)         (1)       (474)
      Increase in inventories..............................       --         --     (15,165)     (8,249)    (11,729)
      Increase in deferred income taxes....................       --         --      (1,834)         --      (2,474)
      (Increase) decrease in other assets..................      (26)       (56)       (343)          8        (396)
      Increase in accounts payable and accruals............      820        757       8,311       2,100      19,026
      Increase in income taxes payable.....................       --         --       3,342          --       6,904
      Increase (decrease) in deferred revenue and deferred
         rent..............................................       21        (11)      3,353          77      (2,125)
                                                             -------    -------    --------    --------    --------
    Net cash (used in) provided by operating activities....   (1,492)    (6,608)        586     (11,111)     46,707
                                                             -------    -------    --------    --------    --------
Cash flows from investing activities:
  Additions to equipment, furniture and fixtures...........     (585)    (2,036)    (11,514)     (3,631)    (27,526)
                                                             -------    -------    --------    --------    --------
    Net cash used in investing activities..................     (585)    (2,036)    (11,514)     (3,631)    (27,526)
                                                             -------    -------    --------    --------    --------
Cash flows from financing activities:
  Proceeds from (repayment of) notes payable...............       --         --         556          --        (556)
  Proceeds from bridge loan................................      200         --          --          --          --
  Repayment of bridge loan.................................     (200)        --          --          --          --
  Net proceeds from issuance of or subscription to
    mandatorily redeemable preferred stock.................    3,460     10,962      25,950      25,950          --
  Proceeds from issuance of common stock and warrants......       11         22          24          11     122,517
  Tax benefit related to exercise of stock warrants........       --         --          --          --      17,560
  Repayment of notes receivable from stockholders..........       --         65          --          --          --
  Proceeds from lease financing activities.................      504        944       2,564       1,077          --
  Principal payments on capital lease obligations..........       --       (225)       (641)       (233)       (468)
                                                             -------    -------    --------    --------    --------
    Net cash provided by financing activities..............    3,975     11,768      28,453      26,805     139,053
                                                             -------    -------    --------    --------    --------
    Net increase in cash and cash equivalents..............    1,898      3,124      17,525      12,063     158,234
Cash and cash equivalents at beginning of period...........       10      1,908       5,032       5,032      22,557
                                                             -------    -------    --------    --------    --------
Cash and cash equivalents at end of period.................  $ 1,908    $ 5,032    $ 22,557    $ 17,095    $180,791
                                                             =======    =======    ========    ========    ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
  Interest.................................................  $     2    $    86    $    296    $     92    $    196
                                                             =======    =======    ========    ========    ========
  Income taxes.............................................  $    --    $    --    $    742    $     --    $  1,176
                                                             =======    =======    ========    ========    ========
SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:
Issuance of common stock for notes receivable from
  stockholders.............................................  $    65    $    --    $     60    $     --    $     51
                                                             =======    =======    ========    ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                               CIENA CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

  Description of Business

     CIENA Corporation (the "Company" or "CIENA"), a Delaware corporation, was incorporated on November 2, 1992 as HydraLite Incorporated. Subsequently, the Company changed its name to Cedrus Corporation and then to CIENA Corporation. The Company designs, manufactures and sells dense wavelength division multiplexing systems for long distance fiberoptic telecommunications networks. During the period from November 2, 1992 to October 31, 1995, CIENA was a development stage company as defined in Statement of Financial Accounting Standards No. 7, "Development Stage Enterprises". Planned principal operations commenced during fiscal 1996 and, accordingly, CIENA is no longer considered a development stage company.

     During fiscal 1996, all of the Company's revenue was attributable to a single product and to a single customer. Additionally, the Company's access to certain raw materials is dependent upon single and sole source suppliers.

  Fiscal Year

     The Company has a 52 or 53 week fiscal year which ends on the Saturday nearest to the last day of October in each year (November 2, 1996; October 28, 1995; and October 29, 1994). For purposes of financial statement presentation, each fiscal year is described as having ended on October 31. Fiscal 1994 and 1995 comprised 52 weeks and fiscal 1996 comprised 53 weeks.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, together with amounts disclosed in the related notes to the financial statements. Particularly sensitive estimates include reserves for warranty and other contractual obligations and for excess and obsolete inventories. Actual results could differ from the recorded estimates.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company's entire cash and cash equivalents balance at October 31, 1996 was on deposit with one financial institution, which represents a concentration of credit risk as defined under Statement of Financial Accounting Standards No. 105, "Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk". The majority of the Company's cash equivalents are invested in overnight repurchase agreements, which are secured by the U.S. Government.

  Inventories

     Inventories are stated at the lower of cost or market, with cost determined on the first-in, first-out basis. The Company records a provision for excess and obsolete inventory whenever such an impairment has been identified.

                               CIENA CORPORATION

(1) THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

  Equipment, Furniture and Fixtures

     Equipment, furniture and fixtures are recorded at cost. Depreciation and amortization are computed using the straight-line method over useful lives of 2-5 years for equipment, furniture and fixtures and of 6-10 years for leasehold improvements.

  Revenue Recognition

     The Company recognizes product revenue in accordance with the shipping terms specified. For transactions where the Company has yet to obtain customer acceptance or has agreements pertaining to installation services, revenue is deferred until no significant obligations remain. Revenue for installation services is recognized as the services are performed. Amounts received in excess of revenue recognized are included as deferred revenue in the accompanying balance sheets. For distributor sales where risks of ownership have not transferred, the Company recognizes revenue when the product is shipped through to the end user.

     During fiscal 1996, all of the Company's revenue and related trade accounts receivable were derived from one customer, which is headquartered within the United States.

  Revenue-Related Accruals

     The Company provides for the estimated costs to fulfill customer warranty and other contractual obligations upon the recognition of the related revenue. Such reserves are determined based upon actual warranty cost experience, estimates of component failure rates, and management's industry experience. The Company's contractual sales arrangements generally do not permit the right of return of product by the customer.

  Research and Development

     The Company charges all research and development costs to expense as incurred.

  Income Taxes

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes". SFAS No. 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences attributable to differences between the carrying amounts of assets and liabilities for financial reporting purposes and their respective tax bases, and for operating loss and tax credit carryforwards. In estimating future tax consequences, SFAS No. 109 generally considers all expected future events other than the enactment of changes in tax laws or rates. A valuation allowance is recorded if it is "more likely than not" that some portion or all of a deferred tax asset will not be realized.

  Computation of Pro Forma Net Income per Share

     Pro forma net income per common and common equivalent share is computed using the pro forma weighted average number of common and common equivalent shares outstanding. Pro forma weighted average common and common equivalent shares include Common Stock, stock options and warrants using the treasury stock method and the assumed conversion of all outstanding shares of Convertible Preferred Stock into Common Stock. Since the conversion of the Convertible

                               CIENA CORPORATION

(1) THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

Preferred Stock has a significant effect on the earnings per share calculation, historical loss per share has not been calculated on the basis that it is irrelevant.

     Pursuant to the requirements of the Securities and Exchange Commission, Common Stock, stock options, warrants and Convertible Preferred Stock issued by the Company during the twelve months immediately preceding the filing of the initial registration statement and through the effective date of such registration statement have been included in the calculation of the pro forma weighted average shares outstanding using the treasury stock method based on the initial public offering price.

  Software Development Costs

     Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed", requires the capitalization of certain software development costs incurred subsequent to the date technological feasibility is established and prior to the date the product is generally available for sale. The capitalized cost is then amortized over the estimated product life. The Company defines technological feasibility as being attained at the time a working model is completed. To date, the period between achieving technological feasibility and the general availability of such software has been short and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs.

  Accounting for Stock Options

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation". The Company's adoption of SFAS No. 123 in fiscal 1997 will not have any effect on the Company's financial condition or results of operations, as the Company intends to continue to measure compensation cost of stock options granted to employees using the intrinsic value method provided by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees".

  Interim Financial Statements (unaudited)

     The interim consolidated financial data have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the interim consolidated financial statements reflect all normal recurring adjustments which the Company considers necessary for the fair presentation of the results of operations for the interim periods covered and of the financial position of the Company at the date of the interim consolidated balance sheet. The operating results for interim periods are not necessarily indicative of the operating results for the entire year.

  Principles of Consolidation (unaudited)

     During the period ended April 30, 1997, the Company formed three wholly owned subsidiaries for the purpose of segregating aspects of the Company's business. The accompanying consolidated financial statements include the accounts of the Company and all of its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

                               CIENA CORPORATION

(1) THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

  Newly Issued Accounting Standard (unaudited)

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS No. 128). SFAS No. 128 simplifies the earnings per share (EPS) computation and replaces the presentation of primary EPS with a presentation of basic EPS. This statement also requires dual presentation of basic and diluted EPS on the face of the income statement for entities with a complex capital structure and requires a reconciliation of the numerator and denominator used for the basic and diluted EPS computations. The Company will implement SFAS No. 128 in fiscal 1998, as required. Accordingly, all prior period EPS data will be restated. To illustrate the effect of adoption, the Company has elected to disclose pro forma basic and diluted EPS amounts computed using SFAS No. 128, as permitted by the standard. On a pro forma basis, the weighted average shares outstanding for basic EPS and the resulting EPS would be 12,840,000 and $1.15 for the fiscal year ended October 31, 1996, 51,962,000 and $.78 for the six months ended April 30, 1997, and 12,331,000 and $(.49) for the six months ended April 30, 1996. Diluted EPS under SFAS No. 128 will be the same as currently presented.

(2) INVENTORIES

     Inventories are comprised of the following (in thousands):

                                                                OCTOBER 31,    APRIL 30,
                                                                   1996          1997
                                                                -----------   -----------
                                                                              (UNAUDITED)
        Raw materials........................................     $ 8,585       $15,124
        Work-in-process......................................       3,629         5,864
        Finished goods.......................................       2,951         5,352
                                                                  -------       -------
                                                                   15,165        26,340
        Less reserve for excess and obsolescence.............      (1,937)       (3,481)
                                                                  -------       -------
                                                                  $13,228       $22,859
                                                                  =======       =======

(3) EQUIPMENT, FURNITURE AND FIXTURES

     Equipment, furniture and fixtures are comprised of the following (in thousands):

                                                           OCTOBER 31,
                                                         ----------------    APRIL 30,
                                                          1995     1996        1997
                                                         ------   -------   -----------
                                                                            (UNAUDITED)
        Equipment, furniture and fixtures..............  $2,077   $11,647     $29,115
        Leasehold improvements.........................     133     1,141       9,019
                                                         ------   -------     -------
                                                          2,210    12,788      38,134
        Accumulated depreciation and amortization......    (381)   (1,388)     (4,114)
        Construction-in-progress.......................     410       463       2,072
                                                         ------   -------     -------
                                                         $2,239   $11,863     $36,092
                                                         ======   =======     =======

     In September 1994 and October 1995, the Company entered into separate master lease agreements to lease certain furniture and equipment. The Company may lease up to a maximum total of $4.5 million of furniture and equipment under these agreements, of which $4.1 million had been utilized as of October 31, 1996. Lease terms range from 36 to 48 months. In accordance with

                               CIENA CORPORATION

(3) EQUIPMENT, FURNITURE AND FIXTURES -- (CONTINUED)

Statement of Financial Accounting Standards No. 13, "Accounting for Leases", the related leases have been recorded as capital lease transactions.

     Furniture and equipment with a cost of $1,541,000 and $4,105,000 and accumulated depreciation of $311,000 and $1,080,000 have been accounted for as capital lease assets at October 31, 1995 and 1996, respectively. The Company has the option to purchase the assets at the end of the lease term.

(4) ACCRUED LIABILITIES

     Accrued liabilities are comprised of the following (in thousands):



                                                            OCTOBER 31,
                                                          ---------------    APRIL 30,
                                                           1995     1996       1997
                                                          ------   ------   -----------
                                                                            (UNAUDITED)
        Warranty and other contractual obligations......  $   --   $1,584     $ 6,635
        Accrued compensation............................     434    2,314       3,348
        Unbilled construction-in-progress and leasehold
          improvements..................................     411       50       2,883
        Legal and related costs.........................      --       --       4,817
        Other...........................................     239    1,294       3,585
                                                          ------   ------     -------
                                                          $1,084   $5,242     $21,268
                                                          ======   ======     =======

(5) CAPITAL LEASE OBLIGATIONS

     Capital lease obligations are summarized as follows (in thousands):

                                                                       OCTOBER 31,
                                                                          1996
                                                                       -----------
            Capital lease obligations, secured by related assets,
              payable in monthly installments including interest at
              rates ranging from 8.72% to 13.15% through June 2000...    $ 3,146
                 Less current installments...........................       (960)
                                                                          ------
                 Long-term capital lease obligations.................    $ 2,186
                                                                          ======

     Future minimum capital lease payments at October 31, 1996 are as follows (in thousands):

        Fiscal year ending October 31,
                  1997......................................................  $1,288
                  1998......................................................   1,202
                  1999......................................................     942
                  2000......................................................     377
                                                                              ------
                                                                               3,809
        Less amounts representing interest..................................    (663)
                                                                              ------
                                                                              $3,146
                                                                              ======

                               CIENA CORPORATION

(6) LINE OF CREDIT

     In November 1996, the Company entered into an unsecured line of credit agreement with a bank, which provides for borrowings of up to $15,000,000. Interest on borrowings is set at the bank's prime rate (at November 20, 1996 the rate was 8.25%). Among other provisions, the Company is required to maintain certain financial covenants, principally certain minimum working capital levels and monthly profitability levels. The line of credit agreement also prohibits the Company from paying cash dividends on its capital stock, and expires in November 1997.

(7) NOTES PAYABLE

     In June 1996, the Company borrowed $556,000 from the Maryland Economic Development Corporation for construction of leasehold improvements and executed promissory notes of $500,000 and $56,000 with annual interest rates of 6.63% and 3.00%, respectively. Initial interest payments on the notes are due three and six months following the date of disbursement with quarterly principal payments commencing on March 31, 1997. The Company provided $56,000 on deposit in escrow as collateral towards the notes and has recorded such amount as a component of other assets in the accompanying balance sheet.

     The notes payable are due as follows (in thousands):

        Fiscal Year Ending October 31,
        1997.................................................................   $  69
        1998.................................................................     153
        1999.................................................................     104
        2000.................................................................     111
        2001.................................................................     119
                                                                                -----
                                                                                $ 556
                                                                                =====

(8) MANDATORILY REDEEMABLE PREFERRED STOCK

     Each holder of Convertible Preferred Stock is entitled to vote on all matters on an as if converted basis. Dividends, if declared by the Board of Directors, are $.06, $.1275 and $.56 per share for the Series A, Series B and Series C Preferred Stock, respectively. No dividends have been declared through fiscal 1996. Subsequent to December 1, 2001, Series A dividends accrue on a quarterly basis and become cumulative. Upon liquidation, holders of the Series A, Series B and Series C Preferred Stock are entitled to receive $1.00, $1.50 and $7.00 per share, respectively, as adjusted for certain defined recapitalization events, plus accrued dividends, if any.

     Holders of Convertible Preferred Stock may convert each of their shares into five shares of common stock at any time. Each outstanding share of Convertible Preferred Stock will be automatically converted into five shares of Common Stock upon (1) the consummation of the Offerings contemplated by the Company in its anticipated initial registration statement, or (2) the affirmative vote of the holders of record of (a) 67% of the outstanding shares of all series of Convertible Preferred Stock, voting together as one class to that effect, and (b) 85% of the outstanding shares of Series C Preferred Stock, voting separately as a class. Each outstanding share of Convertible Preferred Stock is mandatorily redeemable by the Company at the greater of purchase price or fair value upon the affirmative vote of holders of 72% of the outstanding shares for each individual series. A total of 50% of any such redemption is to be paid seven years from original issuance and 50% eight years from original issuance. The accompanying financial statements do not

                               CIENA CORPORATION

(8) MANDATORILY REDEEMABLE PREFERRED STOCK -- (CONTINUED)

reflect any accretion to redemption value, because of the contemplated Offerings and the related expected conversion of all Convertible Preferred Stock to Common Stock.

     During February 1994, the Company received a two month $200,000 bridge loan from two investors that subsequently purchased Series A Preferred Stock shares in April 1994. These two investors received warrants to purchase 50,000 shares of Series A Preferred Stock at either an exercise price of $1.00 per share or at a reduced share quantity for a cashless exercise price. The fair value of these warrants was determined to be immaterial on the date of grant and therefore no charge was recorded. In September 1996, warrants to purchase 50,000 of these shares were exercised and exchanged in a cashless exercise for 47,637 shares.

     The following is a summary of the Company's Convertible Preferred Stock activity (dollars in thousands):

                                                 SERIES A             SERIES B              SERIES C
                                             PREFERRED STOCK       PREFERRED STOCK       PREFERRED STOCK
                                            ------------------   -------------------   -------------------
                                             SHARES     AMOUNT    SHARES     AMOUNT     SHARES     AMOUNT
                                            ---------   ------   ---------   -------   ---------   -------
Balance at October 31, 1993...............         --   $  --           --   $    --          --   $    --
Issued....................................  3,542,520   3,543           --        --          --        --
Costs associated with issuance............         --     (51)          --        --          --        --
                                            ---------   ------   ---------   -------   ---------   -------
Balance at October 31, 1994...............  3,542,520   3,492           --        --          --        --
Issued....................................         --      --    7,354,092    11,031          --        --
Costs associated with issuance............         --      --           --       (69)         --        --
                                            ---------   ------   ---------   -------   ---------   -------
Balance at October 31, 1995...............  3,542,520   3,492    7,354,092    10,962          --        --
Issued....................................     47,637      --           --        --   3,718,899    26,032
Costs associated with issuance............         --      --           --        --          --       (82)
                                            ---------   ------   ---------   -------   ---------   -------
Balance at October 31, 1996...............  3,590,157   $3,492   7,354,092   $10,962   3,718,899   $25,950
                                            =========   ======   =========   =======   =========   =======

(9) STOCK OPTIONS AND WARRANTS

  Stock Warrants

     In January 1993, the Company issued a fully paid option to acquire up to five percent of the Company's outstanding shares of Common Stock after exercise. This option was issued in connection with the license of certain technologies described in Note 11. This option was redeemed for 643,090 shares in early January 1996. As the fair value of these warrants was determined to be immaterial at the date of issuance, no charge to research and development expense was recorded.

     In connection with the master lease agreement discussed in Note 5, the Company issued in September 1994, for $600, a warrant to the lessor to acquire 600,000 shares of the Company's Common Stock at an exercise price of $0.20 per share. As the fair value of these warrants was determined to be immaterial at the date of issuance, no charge was recorded by the Company.

     In connection with the 1994 equity offerings, the Company issued warrants to investment bankers to purchase 1,075,000 shares of Common Stock at an exercise price of $0.02 and 150,000 shares of Series A Preferred Stock at an exercise price of $1.00 per share. No charge was recorded relative to these warrants as their fair value was determined to be immaterial. The warrants for the purchase of 1,075,000 shares of Common Stock were exercised in December 1994 for a $21,500 purchase price. During 1995, the warrants to purchase 150,000 shares of Series A Preferred Stock at $1.00 per share were canceled in exchange for the Company granting options to purchase 300,000 shares of Series B Preferred Stock at $2.00 per share.

     During August 1996, in connection with the settlement of litigation involving a dispute over certain rights awarded from the April 1994 equity offerings of Series A Preferred Stock, the

                               CIENA CORPORATION

(9) STOCK OPTIONS AND WARRANTS -- (CONTINUED)

Company issued, for $150, a warrant to an investor to acquire 75,000 shares of the Company's Common Stock at an exercise price of $4.00 per share. The Company recorded approximately $156,000 in expense for the fair value of the warrant when granted.

  Stock Incentive Plans

     The Company has an Amended and Restated 1994 Stock Option Plan (the "1994 Plan"). Under the 1994 Plan, 20,050,000 shares of the Company's authorized but unissued Common Stock are reserved for options issuable to employees. These options are immediately exercisable upon grant, and both the options and the shares issuable upon exercise of the options generally vest to the employee over a four year period. The Company has the right to repurchase any exercised and non-vested shares at the original purchase price from the employees upon termination of employment. In June 1996 the Company approved the 1996 Outside Directors Stock Option Plan (the "1996 Plan"). Under the 1996 Plan, 750,000 shares of the Company's authorized but unissued Common Stock are reserved for options issuable to outside members of the Company's Board of Directors. These options vest to the director over periods from one to three years, depending on the type of option granted, and are exercisable once vested. Under the 1994 Plan and the 1996 Plan, options may be incentive stock options or non-statutory options, and the exercise price for each option shall be established by the Board of Directors provided, however, that the exercise price per share shall not be not less than the fair market value for incentive stock options and not less than 85% of fair market value for non-statutory stock options. Following is a summary of the Company's stock option and warrant activity:

                                                   NUMBER OF SHARES (IN THOUSANDS)
                                               ----------------------------------------
                                                                    PREFERRED  PREFERRED
                                                  COMMON STOCK       STOCK      STOCK      EXERCISE
                                               ------------------   SERIES A   SERIES B     PRICE
                                               OPTIONS   WARRANTS   WARRANTS   WARRANTS   PER SHARE
                                               -------   --------   --------   --------   ----------
Balance at October 31, 1993..................       --       386        --         --     $.00-  .10
     Granted.................................    3,560     1,916       200         --      .00- 1.00
                                                ------    ------     -----       ----      ---------
Balance at October 31, 1994..................    3,560     2,302       200         --      .00- 1.00
     Granted.................................    3,856        49        --        300      .00- 2.00
     Exercised...............................      (44)   (1,075)       --         --            .02
     Canceled................................     (431)       --      (150)        --      .02- 1.00
                                                ------    ------     -----       ----      ---------
Balance at October 31, 1995..................    6,941     1,276        50        300      .00- 2.00
     Granted.................................    5,901        75        --         --      .06-15.94
     Exercised...............................     (579)     (676)      (48)        --      .00- 1.52
     Canceled................................   (1,180)       --        (2)        --      .03- 3.69
                                                ------    ------     -----       ----      ---------
Balance at October 31, 1996..................   11,083       675        --        300     $.02-15.94
                                                ======    ======     =====       ====      =========

     All of the outstanding warrants above are currently exercisable, except the Common Stock warrant for 75,000 shares granted to an investor in August 1996. This warrant becomes exercisable in August 1997. Approximately 3.3 million of the total outstanding options and warrants were vested at October 31, 1996.

                               CIENA CORPORATION

(10) INCOME TAXES

     In fiscal 1996, the provision for income taxes consists of the following (in thousands):

        Current:
             Federal......................................................  $ 3,452
             State........................................................      632
                                                                             ------
                                                                              4,084
                                                                             ------
        Deferred:
             Federal......................................................   (1,690)
             State........................................................     (144)
                                                                             ------
                                                                             (1,834)
                                                                             ------
                                                                            $ 2,250
                                                                             ======

     In fiscal 1994 and 1995, the tax provision was comprised primarily of a tax benefit of approximately $960,000 and $3.1 million, respectively, which was offset by valuation allowance of the same amount.

     In fiscal 1994 and 1995, the tax provision differed from the expected tax benefit, computed by applying the U.S. federal statutory rate of 35% to the loss before income taxes, principally due to the effect of increases in the valuation allowance. In fiscal 1996, the tax provision reconciles to the amount computed by multiplying income before income taxes by the U.S. federal statutory rate of 35% as follows:

        Provision at statutory rate.........................................    35.0%
        Reversal of valuation allowance.....................................   (24.3)
        State taxes, net of federal benefit.................................     2.9
        Current tax credits.................................................    (1.1)
        Other...............................................................     0.8
                                                                               -----
                                                                                13.3%
                                                                               =====

     The components of deferred tax assets were as follows (in thousands):

                                                                      OCTOBER 31,
                                                                    ----------------
                                                                     1995      1996
                                                                    -------   ------
        Reserve for excess and obsolete inventories...............  $    --   $  736
        Accrued warranty and other contractual obligations........       --      602
        Start-up costs deferred for tax purposes..................      496      379
        Other accrued expenses not deducted for tax...............       --      114
        Accrual to cash basis adjustments.........................      689       --
        Net operating loss carryforward...........................    2,814       --
        Other.....................................................       51        3
                                                                    -------   ------
             Gross deferred tax assets............................    4,050    1,834
             Valuation allowance..................................   (4,050)      --
                                                                    -------   ------
                  Net deferred tax asset..........................  $    --   $1,834
                                                                    =======   ======

     The increase in the valuation allowance during fiscal 1995 was primarily attributable to the increase in net operating losses. The reversal of the valuation allowance during the third quarter of

                               CIENA CORPORATION

(10) INCOME TAXES -- (CONTINUED)

fiscal 1996 was attributable to the receipt of product acceptance by the Company from its initial customer and the start of profitable operations during that period. In assessing the realizability of deferred tax assets, management considers whether it is "more likely than not" (as defined under SFAS No. 109) that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. Based upon their evaluation of the evidence relating to net deferred tax assets at October 31, 1995, management determined that realization was not "more likely than not" and, accordingly, established a valuation allowance of $4.1 million.

(11) LICENSE AGREEMENT

     The Company has an exclusive agreement to license certain technologies which requires a 7.5% royalty on sales of products using the licensed technologies or certain minimum annual requirements. To date, the Company has incurred only the minimum annual royalty fees of $50,000 and $100,000 for the years ended October 31, 1995 and 1996, respectively. The Company may terminate the agreement upon notice to the licensor and would be liable for any payments accrued or owed prior to such termination.

(12) EMPLOYEE BENEFIT PLANS

     In January 1995, the Company adopted a 401(k) defined contribution profit sharing plan. The plan covers all full-time employees who are at least 21 years of age, have completed three months of service and are not covered by a collective bargaining agreement where retirement benefits are subject to good faith bargaining. Participants may contribute up to 15% of pre-tax compensation, subject to certain limitations. The Company may make discretionary annual profit sharing contributions of up to the lesser of $30,000 or 25% of each participant's compensation. The Company has made no profit sharing contributions to date.

(13) COMMITMENTS AND CONTINGENCIES

  Operating Lease Commitments

     The Company has certain minimum obligations under noncancelable operating leases expiring on various dates through 2006 for equipment and facilities. Future annual minimum rental commitments under noncancelable operating leases at October 31, 1996 are as follows (in thousands):

        Fiscal Year Ending
        ------------------------------------------------------------------
        1997..............................................................   $  1,487
        1998..............................................................      1,816
        1999..............................................................      1,807
        2000..............................................................      1,796
        2001..............................................................      1,796
        Thereafter........................................................      7,245
                                                                             --------
                                                                             $ 15,947
                                                                             ========

     Rental expense for fiscal 1994, 1995 and 1996 was approximately $42,000, $111,000 and $602,000, respectively.

                               CIENA CORPORATION

(13) COMMITMENTS AND CONTINGENCIES -- (CONTINUED)

  Litigation

     In November 1996, a stockholder and entities controlled by that stockholder (the "plaintiffs") who provided initial equity capital during the formation of the Company and participated in the Series C Preferred Stock financing, filed suit against the Company and certain directors of the Company (the "defendants"). This suit alleges that the plaintiffs were entitled by the terms of an agreement with the Company to purchase approximately 230,000 shares of additional Series C Preferred Stock, at $7.00 per share, at the time of the closing of the Series C Preferred Stock financing, but were denied that opportunity by the defendants. The plaintiffs seek to recover unspecified actual and punitive damages. The Company believes that the plaintiffs' claims are without merit and intends to defend itself vigorously. However, due to the very early stage of this matter, it is not possible to determine what impact, if any, the outcome of this litigation might have on the financial condition, results of operations or cash flows of the Company.

     The Company has agreed to indemnify its customer for liability incurred in connection with the infringement of a third-party's intellectual property rights. Although the Company has not received notice from its customer advising the Company of any alleged infringement of a third-party's intellectual property rights, there can be no assurance that such indemnification of alleged liability will not be required from the Company in the future.

     Substantial inventories of intellectual property are held by a few industry participants and major universities and research laboratories. The Company has on a few occasions hired personnel from such parties. The Company has in the past received letters from legal counsel to one such party, asserting that the hiring of their personnel involves a compromise of that party's intellectual properties. The Company disagrees with such assertions and, if any formal claim were to be filed, the Company would vigorously defend itself. Such litigation could be very expensive to defend, regardless of the merits of any possible claim.

(14) RECAPITALIZATION

     On November 22, 1996, the Company's Board of Directors approved the following effective on December 9, 1996: (i) a five-for-one stock split of the Company's Common Stock; (ii) an increase in the number of shares of Common Stock authorized from 112,500,000 to 180,000,000; (iii) an increase in the number of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock from one-for-one to five-for-one, and (iv) the authorization of 20,000,000 shares of undesignated Preferred Stock. All references to the number of shares authorized, issued and outstanding, the Preferred Stock to Common Stock conversion factor and per share information for all periods presented have been adjusted to give effect to the aforementioned stock split and share authorizations.

(15) EVENTS (UNAUDITED) SUBSEQUENT TO DATE OF ACCOUNTANTS' REPORT

  Litigation

     On December 20, 1996, one of the Company's competitors, a U.S. affiliate of Pirelli, filed suit in U.S. District Court in Delaware, alleging willful infringement by the Company of five U.S. patents held by Pirelli. The lawsuit seeks treble damages, attorneys' fees and costs, as well as preliminary and permanent injunctive relief against the alleged infringement. On February 10, 1997, the Company filed its answer denying infringement, alleging inequitable conduct on the part of Pirelli in the prosecution of certain of its patents, and stating a counterclaim against the relevant Pirelli parties for a declaratory judgment finding the Pirelli patents invalid and/or not infringed. Following the filing of

                               CIENA CORPORATION

(15) EVENTS (UNAUDITED) SUBSEQUENT TO DATE OF ACCOUNTANTS'
     REPORT -- (CONTINUED)
the Company's answer, Pirelli dedicated to the public and withdrew from the lawsuit all infringement claims relating to one of the five patents.

     Discovery proceedings are ongoing, and are currently expected to be completed by September 30, 1997, with trial expected no earlier than February 1998.

     The Company has filed a complaint against Pirelli with the International Trade Commission ("ITC"), based on the Company's belief that a 32 channel DWDM system announced by Pirelli infringes at least two of the Company's patents. The Company's complaint seeks a ban on the importation by Pirelli into the U.S. of any infringing 32 channel system. A formal investigative proceeding was instituted by the ITC on April 3, 1997. Discovery proceedings are now ongoing, and a full hearing of the matter is currently scheduled for December 1997.

     On March 14, 1997, the Company filed suit against Pirelli in U.S. District Court in the Eastern District of Virginia, alleging willful infringement by Pirelli of three U.S. patents held or co-owned by the Company. The lawsuit seeks treble damages, attorneys' fees and costs, as well as permanent injunctive relief against the alleged infringement. The patents at issue relate to certain of Pirelli's cable television equipment, to Pirelli's 4 and 8 channel WDM systems, and to certain Pirelli fiberoptic communications equipment announced by Pirelli in January 1997 as being deployed in a field trial. Pirelli's motion to dismiss or transfer for lack of jurisdiction was denied April 28, 1997. Discovery proceedings are now ongoing, with trial expected by January 1998.

     The Company continues to believe its MultiWave(TM) 1600 system does not infringe any claim of the four remaining Pirelli patents, and believes certain claims of the Pirelli patents may be invalid. The Company intends to defend itself vigorously, and is planning on all litigation proceeding through trial. In light of the complexity and likely time-consuming nature of the litigation, including the Company's counterclaim, the ITC proceeding, and the Company's patent infringement lawsuit against Pirelli in the Eastern District of Virginia, the Company accrued during the first fiscal quarter of 1997 approximately $5.0 million in estimated legal and related costs associated with these proceedings. While the Company believes its estimate of legal and related costs is adequate based on its current understanding of the overall facts and circumstances, the estimate may be increased later in the fiscal year depending on the course of the legal proceedings.

     The Company expects that the Pirelli proceedings will not only be costly but will also involve a substantial diversion of the time and attention of some members of management. Further, the Company believes Pirelli and other competitors have used the existence of the Delaware litigation to raise questions in customers' and potential customers' minds as to the Company's ability to manufacture and deliver the MultiWave(TM) 1600 system. There can be no assurance that such efforts by Pirelli and others will not disrupt the Company's existing and prospective customer relationships.

     There can be no assurance that the Company will be successful in the Pirelli litigation, and an adverse determination in the Delaware court could result from a finding of infringement of only one claim of a single patent. The Company may consider settlement due to the costs and uncertainties associated with litigation in general and patent infringement litigation in particular and due to the fact that an adverse determination in the litigation could preclude the Company from producing the MultiWave(TM) 1600 system until it were able to implement a non-infringing alternative design to any portion of the system to which such a determination applied. There can be no assurance that any settlement will be reached by the parties. An adverse determination in, or settlement of, the Pirelli litigation could involve the payment of significant amounts, or could include terms in addition to such

                               CIENA CORPORATION

(15) EVENTS (UNAUDITED) SUBSEQUENT TO DATE OF ACCOUNTANTS'
     REPORT -- (CONTINUED)

payments, which could have a material adverse effect on the Company's business, financial condition and results of operations.

     With respect to the suit filed in November 1996 by a stockholder and entities controlled by that stockholder disclosed in Note 13, on January 6, 1997, the Company filed its answer to the plaintiffs' complaint, and filed a counterclaim for rescission of the sale of the shares of Series C Preferred Stock purchased by the plaintiffs in the Series C financing. The plaintiffs amended their complaint in May 1997, alleging that the same facts and conduct with respect to the private placement of Series C Preferred Stock represent a violation of federal insider trading laws.

     The number of shares to be purchased by each party to the Series C Preferred Stock financing was communicated in writing to the plaintiffs in December 1995 prior to the Series C closing. Further, as permitted under the Series B Preferred Stock Purchase Agreement, the Series C Preferred Stock Purchase Agreement expressly stated that all rights of first refusal referred to in the lawsuit were waived. The required number of Series B investors, including the plaintiffs, signed the Series C Preferred Stock Purchase Agreement containing that waiver. In July 1996, the plaintiffs reaffirmed to the Company in writing that their beneficial ownership of shares did not include any shares which they have subsequently claimed in the lawsuit they were entitled to purchase. Discovery proceedings are ongoing.

  License Agreement

     On March 10, 1997, the Company entered into an agreement with the licensor discussed in Note 11 pursuant to which the Company is a co-owner with the licensor of a portfolio of 27 United States and foreign patents relating to optical communications, primarily for video-on-demand applications.

  Notes Payable

     In April 1997, the Company repaid in full the notes described in Note 7.

  Operating Lease Commitments

     In March 1997, the Company entered to an agreement to lease an additional facility of approximately 57,000 square feet in Linthicum, Maryland. The lease term is five years with a minimum lease obligation of approximately $663,000 per year.

  Legal and Related Costs

     Included in general and administrative expenses for the six months ended April 30, 1997, is an accrual of approximately $5.0 million representing management's estimate of certain legal and related costs associated with the Company's defense of pending litigation, of which an accrued liability of approximately $4.6 million remains as of April 30, 1997.

  Stockholders' Equity

     The Company completed its initial public offering of 5,750,000 shares, inclusive of 750,000 shares from the exercise of the underwriters' over-allotment option, at a price of $23 per share on February 7, 1997. As a result of the initial public offering, all shares of Convertible Preferred Stock converted into 73,315,740 shares of Common Stock and warrants to purchase 300,000 shares of Convertible Preferred Stock were exercised and converted into 1,500,000 shares of Common Stock. Net proceeds from the offering were approximately $121.8 million with an

                               CIENA CORPORATION

(15) EVENTS (UNAUDITED) SUBSEQUENT TO DATE OF ACCOUNTANTS'
     REPORT -- (CONTINUED)

additional $0.6 million received from the exercise of certain outstanding warrants. As of April 30, 1997, the Company's income taxes currently payable for both federal and state purposes have been reduced by a tax benefit of approximately $17.6 million resulting from exercises of certain stock warrants, which amount has been credited directly to long-term deferred income taxes.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Company and the Selling Stockholders have agreed to sell to each of the U.S. Underwriters named below, and each of such U.S. Underwriters, for whom Goldman, Sachs & Co., Alex. Brown & Sons Incorporated and Wessels, Arnold & Henderson, L.L.C. are acting as representatives, has severally agreed to purchase from the Company and the Selling Stockholders, the respective number of shares of Common Stock set forth opposite its name below:

                                                                          NUMBER OF
                                                                          SHARES OF
                                 UNDERWRITER                             COMMON STOCK
        --------------------------------------------------------------   ------------
        Goldman, Sachs & Co. .........................................
        Alex. Brown & Sons Incorporated...............................
        Wessels, Arnold & Henderson, L.L.C. ..........................
                                                                         ------------
                  Total...............................................
                                                                         ============

     Under the terms and conditions of the Underwriting Agreement, the U.S. Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

     The U.S. Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such
price less a concession of $          per share. The U.S. Underwriters may
allow, and such dealers may reallow, a concession not in excess of $ per share to certain brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.


     The Company and the Selling Stockholders have entered into an underwriting agreement (the "International Underwriting Agreement") with the underwriters of the international offering (the "International Underwriters") providing for the
concurrent offer and sale of           shares of Common Stock in an
international offering outside the United States. The offering price and aggregate underwriting discounts and commissions per share for the two offerings are identical. The closing of the offering made hereby is a condition to the closing of the international offering, and vice versa. The International Underwriters are Goldman Sachs International, Alex. Brown & Sons Incorporated and Wessels, Arnold & Henderson, L.L.C.


     Pursuant to an Agreement between the U.S. and International Underwriting Syndicates (the "Agreement Between") relating to the two offerings, each of the U.S. Underwriters named herein has agreed that, as a part of the distribution of the shares offered hereby and subject to certain exceptions, it will offer, sell or deliver the shares of Common Stock, directly or indirectly, only in the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (the "United States") and to U.S. persons, which term shall mean, for purposes of this paragraph: (a) any individual who is a resident of the United States or
(b) any corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision thereof and whose office most directly involved with the purchase is located in the United States. Each of the International Underwriters has agreed pursuant to the Agreement Between that, as part of the distribution of the shares offered as a part of the international offering, and subject to certain exceptions, it will (i) not, directly or indirectly, offer, sell or deliver shares of Common Stock (a) in the United States or to any U.S. persons or (b) to any person whom it believes intends to reoffer, resell or deliver the shares in the United States or to any U.S. persons, and (ii) cause any dealer to whom it may sell such shares at any concession to agree to observe a similar restriction.

     Pursuant to the Agreement Between, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Common Stock as may be mutually agreed. The price of any shares so sold shall be the initial public offering price, less an amount not greater than the selling concession.

     The Company and the Selling Stockholders have granted the U.S. Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase
up to an aggregate of           additional shares of Common Stock solely to
cover over-allotments, if any. If the U.S. Underwriters exercise their over-allotment option, the U.S. Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing
table, bears to the           shares of Common Stock offered. The Company and
the Selling Stockholders have granted the International Underwriters a similar
option to purchase up to an aggregate of           additional shares of Common
Stock.

     The Company and the Selling Stockholders have agreed that, during the period beginning from the date of this Prospectus and continuing to and
including the date      days after the date of the Prospectus, they will not
offer, sell, contract to sell or otherwise dispose of any securities of the Company (other than pursuant to employee stock option plans existing, or on the conversion or exchange of convertible or exchangeable securities outstanding, on the date of this Prospectus) which are substantially similar to the shares of the Common Stock or which are convertible into or exchangeable for securities which are substantially similar to the shares of Common Stock without the prior written consent of the Representatives, except for the shares of Common Stock offered in connection with the concurrent U.S. and international offerings.
Stockholders owning approximately      shares are subject to lock-up agreements
which expire on August 7, 1997.

     In addition, approximately 211,000 shares of Common Stock held by NISSHO Electronics Corporation ("NISSHO") and certain of its affiliates (together with NISSHO, the "NISSHO Entities") are subject to a lock-up agreement whereby NISSHO has agreed not to sell 105,500 shares until after August 7, 1997 and the remaining 105,500 shares until after August 7, 1998. NISSHO is a distributor for the Company in Japan.

     In connection with the offering, the Underwriters may purchase and sell the Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions, "passive" market making (see below) and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Common Stock; and syndicate short positions involve the sale by the Underwriters of a greater number of shares of Common Stock than they are required to purchase from the Company in the offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if such shares of Common Stock are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the Nasdaq National Market in the over-the-counter market or otherwise.

     As permitted by Rule 103 under the Exchange Act, certain Underwriters (and selling group members, if any) that are market makers ("passive market makers") in the Common Stock may make bids for or purchases of the Common Stock in the Nasdaq National Market until such time, if any, when a stabilizing bid for such securities has been made. Rule 103 generally provides that (1) a passive market maker's net daily purchases of the Common Stock may not exceed 30% of its average daily trading volume in such securities for the two full consecutive calendar months (or any 60 consecutive days ending within the 10 days) immediately preceding the filing date of the registration statement of which this Prospectus forms a part, (2) a passive market maker may not effect transactions or display bids for the Common Stock at a price that exceeds the highest independent bid for the Common Stock by persons who are not passive market makers and (3) bids made by passive market makers must be identified as such.

     The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]


                                  UNDERWRITING


     Subject to the terms and conditions of the Underwriting Agreement, the Company and the Selling Stockholders have agreed to sell to each of the International Underwriters named below, and each of such International Underwriters has severally agreed to purchase from the Company and the Selling Stockholders the respective number of shares of Common Stock set forth opposite its name below:


                                                                                 NUMBER OF
                                                                                 SHARES OF
                                 UNDERWRITERS                                   COMMON STOCK
------------------------------------------------------------------------------  ------------
Goldman Sachs International...................................................
Alex. Brown & Sons Incorporated...............................................
Wessels, Arnold & Henderson, L.L.C. ..........................................
                                                                                  ---------
          Total...............................................................
                                                                                  =========

     Under the terms and conditions of the Underwriting Agreement, the International Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

     The International Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at
such price less a concession of $          per share. The International
Underwriters may allow, and such dealers may reallow, a concession not in excess
of $          per share to certain brokers and dealers. After the shares of
Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

     The Company and the Selling Stockholders have entered into an underwriting agreement (the "U.S. Underwriting Agreement") with the underwriters of the U.S. offering (the "U.S. Underwriters") providing for the concurrent offer and sale
of           shares of Common Stock in a U.S. offering in the United States. The offering price and aggregate underwriting discounts and commissions per share for the two offerings are identical. The closing of the offering made hereby is a condition to the closing of the U.S. offering, and vice versa. The representatives of the U.S. Underwriters are Goldman, Sachs & Co., Alex. Brown & Sons Incorporated and Wessels, Arnold & Henderson, L.L.C.

     Pursuant to an Agreement between the U.S. and International Underwriting Syndicates (the "Agreement Between") relating to the two offerings, each of the U.S. Underwriters named herein has agreed that, as a part of the distribution of the shares offered hereby and subject to certain exceptions, it will offer, sell or deliver the shares of Common Stock, directly or indirectly, only in the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (the "United States") and to U.S. persons, which term shall mean, for purposes of this paragraph: (a) any individual who is a resident of the United States or
(b) any corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision thereof and whose office most directly involved with the purchase is located in the United States. Each of the International Underwriters named herein has agreed pursuant to the Agreement Between that, as apart of the distribution of the shares offered as a part of the international offering, and subject to certain exceptions, it will (i) not, directly or indirectly, offer, sell or deliver shares of Common Stock (a) in the United States or to any United States persons or (b) to any person who it believes intends to reoffer, resell or deliver the shares in the U.S. or to any U.S. persons, and (ii) cause any dealer to whom it may sell such shares at any concession to agree to observe a similar restriction.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]


     Pursuant to the Agreement Between, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Common Stock as may be mutually agreed. The price of any shares so sold shall be the initial public offering price, less an amount not greater than the selling concession.

     The Company and the Selling Stockholders have granted the International Underwriters an option exercisable for 30 days after the date of this Prospectus
to purchase up to an aggregate of           additional shares of Common Stock
solely to cover over-allotments, if any. If the International Underwriters exercise their over-allotment option, the International Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 1,000,000 shares of Common Stock offered hereby. The Company and the Selling Stockholders have granted the U.S. Underwriters a similar option to purchase up to an aggregate of additional shares of Common Stock.

     The Company and the Selling Stockholders have agreed that, during the period beginning from the date of this Prospectus and continuing to and including the date 90 days after the date of the Prospectus, they will not offer, sell, contract to sell or otherwise dispose of any securities of the Company (other than pursuant to employee stock option plans existing, or on the conversion or exchange of convertible or exchangeable securities outstanding, on the date of this Prospectus) which are substantially similar to the shares of the Common Stock or which are convertible into or exchangeable for securities which are substantially similar to the shares of Common Stock without the prior written consent of the Representatives, except for the shares of Common Stock offered in connection with the concurrent U.S. and international offerings.
Stockholders owning approximately           shares are subject to lock-up
agreements which expire on August 7, 1997.

     In addition, approximately 211,000 shares of Common Stock held by NISSHO Electronics Corporation ("NISSHO") and certain of its affiliates (together with NISSHO, the "NISSHO Entities") are subject to a lock-up agreement whereby NISSHO has agreed not to sell 105,500 shares until after August 7, 1997 and the remaining 105,500 shares until after August 7, 1998. NISSHO is a distributor for the Company in Japan.

     Each International Underwriter has also agreed that (a) it has not offered or sold and prior to the date six months after the date of issue of the shares of Common Stock will not offer or sell any shares of Common Stock to persons in the United Kingdom except to those persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, (b) it has complied, and will comply, with all applicable provisions of the Financial Services Act of 1986 of Great Britain with respect to anything done by it in relation to the shares of Common Stock in, from or otherwise involving the United Kingdom, and (c) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of the shares of Common Stock to a person who is of a kind described in Article 11(3) of the Financial Services Act of 1986 (Investment Advertisements) (Exemptions) Order 1996 of Great Britain or is a person to whom the document may otherwise lawfully be issued or passed on.

     Buyers of shares of Common Stock offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the initial public offering price.

     In connection with the offering, the Underwriters may purchase and sell the Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions[, "passive" market making (see below) and purchases to cover syndicate short positions created in

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]


connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Common Stock; and syndicate short positions involve the sale by the Underwriters of a greater number of shares of Common Stock than they are required to purchase from the Company in the offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if such shares of Common Stock are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the Nasdaq National Market in the over-the-counter market or otherwise.

     As permitted by Rule 103 under the Exchange Act, certain Underwriters (and selling group members, if any) that are market makers ("passive market makers") in the Common Stock may make bids for or purchases of the Common Stock in the Nasdaq National Market until such time, if any, when a stabilizing bid for such securities has been made. Rule 103 generally provides that (1) a passive market maker's net daily purchases of the Common Stock may not exceed 30% of its average daily trading volume in such securities for the two full consecutive calendar months (or any 60 consecutive days ending within the 10 days) immediately preceding the filing date of the registration statement of which this Prospectus forms a part, (2) a passive market maker may not effect transactions or display bids for the Common Stock at a price that exceeds the highest independent bid for the Common Stock by persons who are not passive market makers and (3) bids made by passive market makers must be identified as such.

     The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

================================================================================

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             ----------------------

                               TABLE OF CONTENTS

                                            PAGE
                                            ----
Prospectus Summary.......................     3
Risk Factors.............................     6
Use of Proceeds..........................    16
Price Range of Common Stock..............    16
Dividend Policy..........................    16
Capitalization...........................    17
Selected Consolidated Financial Data.....    18
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.............................    19
Business.................................    24
Management...............................    41
Certain Transactions.....................    50
Principal and Selling Stockholders.......    52
Description of Capital Stock.............    55
Certain U.S. Tax Considerations
  Applicable to Non-U.S. Holders of the
  Common Stock...........................    56
Legal Matters............................    58
Experts..................................    58
Index to Financial Statements............   F-1
Underwriting.............................   U-1

================================================================================
================================================================================

                               10,000,000 SHARES

                               CIENA CORPORATION

                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

                             ----------------------

                                 [CIENA LOGO]

                             ----------------------

                              GOLDMAN, SACHS & CO.

                               ALEX. BROWN & SONS
                                  INCORPORATED

                          WESSELS, ARNOLD & HENDERSON

                      REPRESENTATIVES OF THE UNDERWRITERS
================================================================================

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]


----------------------------------------------------------

----------------------------------------------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             ----------------------

                               TABLE OF CONTENTS

                                            PAGE
                                            ----
Prospectus Summary.......................     3
Risk Factors.............................     6
Use of Proceeds..........................    16
Price Range of Common Stock..............    16
Dividend Policy..........................    16
Capitalization...........................    17
Selected Consolidated Financial Data.....    18
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.............................    19
Business.................................    24
Management...............................    41
Certain Transactions.....................    50
Principal and Selling Stockholders.......    52
Description of Capital Stock.............    55
Certain U.S. Tax Considerations
  Applicable to Non-U.S. Holders of the
  Common Stock...........................    56
Legal Matters............................    58
Experts..................................    58
Index to Financial Statements............   F-1
Underwriting.............................   U-1

==========================================================
==========================================================

                               10,000,000 SHARES

                               CIENA CORPORATION

                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

                             ----------------------

                                      LOGO

                             ----------------------

                          GOLDMAN SACHS INTERNATIONAL

                               ALEX. BROWN & SONS
                                 INTERNATIONAL

                          WESSELS, ARNOLD & HENDERSON

----------------------------------------------------------

----------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all fees and expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All amounts shown are estimates except for the SEC registration fee and the NASD filing fee.

        SEC registration fee.............................................  $150,720
        NASD filing fee..................................................    35,000
        Nasdaq National Market listing fee...............................    10,000
        Blue sky qualification fees and expenses.........................     1,000
        Printing and engraving expenses..................................   175,000
        Legal fees and expenses..........................................   200,000
        Accounting fees and expenses.....................................   150,000
        Transfer agent and registrar fees................................    50,000
        Miscellaneous....................................................    78,280
                                                                           ----------
             Total.......................................................  $850,000
                                                                           ==========

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. The Registrant's Third Amended and Restated Certificate of Incorporation and bylaws provide that the Registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, the Registrant has entered into separate indemnification agreements with its directors, officers and certain employees which require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature) and to maintain directors' and officers' liability insurance, if available on reasonable terms. The Registrant intends to obtain directors' and officers' liability insurance with up to $10 million coverage per occurrence.

     These indemnification provisions and the indemnification agreement to be entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

     The Underwriting Agreements filed as Exhibits 1.1 and 1.2 to this Registration Statement provide for indemnification by the Underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act, or otherwise.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Since December 1993, the Registrant has sold and issued the following unregistered securities (stated after giving effect to a 1,333.33-for-1 stock split in April 1994 and a five-for-one stock split effective on December 9,
1996).

 (1) In April 1994, the Registrant sold 3,332,520 shares of Series A Preferred Stock for an aggregate price of $3,332,520.

 (2) In April 1994, the Registrant sold 3,500,000 shares of Common Stock for an aggregate price of $70,000.

 (3) In August 1994, the Registrant sold 210,000 shares of Series A Preferred Stock for an aggregate price of $210,000.

 (4) In October 1994, the Registrant sold 250,000 shares of Common Stock for an aggregate price of $5,000.

 (5) In December 1994, the Registrant sold 1,075,000 shares of Common Stock upon exercise of a warrant for an aggregate price of $21,500.

 (6) In December 1994, the Registrant sold 7,354,092 shares of Series B Preferred Stock for an aggregate price of $11,031,138.

 (7) In December 1995, the Registrant sold 3,718,899 shares of Series C Preferred Stock for an aggregate price of $26,032,293.

 (8) In December 1995, the Registrant sold 33,335 shares of Common Stock upon exercise of a warrant for an aggregate price of $3,300.

 (9) In January 1996, the Registrant sold 643,090 shares of Common Stock upon exercise of a warrant granted in consideration for the license of certain technologies.

(10) In September 1996, the Registrant sold 23,789 shares of Series A Preferred Stock upon a cashless exercise of a warrant.

(11) In September 1996, the Registrant sold 23,848 shares of Series A Preferred Stock upon a cashless exercise of a warrant.

(12) From December 1, 1993 through October 31, 1996, the Registrant sold an aggregate of 623,495 shares for an aggregate consideration of $82,268 upon exercise of stock options granted pursuant to the Registrant's Amended and Restated 1994 Stock Option Plan.

(13) From November 1, 1996 through April 30, 1997, the Registrant sold an aggregate of 1,887,650 shares for an aggregate of $116,665.50 upon exercise of stock options granted pursuant to the Registrant's Amended and Restated 1994 Stock Option Plan. On February 12, 1997, the Company issued 73,315,740 shares of the Company's Common Stock upon conversion of outstanding Convertible Preferred Stock and issued shares upon exercise of certain outstanding warrants. On February 22, 1997, the Company issued 596,883 shares upon the cashless exercise of an outstanding warrant. The Registrant relied upon the exemptions from registration contained in Section 3(a)(9) and 4(2) of the Securities Act.

(14) The issuances described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. In addition, certain issuances described in Paragraph 13 were deemed exempt from registration under the Securities Act in reliance on Rule 701 promulgated thereunder as transactions pursuant to compensatory benefit plans and contracts relating to compensation. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

ITEM 16.  EXHIBITS

     (a) Exhibits.


EXHIBIT
 NUMBER                                      DESCRIPTION
--------  ----------------------------------------------------------------------------------
 1.1      Form of U.S. Underwriting Agreement
 1.2      Form of International Underwriting Agreement
 1.3*     Letter Agreement between Goldman Sachs & Co. and the Company
 3.1*     Certificate of Amendment to Third Restated Certificate of Incorporation
 3.2*     Third Restated Certificate of Incorporation
 3.3*     Amended and Restated Bylaws
 4.1*     Specimen Stock Certificate
 5.1**    Opinion of Hogan & Hartson L.L.P.
10.1*     Form of Indemnification Agreement for Directors and Officers
10.2*     Amended and Restated 1994 Stock Option Plan
10.3*     Form of Employee Stock Option Agreements
10.4*     1996 Outside Directors Stock Option Plan
10.5*     Forms of 1996 Outside Directors Stock Option Agreement
10.6*     Series C Preferred Stock Purchase Agreement dated December 20, 1995
10.7*     Lease Agreement dated October 5, 1995 between the Company and CS Corridor-32
          Limited Partnership
10.8+*    Purchase Agreement Between Sprint/United Management Company and the Company dated
          December 14, 1995
10.9+*    Basic Purchase Agreement between WorldCom Network Services, Inc. and the Company dated September 19, 1996
10.10*    Settlement Agreement and Mutual Release, between the Company and William K.
          Woodruff & Company, dated August 26, 1996
10.11*    Warrant, dated August 21, 1996, granted by the Company to William K. Woodruff &
          Company
10.13*    Employment Agreement dated April 9, 1994 between the Company and Patrick Nettles
10.14*    Lease Agreement dated November 1, 1996 by and between the Company and Aetna Life
          Insurance Company
10.15*    Revolving Note and Business Loan Agreement dated November 25, 1996 between the
          Company and Mercantile-Safe Deposit & Trust Company
10.16+*   First Addendum to Procurement Agreement between the Registrant and Sprint/United
          Management Company dated December 19, 1996
11.1***   Statement of Computation of Per Share Earnings
21**      Subsidiaries of registrant
23.1**    Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
23.2      Consent of Independent Accountants
24***     Power of Attorney


---------------
  * Incorporated by reference from the Company's Registration Statement on Form S-1 (333-17729).

 ** To be filed by amendment.

*** Previously filed.

  + Confidential treatment has been granted by the Commission with respect to certain portions of these exhibits. The confidential portions have been filed separately with the Securities and Exchange Commission.

     (b) Financial Statement Schedules.

     Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreements certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Linthicum, County of Anne Arundel, State of Maryland, on the 12th day of June 1997.


                                          CIENA CORPORATION

                                          By: /s/ Patrick H. Nettles
                                             -----------------------------------
                                              Patrick H. Nettles
                                             President, Chief Executive Officer
                                             and Director

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


               SIGNATURES                                 TITLE                       DATE
----------------------------------------   -----------------------------------   --------------
         /s/ Patrick H. Nettles            President, Chief Executive Officer     June 12, 1997
----------------------------------------   and Director
              Patrick H. Nettles           (Principal Executive Officer)

                       *                   Vice President, Finance and            June 12, 1997
----------------------------------------   Chief Financial Officer
              Joseph R. Chinnici           (Principal Financial Officer)

                       *                   Controller and Treasurer               June 12, 1997
----------------------------------------   (Principal Accounting Officer)
              Andrew C. Petrik

                       *                   Director                               June 12, 1997
----------------------------------------
              Jon W. Bayless

                       *                   Director                               June 12, 1997
----------------------------------------
              Harvey B. Cash

                       *                   Director                               June 12, 1997
----------------------------------------
              Clifford W. Higgerson

                       *                   Director                               June 12, 1997
----------------------------------------
              Billy B. Oliver

                       *                   Director                               June 12, 1997
----------------------------------------
              Michael J. Zak

*By: /s/ G. ERIC GEORGATOS
            ----------------------------
            G. Eric Georgatos
            Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
 NUMBER                                       DESCRIPTION
--------   ---------------------------------------------------------------------------------
 1.1       Form of U.S. Underwriting Agreement
 1.2       Form of International Underwriting Agreement
 1.3*      Letter Agreement between Goldman Sachs & Co. and the Company
 3.1*      Certificate of Amendment to Third Restated Certificate of Incorporation
 3.2*      Third Restated Certificate of Incorporation
 3.3*      Amended and Restated Bylaws
 4.1*      Specimen Stock Certificate
 5.1**     Opinion of Hogan & Hartson L.L.P.
10.1*      Form of Indemnification Agreement for Directors and Officers
10.2*      Amended and Restated 1994 Stock Option Plan
10.3*      Form of Employee Stock Option Agreements
10.4*      1996 Outside Directors Stock Option Plan
10.5*      Forms of 1996 Outside Directors Stock Option Agreement
10.6*      Series C Preferred Stock Purchase Agreement dated December 20, 1995
10.7*      Lease Agreement dated October 5, 1995 between the Company and CS Corridor-32
           Limited Partnership
10.8+*     Purchase Agreement Between Sprint/United Management Company and the Company dated
           December 14, 1995
10.9+*     Basic Purchase Agreement between WorldCom Network Services, Inc. and the Company dated September 19, 1996
10.10*     Settlement Agreement and Mutual Release, between the Company and William K.
           Woodruff & Company, dated August 26, 1996
10.11*     Warrant, dated August 21, 1996, granted by the Company to William K. Woodruff &
           Company
10.13*     Employment Agreement dated April 9, 1994 between the Company and Patrick Nettles
10.14*     Lease Agreement dated November 1, 1996 by and between the Company and Aetna Life
           Insurance Company
10.15*     Revolving Note and Business Loan Agreement dated November 25, 1996 between the
           Company and Mercantile-Safe Deposit & Trust Company
10.16+*    First Addendum to Procurement Agreement between the Registrant and Sprint/United
           Management Company dated December 19, 1996
11.1***    Statement of Computation of Per Share Earnings
21**       Subsidiaries of registrant
23.1**     Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
23.2       Consent of Independent Accountants
24***      Power of Attorney


---------------
  * Incorporated by reference from the Company's Registration Statement on Form S-1 (333-17729).

 ** To be filed by amendment.

*** Previously filed.

  + Confidential treatment has been granted by the Commission with respect to certain portions of these exhibits. The confidential portions have been filed separately with the Securities and Exchange Commission.